    As filed with the Securities and Exchange Commission on May 3, 1999


                                                      Registration No. 333-60645
                                                   Registration No. 333-60645-01
                                                   Registration No. 333-60645-02


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3
                            TO NOTE EXCHANGE OFFER ON
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            GST NETWORK FUNDING, INC.
                                  GST USA, INC.
                          GST TELECOMMUNICATIONS, INC.
           (Exact name of Registrants as specified in their charters)

            DELAWARE                              4813                                         13-4001870
            DELAWARE                  (Primary Standard Industrial                             83-0310464
             CANADA                    Classification Code Number)                           NOT APPLICABLE
  (State or other jurisdiction                                                             (I.R.S. Employer
of incorporation or organization)                                                         Identification No.)


                            GST NETWORK FUNDING, INC.
                                  GST USA, INC.
                          GST TELECOMMUNICATIONS, INC.
                                4001 MAIN STREET
                           VANCOUVER, WASHINGTON 98663
                                 (360) 356-7100



   (Address and telephone number of registrants' principal executive offices)

                               DANIEL L. TRAMPUSH
                            GST NETWORK FUNDING, INC.
                                  GST USA, INC.
                          GST TELECOMMUNICATIONS, INC.
                             CHIEF FINANCIAL OFFICER
                                4001 MAIN STREET
                           VANCOUVER, WASHINGTON 98663
                            TELEPHONE: (360) 356-7100
                            FACSIMILE: (360) 356-7150
   (Name, address and telephone number of agent for service for registrants)


                                    Copy to:


                               J. JEFFREY MAYHOOK
                            GST NETWORK FUNDING, INC.
                                  GST USA, INC.
                          GST TELECOMMUNICATIONS, INC.
                                CORPORATE COUNSEL
                                4001 MAIN STREET

                           VANCOUVER, WASHINGTON 98663
                            TELEPHONE: (360) 356-7100
                            FACSIMILE: (360) 356-7163





         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

__________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




PROSPECTUS (Subject to Completion)
DATED May 3, 1999



                                OFFER TO EXCHANGE
             10-1/2% SENIOR SECURED DISCOUNT EXCHANGE NOTES DUE 2008
                                       FOR
                                 ALL OUTSTANDING
                 10-1/2% SENIOR SECURED DISCOUNT NOTES DUE 2008
                 ($320,996,667 MILLION AGGREGATE ACCRETED VALUE
                        OUTSTANDING AT DECEMBER 31, 1998)

                                       OF

                            GST NETWORK FUNDING, INC.

     WHICH, UNDER CERTAIN CIRCUMSTANCES, MAY BE ASSUMED BY GST USA, INC. AND
                   GUARANTEED BY GST TELECOMMUNICATIONS, INC.


                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                     ON __________ __, 1999, UNLESS EXTENDED


                                 ______________

         SEE "RISK FACTORS" IMMEDIATELY FOLLOWING THE PROSPECTUS SUMMARY FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.
                                 ______________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________


                   THE DATE OF THIS PROSPECTUS IS _____, 1999


                                                        (Continued on next page)

 (Cover page continued)


          GST Network Funding, Inc., a Delaware corporation ("GST Network"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the Letter of Transmittal and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount at maturity of its 10-1/2% Senior Secured Discount Exchange Notes Due 2008 (the "New Notes") for each $1,000 principal amount at maturity of its outstanding 10-1/2% Senior Secured Discount Notes Due 2008 (the "Old Notes"). The offer and sale of the New Notes are being registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement (as defined herein) of which this Prospectus constitutes a part. As of December 31, 1998, $321.0 million Accreted Value of the Old Notes was outstanding. The Old Notes were originally issued at a discount price of $599.99 per Old Note. The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") dated May 4, 1998, by and among GST Network, GST USA, Inc., a Delaware corporation ("GST USA"), GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Bear, Stearns & Co. Inc. ("Bear Stearns"), Credit Suisse First Boston Corporation ("Credit Suisse First Boston") and SBC Warburg Dillon Read Inc. ("Warburg Dillon Read" and together with Morgan Stanley, Bear Stearns and Credit Suisse First Boston, the "Placement Agents") as Placement Agents, pursuant to the terms of the Placement Agreement dated April 29, 1998, by and among GST Network, GST and the Placement Agents. The New Notes and the Old Notes are collectively referred to herein as the "Notes." As used herein, the term "Holder" means a holder of the Notes.


         THE NOTES ARE SENIOR, SECURED OBLIGATIONS OF GST NETWORK, AND WILL BE UNCONDITIONALLY AND IRREVOCABLY ASSUMED BY GST USA AND GUARANTEED BY GST, ON MAY 1, 2003, OR EARLIER IF PERMITTED UNDER THE TERMS OF GST USA'S AND GST'S OUTSTANDING INDEBTEDNESS. Neither GST USA will be liable on, nor will GST guarantee the Notes until they are assumed by GST USA. There is a substantial risk that GST USA may be unable to assume the Notes by May 1, 2003. See "Risk Factors -- Possible Inability of GST USA to Assume, GST to Guarantee and GST Network to Redeem the Notes."


         If and when the Notes are assumed by GST USA, the Notes will be senior, secured indebtedness of GST USA and GST USA's obligations under the Notes will be fully and unconditionally guaranteed on an unsubordinated basis by GST (the "Note Guarantee"). The Note Guarantee will be senior, unsecured indebtedness of GST. At December 31, 1998, GST Network had no outstanding borrowings other than the Notes. GST Network is a wholly-owned, special purpose finance subsidiary of GST USA, and GST USA and GST are each holding companies. GST USA is a wholly-owned subsidiary of GST that owns, directly or indirectly, the capital stock of all but one of GST's operating subsidiaries.



         GST Network will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be __________ __, 1999 [20 BUSINESS DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER], unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any aggregate minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions, which may be waived by GST Network, and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 aggregate principal amount at maturity and integral multiples thereof. GST Network has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."


         Any waiver, extension or termination of the Exchange Offer will be publicly announced by GST Network through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

         The Old Notes were issued in a private placement (the "May Offering") under an indenture dated as of May 4, 1998, by and among GST Network, GST, GST USA and United States Trust Company of New York (in such capacity, the "Trustee") (the "Indenture"). The New Notes will be obligations of GST Network (until such time as they may be assumed by GST USA) and are entitled to the benefits of the Indenture. The Indenture provides that GST Network must use all of the net proceeds of the May Offering (in addition to any cash on hand) to purchase United States government securities (the "Pledged Securities") and must pledge the Pledged Securities to the Trustee for the benefit of the Holders.


         In addition, in consideration for GST Network facilitating the purchase of GST USA's telecommunications equipment with the proceeds of the May Offering, GST USA has agreed to reimburse GST Network for any fees or expenses incurred by GST Network in connection therewith and to pay GST Network a commitment fee. See "Prospectus Summary -- Summary Description of the New Notes -- Security." Such commitment fee shall be paid semiannually, in arrears, on each May 1 and November 1, commencing November 1, 1998, by GST USA issuing to GST Network promissory notes (the "Fee Notes") guaranteed by GST.


         The Notes are secured by a first priority security interest in the Pledged Securities and in the accounts established therefor (the "Pledge Account") and by a first priority security interest in the Fee Notes. Upon written request from GST Network to the Trustee, Pledged Securities will be released from the Pledge Account in order to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation or integration) of telecommunications equipment (the "Acquired Equipment Cost"); provided that the cost of design, development, construction, installation and integration of such telecommunications equipment (the "Acquired Equipment") shall not exceed 50% of the aggregate Acquired Equipment Cost. Immediately upon the acquisition of any Acquired Equipment, GST Network must grant a first priority security interest in such Acquired Equipment to the Trustee for the benefit of the Holders. GST USA will purchase the Acquired Equipment from GST Network for an amount equal to the Acquired Equipment Cost and will issue a senior secured promissory note guaranteed by GST in an amount equal to the Acquired Equipment Cost payable to GST Network (an "Intercompany Note"). Each Intercompany Note will mature on May 1, 2003. GST Network will grant a first priority security interest in all Intercompany Notes to the Trustee for the benefit of the Holders. The Trustee and the Holders will be entitled to foreclose upon the Fee Notes, the Intercompany Notes and the Acquired Equipment upon the occurrence of an Event of Default under the Notes. See "Risk Factors--Insufficiency of Acquired Equipment to Satisfy the Notes upon Liquidation."


         The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the offer and sale of the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and GST Network will have no further obligation to such Holders to provide for the registration under the Securities Act of the offer and sale of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Registration Rights Agreement. See "The Exchange Offer."


         The Notes will mature on May 1, 2008. The Old Notes were and the New Notes are being sold at a substantial discount from their principal amount and there will not be any accrual of interest thereon prior to November 1, 2003. Each Note will have a principal amount at maturity of $1,000 and had an Accreted Value of $641.99 at December 31, 1998. Interest on the Notes will be paid in cash at a rate of 10-1/2% per annum on each May 1 and November 1, commencing November 1, 2003.



         The Notes will be redeemable at the option of GST USA, in whole or in part, at any time or from time to time, on or after May 1, 2003, initially at 105.250% of their principal amount at maturity, plus accrued and unpaid interest, declining ratably to 100% of their principal amount at maturity, plus accrued and unpaid interest on or after May 1, 2006. If on May 1, 2003, GST USA is prohibited by its outstanding indebtedness from assuming all of the

Notes, GST Network will redeem, upon not less than 10 nor more than 30 days' notice, the portion of the Notes that cannot be assumed, at 105.250% of their principal amount at maturity plus accrued and unpaid interest to the date of redemption. In addition, upon a Change of Control (as defined in the Indenture, and set forth below under "Description of the Old Notes"), GST Network or GST USA, as the case may be, will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount plus accrued interest. See "Description the New Notes -- Mandatory Redemption," " -- Optional Redemption," and " -- Repurchase of Notes Upon Change of Control."



         Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991) and Shearman & Sterling (available July 2, 1993), GST Network believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from GST Network to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) (an "Affiliate") of GST Network, GST USA or GST, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes who tender in the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely upon the position of the staff of the Commission enunciated in the above-referenced no-action letters, and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Holders of Old Notes wishing to participate in the Exchange Offer must represent to GST Network in the Letter of Transmittal that such conditions have been met.



         Each broker-dealer (other than an Affiliate of GST Network, GST USA or
GST) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. GST Network has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an Affiliate of GST Network, GST or GST USA may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


         The New Notes constitute a new issue of securities with no established trading market. GST Network does not intend to list the New Notes on any United States securities exchange or to seek approval for quotation through any automated quotation system. GST Network has been advised by the Placement Agents that, following completion of the Exchange Offer, they currently intend to make a market in the New Notes; however, the Placement Agents are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time. The Placement Agents may act as principal or agent in such transactions. There can be no assurance that an active trading market for the New Notes will develop. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected.


         This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of Old Notes as of _____________ __, 1999.


         GST Network will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by GST Network, GST USA, GST or United States Trust Company of New York, as exchange agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the New Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                              PAGE NUMBERS
------------                                                              ------------
1995 Notes.............................................................       55
1995 Indentures........................................................       24
1996 Three Month Period................................................       50
1997 Pledged Securities................................................      106
1997 Three Month Period................................................       50
1997 Initial Note......................................................      106
ACC....................................................................       69
Accrual Notes Indenture................................................       24
Accrual Notes..........................................................
Acquired Equipment.....................................................        3
Acquired Equipment Cost................................................3, 19, 74
Act....................................................................      112
Action Telecom.........................................................       57
Additional Amounts.....................................................       98
Affiliate..............................................................        4
AFR....................................................................      110
AHYDOs.................................................................     110
AT&T...................................................................       27
ATM....................................................................       64
Bankruptcy Code........................................................       33
Banking Organization...................................................      101
Bear Stearns...........................................................        2
Bestel Project.........................................................       68
Bestel.................................................................       68
Brooks.................................................................       29
Call America-Phoenix...................................................       64
Canada Act.............................................................       23
CAP....................................................................       63
Cautionary Statements..................................................       37
CBCA...................................................................      116
CCN....................................................................       70
Certificate of Foreign Status..........................................      110
Certificated Notes.....................................................      100
Clearing Corporation...................................................      101
Clearing Agency........................................................      101
CLEC...................................................................       66
Code...................................................................       23
Collateral.............................................................       33
Commission.............................................................       76
Communications Act.....................................................       31
Company................................................................       13
Control................................................................       79
Convertible Notes......................................................       80
CPCN...................................................................       68
Credit Suisse First Boston.............................................        2

Credit Agreement..........................................................   103
Development Company.......................................................   102
DTC.......................................................................    21
EDGAR.....................................................................    11
Eighth Circuit............................................................    67
Eligible Institution......................................................    41
Excess Proceeds...........................................................    93
Exchange Agent............................................................    18
Exchange Act..............................................................    11
Exchange Offer............................................................ 2, 75
Excluded Holder...........................................................    98
Expiration Date...........................................................
FCC.......................................................................13, 66
Fee Notes.................................................................     3
Final Interest Accrual Date...............................................   106
Final Accumulated Interest Amount.........................................   107
Fiscal....................................................................    13
Fiscal 1994...............................................................    13
Fiscal 1996...............................................................    13
Fiscal 1997...............................................................    13
Fiscal Year...............................................................    13
Fiscal 1995...............................................................    13
Fiscal 1999...............................................................    13
Fiscal 2000...............................................................    13
Fiscal 1998...............................................................    13
Four Quarter Period.......................................................    81
Global Notes..............................................................   100
Global....................................................................68, 70
GST.......................................................................     2
GST Call America..........................................................    48
GST EquipCo...............................................................   104
GST Funding...............................................................    51
GST Net (AZ)..............................................................    69
GST Network...............................................................     2
GST SwitchCo..............................................................   104
GST Telecom...............................................................    63
GST Tucson................................................................    69
GST USA...................................................................     2
GTE Companies.............................................................    65
Guaranteed Indebtedness...................................................    90
Holder....................................................................     2

ICON......................................................................    52
ICP.......................................................................    13
ILECs.....................................................................    13
Indenture.................................................................    24
Indenture................................................................. 3, 24
Indirect Participants.....................................................   101
Intercompany Note.........................................................     3
Interconnection Decision..................................................    66
International Asset.......................................................    93
International Business....................................................    93
Investments...............................................................    82
IP........................................................................    13
ISDN......................................................................    63
ISPs......................................................................    31
Issuer....................................................................    13
IT........................................................................    62
Magnacom..................................................................    68
Magnacom FCC Licenses.....................................................    69
Mandatory Redemption Date.................................................   108
Mandatory Redemption Price................................................   108
May Offering..............................................................     3
MCI.......................................................................    29
MCIWorldCom...............................................................    29
Mextel....................................................................    71
MFS.......................................................................    29
Morgan Stanley............................................................     2
NACT......................................................................    23
NACT Sale.................................................................    23
New Notes.................................................................     2
Non-Global Purchaser......................................................   100
Non-U.S. Holder...........................................................   109
Nortel Purchase Agreement.................................................   104
Note Guarantee............................................................    75
Notes.....................................................................     2
NTFC Loan Agreement.......................................................    24
OID.......................................................................   109
Old Notes.................................................................     2
Participants..............................................................   100
Payment Date..............................................................    82
Permanent Regulation S Global Note........................................    99
Phoenix Fiber.............................................................    50
Placement Agents..........................................................     2
Pledge Account............................................................     3
Pledged Securities........................................................     3
PNI.......................................................................    31
POP.......................................................................    63
price cap LECs............................................................    31
Project Loan..............................................................   102
Protected Property........................................................    92
RBOCs.....................................................................    65
Redeemable Preferred Shares...............................................    50

Reference Period...........................................................   81
Registration Rights Agreement..............................................    2
Registration Statement.....................................................   11
Registration...............................................................   94
Regulation S Global Note...................................................   99
Restricted Development Company.............................................   90
Restricted Global Note.....................................................   99
SBC........................................................................   30
Secured Notes Guarantee....................................................  106
Secured Notes Offering.....................................................   51
Secured Notes Indenture....................................................   24
Secured Notes..............................................................   54
Securities Act.............................................................    2
Semi-Annual Accrual Date...................................................   76
Senior Notes...............................................................   97
Service....................................................................   37
SFAS.......................................................................   61
Shelf Registration Statement...............................................   76
Siemens Sales Agreement....................................................  104
Siemens Loan Agreement.....................................................   24
Siemens....................................................................   24
SOP 98-5...................................................................   61
Sprint.....................................................................   29
Subsidiary Guarantee.......................................................   90
Taxes......................................................................   98
Telecommunications Act.....................................................   26
Temporary Regulation S Global Note.........................................   99
Tomen Stock Purchase Agreement.............................................  102
Tomen Facility.............................................................   72
Tomen......................................................................   72
Tomen Master Agreement.....................................................  102
TotalNet...................................................................   48
Transaction Date...........................................................   86
Transferor.................................................................   42
Treasury Regulations.......................................................  108
Trust Indenture Act........................................................   73
Trustee....................................................................    3
US WEST....................................................................   30
U.S. Holder................................................................  109
VITA.......................................................................   13
Warburg Dillon Read........................................................    2
Whole Earth................................................................   60
WorldCom...................................................................   29
WTO........................................................................   30

                                TABLE OF CONTENTS


                                                    Page                                                          Page
                                                    ----                                                          ----
INDEX OF DEFINED TERMS...........................    6      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....    72
AVAILABLE INFORMATION............................   11
                                                            DESCRIPTION OF THE NEW NOTES.......................    73
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..   11
                                                            DESCRIPTION OF INDEBTEDNESS AND
PROSPECTUS SUMMARY...............................   13      REDEEMABLE PREFERRED SHARES........................   102

RISK FACTORS.....................................   23      CERTAIN UNITED STATES FEDERAL
                                                            INCOME TAX CONSIDERATIONS..........................   108

THE EXCHANGE OFFER...............................   39      CERTAIN CANADIAN TAX
                                                            CONSIDERATIONS.....................................   112
USE OF PROCEEDS..................................   45

SELECTED FINANCIAL DATA..........................   46      PLAN OF DISTRIBUTION...............................   114

MANAGEMENT'S DISCUSSION AND ANALYSIS OF..........           LEGAL MATTERS......................................   115
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS.......................................   51      EXPERTS............................................   115

BUSINESS.........................................   63      INDEX TO FINANCIAL STATEMENTS......................   F-1

                              AVAILABLE INFORMATION

         GST Network, GST USA and GST have filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered in the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to GST Network, GST USA, GST and the New Notes offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549. In addition, registration statements and other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

         GST and GST USA are, and upon effectiveness of this Registration Statement GST Network will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file or will file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Indenture requires GST Network, or GST USA if and when the Notes are assumed, and GST to file with the Commission the annual, quarterly and other reports required by Sections 13(a) and 15(d) of the Exchange Act, regardless of whether such Sections are applicable to GST Network, GST USA or GST. GST Network or GST USA, as the case may be, and GST will supply without cost to each Holder of Notes, and file with the Trustee under the Indenture, copies of the audited financial statements, quarterly reports and other reports that GST Network or GST USA, as the case may be, and GST are required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



         GST's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Transition Report on Form 10-K for the period ended December 31, 1997, Annual Report on Form 10-K for the fiscal year ended September 30, 1997, Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1998, June 30, 1998 and March 31, 1998, and the Current Reports on Form 8-K dated July 9, 1998, June 15, 1998, May 4, 1998, February 27, 1998 and January 6, 1998 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.



         GST USA's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Transition Report on Form 10-K for the period ended December 31, 1997, Transition Report on Form 10-K/A for the period ended December 31, 1997, Annual Report on Form 10-K for the fiscal year ended September 30, 1997, Quarterly Reports on Form 10-Q for quarterly periods ended September 30, 1998, June 30, 1998 and March 31, 1998, and the Current

Reports on Form 8-K dated July 9, 1998, May 4, 1998 and February 27, 1998 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.


         All subsequent reports filed by the Company on Forms 10-K, 10-Q, 8-K or otherwise, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.




         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by GST Network, GST USA or GST. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL GST NETWORK ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


         GST and GST USA hereby undertake to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to GST Telecommunications, Inc. at 4001 Main Street, Vancouver, Washington 98663, Attention: Chief Financial Officer. Oral requests should be directed to such individual (telephone number (360) 356-7100). In order to ensure timely delivery of the documents, any request should be made on or before ____________, 1999 [five business days prior to the date on which the final investment decision must be made].

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" means the consolidated business operations of GST and its subsidiaries, including GST USA and GST Network; the terms "fiscal" and "fiscal year" refer to the Company's fiscal years, including the thirteen months ended September 30, 1994 ("Fiscal 1994"), the fiscal year ended September 30, 1995 ("Fiscal 1995"), the fiscal year ended September 30, 1996 ("Fiscal 1996"), the fiscal year ended September 30, 1997 ("Fiscal 1997"), the fiscal year ending December 31, 1998 ("Fiscal 1998"), the fiscal year ending December 31, 1999 ("Fiscal 1999") and the fiscal year ending December 31, 2000 ("Fiscal 2000"); "1997 Three Month Period" refers to the three months ended December 31, 1997 and "1996 Three Month Period" refers to the three months ended December 31, 1996; and, unless otherwise indicated, all dollar amounts are in U.S. dollars. All financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Industry figures were obtained from reports published by the Federal Communications Commission (the "FCC"), the U.S. Department of Commerce and other industry sources, all of which the Company has not independently verified. As used in this Prospectus, the term "Issuer" means GST Network until such time as GST USA may become the obligor on the Notes, after which the term "Issuer" means GST USA. Certain information contained in this summary and elsewhere in this Prospectus, including information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with regard to the Company's plans and strategy for its business and related financing, are forward-looking statements. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the forward-looking statements.


                                  RISK FACTORS


         See "Risk Factors" immediately following this Prospectus Summary for a discussion of certain factors relating to an investment in the Notes, including risks relating to the Company's historical and anticipated operating losses and negative Adjusted EBITDA; risks relating to the Company's development and expansion and possible inability to manage growth; risks relating to the Company's significant capital requirements and substantial indebtedness and possible inability of the Company to service its debt, including the Notes; risks relating to the possible inability of GST USA to assume, GST to guarantee and GST Network to redeem the Notes and the insufficiency of Acquired Equipment to satisfy the Notes upon liquidation.


                                   THE COMPANY


         The Company, through its subsidiaries, provides a broad range of integrated telecommunications products and services, primarily to business customers located in California, Hawaii and other western continental states. As a facilities-based integrated communications provider ("ICP"), the Company operates state-of-the-art, digital telecommunications networks that represent an alternative to incumbent local exchange carriers ("ILECs"). The Company's full line of products, which offer a "one-stop" customer-focused solution to the telecommunications services requirements of its customers, include local dial tone, long distance, Internet, data transmission and private line services. With the turn-up of its Virtual Integrated Transport and Access ("VITA") network in Fiscal 1998, the Company became one of the first ICPs to develop and deploy a converged network. At the end of Fiscal 1998, the VITA network was operational in 13 of the Company's markets, positioning the Company for deployment of advanced Internet Protocol ("IP") services in those markets.





RECENT DEVELOPMENTS





         GST, GST Network, GST USA, and GST Funding are parties to certain indentures and have issued or guaranteed notes governed by those indentures. In November 1998, the Company notified United States Trust Company of New York, as trustee under the indentures, that certain actions by the Company and its subsidiaries may not have been in compliance with the technical requirements of certain restrictive covenants contained in the indentures. In particular, the Company disclosed that a series of transactions involving Global may have resulted in technical non-compliances with the indentures. See "Business--Global Light Telecommunications."

The Company is currently conducting a review of the relevant transactions and intends to vigorously pursue any necessary action to cure the potential non-compliances. The Company has initiated litigation against Global and others in an effort to cure any technical covenant violations that may have resulted from the transactions involving Global. See "Legal Proceedings."



         In February 1999, the trustee informed the note holders of the potential violations. Pursuant to the definitions contained within the indentures of each of the notes described above, no default has been declared and no event of default has occurred. The Company has not classified the related debt obligations as current in its consolidated financial statements because management believes it is probable that, in the event that the holders declared a default, the Company would be able to take corrective actions to cure any objectively determinable violations within the prescribed grace period.




         While the Company believes that any non-compliances can be cured, the Company cannot offer any assurance that the litigation will be successful or that any other potential cures will be effected in a timely manner or be sufficient. In the event that the Company has violated its indentures and does not cure the violations, the holders of the notes issued under the indentures could demand repayment of the notes, discontinue disbursements of cash proceeds of the most recent notes and assert other remedies against the Company. If any of these events occurred, the Company would not have sufficient liquid assets to repay the notes.



         For the quarter ended March 31, 1999, the Company reported revenues of $55.7 million, with a net loss of $53.2 million. Total operating expenses for the quarter ended March 31, 1999 were $84.3 million.



FINANCING PLAN


         The Company plans capital expenditures of approximately $250.0 million and $150.0 million for Fiscal 1999 and Fiscal 2000, respectively. The majority of these expenditures will be made to continue to fund the expansion of the Company's infrastructure, including the development and construction of additional networks and longhaul fiber optic facilities and the purchase and installation of switches and related equipment. The Company believes that the cash on hand, including the proceeds from the May Offering (which may be used solely for the purchase and installation of Acquired Equipment) will provide the Company with sufficient funds to expand its business as presently planned and to fund its operating expenses through the end of Fiscal 1999. Divestitures and other management actions may prolong capital availability in the fiscal year 2000 and beyond. Thereafter, the Company expects to require additional financing. The extent of additional financing required will depend upon the rate of the Company's expansion and the success of its business. There can be no assurance that additional financing will be available to the Company, or if available that it can be obtained on acceptable terms or within the limitations contained in the Company's financing agreements. See "Risk Factors--Significant Capital Requirements," "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

CORPORATE ORGANIZATION


                             [ORGANIZATIONAL CHART]

(1)      The Company owns 100% of the stock of each company. GST
         Telecommunications, Inc. is the issuer of the Convertible Notes. See "Description of Certain Indebtedness and Redeemable Preferred Shares - Senior Notes and Convertible Notes."


(2) GST USA is a holding company that owns, directly or indirectly, the stock of all but one of the Company's operating subsidiaries. GST USA is the issuer of the Senior Notes. See "Description of Certain Indebtedness and Redeemable Preferred Shares - Senior Notes and Convertible Notes."



(3) GST Net and its subsidiaries, together with GST Action Telecom and certain subsidiaries of GST Telecom, conduct the Company's long distance operations.


(4) GST SwitchCo is the owner of certain telecommunications equipment. It has incurred the indebtedness outstanding under the Siemens Loan Agreement. See "Description of Certain Indebtedness and Redeemable Preferred Shares - Equipment Financing."


(5) GST EquipCo is the owner of certain telecommunications equipment. It has incurred the indebtedness outstanding under the NTFC Loan Agreement. See "Description of Certain Indebtedness and Redeemable Preferred Shares - Equipment Financing."



(6) GST Equipment Funding is the issuer of the Secured Notes. See "Description of Certain Indebtedness and Redeemable Preferred Shares - Secured Notes."


(7)      GST Funding is the issuer of the Notes. See "Description of The New
         Notes."


(8) GST Telecom and its subsidiaries conduct the Company's ICP operations. Certain of GST Telecom's subsidiaries have incurred indebtedness under the Tomen Facility. See "Description of Certain Indebtedness and Redeemable Preferred Shares - Tomen Facility."

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


The Exchange Offer...................  Pursuant to the Exchange Offer, New
                                       Notes will be issued in exchange for
                                       outstanding Old Notes validly tendered
                                       and not withdrawn. The Accreted Value
                                       of the New Notes will be equal to that
                                       of the Old Notes and New Notes will be
                                       issued in denominations of $1,000 in
                                       principal amount at maturity and any
                                       integral multiple of $1,000 in excess
                                       thereof. GST Network will issue New
                                       Notes to tendering Holders of Old Notes
                                       as promptly as practicable after the
                                       Expiration Date.


Resale   ............................  Based upon an interpretation by the staff of the Commission set forth in Exxon
                                       Capital Holdings Corporation (available
                                       May 13, 1988), Morgan Stanley & Co.
                                       Incorporated (available June 5, 1991)
                                       and Shearman & Sterling (available July
                                       2, 1993) and other no-action letters
                                       issued to third parties, GST Network
                                       believes that the New Notes issued
                                       pursuant to the Exchange Offer in
                                       exchange for Old Notes may be offered
                                       for resale, resold and otherwise
                                       transferred by any Holder thereof
                                       (other than broker-dealers, as set
                                       forth below, and any such Holder that
                                       is an Affiliate of GST Network, GST USA
                                       or GST) without compliance with the
                                       registration and prospectus delivery
                                       provisions of the Securities Act,
                                       provided that such New Notes are
                                       acquired in the ordinary course of such
                                       Holder's business and that such Holder
                                       has no arrangement or understanding
                                       with any person to participate in the
                                       distribution of such New Notes. Each
                                       broker-dealer (other than an affiliate
                                       of GST Network, GST USA or GST) that
                                       receives New Notes for its own account
                                       in exchange for Old Notes that were
                                       acquired as a result of market-making
                                       or other trading activity must
                                       acknowledge that it will deliver a
                                       prospectus in connection with any
                                       resale of such New Notes. The Letter of
                                       Transmittal states that by so
                                       acknowledging and delivering a
                                       prospectus, such broker-dealer will not
                                       be deemed to admit that it is an
                                       "underwriter" within the meaning of the
                                       Securities Act. This Prospectus, as it
                                       may be amended or supplemented from
                                       time to time, may be used by such
                                       broker-dealer in connection with
                                       resales of New Notes received in
                                       exchange for Old Notes where such New
                                       Notes were acquired by such
                                       broker-dealer as a result of
                                       market-making activities or other
                                       trading activities. GST Network has
                                       agreed that, for a period of 180 days
                                       after the Expiration Date, it will make
                                       this Prospectus available to any such
                                       broker-dealer for use in connection
                                       with any such resale. See "Plan of
                                       Distribution." Any Holder who tenders
                                       in the Exchange Offer with the
                                       intention to participate, or for the
                                       purpose of participating, in a
                                       distribution of the New Notes or who is
                                       an affiliate of GST Network, GST USA or
                                       GST may not rely on the position of the
                                       staff of the Commission enunciated in
                                       the no-action letters referenced above
                                       and, in the absence of an exemption
                                       therefrom, must comply with the
                                       registration and prospectus delivery
                                       requirements of the Securities Act in
                                       connection with a secondary resale
                                       transaction. Failure to comply with
                                       such requirements in such instance may
                                       result in such Holder incurring
                                       liabilities under the Securities Act
                                       for which the

                                       Holder is not indemnified
                                       by GST Network, GST USA or GST.



                                       The Exchange Offer is not being made
                                       to, nor will GST Network accept
                                       surrenders for exchange from, Holders
                                       of Old Notes in any jurisdiction in
                                       which this Exchange Offer or the
                                       acceptance thereof would not be in
                                       compliance with the securities or blue
                                       sky laws of such jurisdiction.

Expiration Date......................  5:00 p.m., New York City time, on _______
                                       __, 1998 [20 BUSINESS DAYS AFTER
                                       COMMENCEMENT OF THE EXCHANGE OFFER],
                                       unless the Exchange Offer is extended,
                                       in which case the term "Expiration
                                       Date" means the latest date and time to
                                       which the Exchange Offer is extended.
                                       Any extension, if made, will be
                                       publicly announced through a release to
                                       the Dow Jones News Service and as
                                       otherwise required by applicable law or
                                       regulations.


Conditions to the
  Exchange Offer.....................  The Exchange Offer is subject to certain conditions, which may be waived by GST
                                       Network. See "The Exchange Offer --
                                       Conditions to the Exchange Offer." The
                                       Exchange Offer is not conditioned upon
                                       any minimum principal amount at
                                       maturity of Old Notes being tendered.


Procedures for Tendering Old Notes...  Each Holder of Old Notes wishing to accept the Exchange Offer must
                                       complete, sign and date the Letter of
                                       Transmittal, or a facsimile thereof, in
                                       accordance with the instructions
                                       contained herein and therein, and mail
                                       or otherwise deliver the Letter of
                                       Transmittal, or a facsimile thereof,
                                       together with the Old Notes to be
                                       exchanged and any other required
                                       documentation to United States Trust
                                       Company of New York, as Exchange Agent,
                                       at the address set forth herein and
                                       therein. By executing a Letter of
                                       Transmittal, each Holder will represent
                                       to GST Network, GST USA and GST that,
                                       among other things, the New Notes
                                       acquired pursuant to the Exchange Offer
                                       are being obtained in the ordinary
                                       course of business of the person
                                       receiving such New Notes, whether or
                                       not such person is the Holder, that
                                       neither the Holder nor any such other
                                       person has any arrangement or
                                       understanding with any person to
                                       participate in the distribution of such
                                       New Notes and that neither the Holder
                                       nor any such other person is an
                                       Affiliate, of GST Network, GST USA or
                                       GST.



Special Procedures for
  Beneficial Owners..................  Any beneficial owner whose Old Notes are registered in the name of a broker,
                                       dealer, commercial bank, trust company
                                       or other nominee and who wishes to
                                       tender in the Exchange Offer should
                                       contact such registered Holder promptly
                                       and instruct such registered Holder to
                                       tender on such beneficial owner's
                                       behalf. If such beneficial owner wishes
                                       to tender on his own behalf, such
                                       beneficial owner must, prior to
                                       completing and executing the Letter of
                                       Transmittal and delivering his Old
                                       Notes, either make appropriate
                                       arrangements to register ownership of
                                       the Old Notes in such owner's name or
                                       obtain a
                                       properly completed bond power
                                       from the registered Holder. The
                                       transfer of registered ownership may
                                       take considerable time and may not be
                                       able to be completed prior to the
                                       Expiration Date.



Guaranteed Delivery Procedures.......  Holders of Old Notes who wish to tender such Old Notes and whose Old Notes are
                                       not immediately available or who cannot
                                       deliver their Old Notes and a properly
                                       completed Letter of Transmittal or any
                                       other documents required by the Letter
                                       of Transmittal to the Exchange Agent
                                       prior to the Expiration Date may tender
                                       their Old Notes according to the
                                       guaranteed delivery procedures set
                                       forth in "The Exchange Offer --
                                       Procedures for Tendering."



Acceptance of Old Notes and
  Delivery of New Notes..............  Subject to certain conditions (as described more fully in "The Exchange
                                       Offer -- Conditions to the Exchange
                                       Offer"), GST Network will accept for
                                       exchange any and all Old Notes that are
                                       properly tendered in the Exchange Offer
                                       and not withdrawn, prior to 5:00 p.m.,
                                       New York City time, on the Expiration
                                       Date. The New Notes issued pursuant to
                                       the Exchange Offer will be delivered as
                                       promptly as practicable following the
                                       Expiration Date.



Withdrawal Rights.................... Subject to the conditions set forth herein, tenders of Old Notes may be
                                      withdrawn at any time prior to 5:00
                                      p.m., New York City time, on the
                                      Expiration Date. See "The Exchange
                                      Offer -- Withdrawal of Tenders."



Certain United States Federal
  Income Tax Considerations..........  The exchange pursuant to the Exchange
                                       Offer should not constitute a taxable
                                       exchange for United States federal
                                       income tax purposes. Each New Note
                                       should be treated as having the same
                                       adjusted issue price, adjusted basis
                                       and holding period as the Old Note
                                       exchanged therefor. . See "Certain
                                       United States Federal Income Tax
                                       Considerations."



Exchange Agent.......................  United States Trust Company of New
                                       York, the Trustee under the Indenture,
                                       is serving as exchange agent (the
                                       "Exchange Agent") in connection with
                                       the Exchange Offer. For information
                                       with respect to the Exchange Offer, the
                                       telephone number for the Exchange Agent
                                       is (800) 548-6565 and the facsimile
                                       number for the Exchange Agent is (212)
                                       780-0592.



See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES


         The Exchange Offer applies to $321.0 million aggregate Accreted Value of Old Notes as of December 31, 1998. The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. Upon consummation of the Exchange Offer, none of the Notes will be entitled to registration rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. See "Description of the New Notes."


Issuer   ..........................  GST Network. The Notes will be unconditionally and irrevocably assumed
                                     by GST USA and guaranteed by GST, on May
                                     1, 2003, or earlier if permitted under
                                     the terms of GST USA's and GST's
                                     outstanding indebtedness. See "Risk
                                     Factors--Possible Inability of GST USA to
                                     Assume, GST to Guarantee and GST Network to Redeem the Notes" and "Description of the New Notes--Structure and Security."




Securities Offered.................  $321.0 million aggregate Accreted Value of 10 1/2% Senior Secured Discount
                                     Exchange Notes due 2008 as of December
                                     31, 1998.


Maturity ..........................  May 1, 2008.


Yield and Interest.................  The Old Notes were sold at a substantial discount from their principal amount at
                                     maturity, and there will not be any
                                     payment of interest on the Notes prior to November 1, 2003. For a discussion of the federal income tax treatment of the Notes under the original issue discount rules, see "Certain United States Federal Income Tax Considerations." The Notes will fully accrete to face value on May 1, 2003. From and after May 1, 2003, the Notes will bear interest, which will be payable in cash, at a rate of 10 1/2% per annum on each May 1 and November 1, commencing November 1, 2003.




Security ..........................  The New Notes will be identical in all material respects to the forms and terms of the corresponding Old Notes. The Indenture provides that as of the Closing Date, GST Network must use all of the net proceeds of the May Offering to purchase Pledged Securities and pledge the Pledged Securities to the Trustee for the benefit of the Holders.




                                     In addition, in consideration for GST
                                     Network facilitating the purchase of GST
                                     USA's telecommunications equipment, GST
                                     USA has agreed to reimburse GST Network
                                     for any fees or expenses incurred by GST
                                     Network in connection therewith and to
                                     pay GST Network a commitment fee. Such
                                     commitment fee shall be in an amount
                                     equal to 4.5% per annum of the amount by which the aggregate principal amount at maturity of the Notes exceeds the aggregate principal amount of all Intercompany Notes then held as security for the Notes. Such commitment fee shall be paid semiannually, in arrears, on each May 1 and November 1, commencing November 1, 1998, by GST USA issuing to GST Network Fee Notes guaranteed by GST. The Notes will be secured by a first priority security interest in the Pledged Securities, the Pledge Account and the Fee Notes.



                                     GST Network has used the net proceeds of the May Offering to purchase Pledged Securities which, upon written request from GST Network to the Trustee, will be released from the Pledge Account in order to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation or integration) of Acquired Equipment (the "Acquired

                                     Equipment Cost"); provided that the cost of design, development, construction, installation and integration of the Acquired Equipment shall not exceed 50% of the aggregate Acquired Equipment Cost. Immediately upon the acquisition of any Acquired Equipment, GST Network must grant a first priority security interest in such Acquired Equipment to the Trustee for the benefit of the Holders. GST USA will purchase the Acquired Equipment from GST Network for an amount equal to the Acquired Equipment Cost and will issue an Intercompany Note guaranteed by GST in an amount equal to the Acquired Equipment Cost payable to GST Network. Each Intercompany Note will mature on May 1, 2003. GST Network will grant a first priority security interest in all Intercompany Notes to the Trustee for the benefit of the Holders. The Trustee and the Holders will be entitled to foreclose upon the Fee Notes, the Intercompany Notes and the Acquired Equipment upon the occurrence of an Event of Default under the Notes. See "Risk Factors--Insufficiency of Acquired Equipment to Satisfy the Notes upon Liquidation."


Optional Redemption................  The Notes are redeemable at the option of
                                     GST USA, in whole or in part, at any time or from time to time, on or after May 1, 2003, initially at 105.250% of their principal amount at maturity, plus accrued and unpaid interest, declining ratably to 100% of their principal amount at maturity, plus accrued and unpaid interest on or after May 1, 2006. See "Description of the Notes--Optional Redemption."



Mandatory Redemption...............  If on May 1, 2003 GST USA is prohibited by the terms of any indebtedness
                                     outstanding on the Closing Date from
                                     assuming all of the Notes, GST Network
                                     will redeem, upon not less than 10 nor
                                     more than 30 days' notice, the portion of the Notes that cannot be assumed, at 105.250% of their principal amount at maturity plus accrued and unpaid interest to the date of redemption. There can be no assurance that GST Network will have sufficient funds to make such redemption. See "Risk Factors--Possible Inability of GST USA to Assume, GST to Guarantee and GST Network to Redeem the Notes."


Additional Amounts.................  Any payments in respect of the Fee Notes, the Intercompany Notes, or after May 1,
                                     2003, the Notes, made by GST will be made without withholding or deduction for Canadian taxes except as required by law or the interpretation or administration thereof, in which case GST will pay such additional amounts as may be necessary so that the net amount received by GST Network or the Holders , as the case may be, after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of the New Notes--Additional Amounts."


Redemption for
  Changes in Canadian
  Withholding Taxes................  After GST USA has become the obligor on the Notes, in the event that, as a result of certain changes affecting Canadian withholding taxes, GST becomes obligated to pay additional amounts in accordance with the Indenture, the Notes will be redeemable, as a whole but not in part, at the option of GST at any time at 100% of their principal amount plus accrued interest. See "Description of the New Notes--Optional Redemption."



Change of Control..................  Upon a Change of Control (as defined in the Indenture), GST Network or GST USA,
                                     as the case may be, will be required to
                                     make an offer to purchase the Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase plus accrued interest. There can be no assurance that GST Network or GST USA will have sufficient funds available at the time of any Change of

                                     Control to make any required debt payment
                                     (including repurchases of the Notes). See
                                     "Description of the New Notes--Repurchase of Notes upon a Change of Control."


Ranking ...........................  The Notes are secured, senior indebtedness of GST Network and, once
                                     assumed by GST USA, will be secured,
                                     senior indebtedness of GST USA. The Note
                                     Guarantee will be senior unsecured
                                     indebtedness of GST. As of December 31,
                                     1998, GST had $1,131.8 million of
                                     indebtedness outstanding, GST USA had
                                     $956.6 million of indebtedness
                                     outstanding and GST Network had no
                                     indebtedness other than the Notes. After
                                     GST USA assumes the Notes, the Notes and the Note Guarantee will be effectively subordinated to all liabilities of GST USA's subsidiaries, including trade payables. As of December 31, 1998, the subsidiaries of GST USA other than GST Network had approximately $419.7 million of liabilities (excluding intercompany payables), including $387.2 million of indebtedness. See "Risk
                                     Factors--Substantial Indebtedness,"
                                     "--Possible Inability to Service Debt;
                                     Refinancing Risks," "--Structure of GST
                                     Network, GST USA and GST; Secured
                                     Indebtedness; Ranking of Notes" and
                                     "Description of Certain Indebtedness and
                                     Redeemable Preferred Shares."


Certain Covenants..................  The Indenture contains certain covenants which, among other things, prohibit GST
                                     Network from incurring any indebtedness
                                     other than the Notes and from creating
                                     any liens other than liens for the
                                     benefit of the Holders. In addition, the Indenture restricts the ability of GST and its Restricted Subsidiaries (including GST USA) to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or make certain other restricted payments; sell assets; create restrictions on the ability of Restricted Subsidiaries to make certain payments; issue or sell capital stock of Restricted Subsidiaries; enter into transactions with shareholders or affiliates; and consolidate, merge or sell all or substantially all of their assets. See "Description of the New
                                     Notes--Covenants."



Conditional Guarantee..............  If and when the Notes are assumed by GST
                                     USA, GST USA's obligations under the
                                     Notes will be fully and unconditionally
                                     guaranteed on an unsubordinated basis by GST. However, the Note Guarantee shall not be enforceable against GST in an amount in excess of the net worth of GST at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Note Guarantee. Such net worth shall include any claim of GST against GST USA for reimbursement and any claim against any other guarantor for contribution.


Exchange Rights....................  Holders of New Notes will not be entitled to any exchange or registration rights
                                     with respect to the New Notes. Holders of Old Notes are entitled to certain exchange rights pursuant to the Registration Rights Agreement. Under the Registration Rights Agreement, the Company is required to offer to exchange the Old Notes for the New Notes having substantially identical terms which have been registered under the Securities Act. This Exchange Offer is intended to satisfy such obligation. Once the Exchange Offer is consummated, the Company will have no further obligations to register or exchange any Old Notes not tendered by the Holders thereof for exchange. See "Risk Factors -
                                     Consequences of the Exchange Offer to
                                     Non-Tendering Holders of the Old Notes."


Settlement at DTC..................  Transfers of Notes between participants in The Depository Trust Company ("DTC")
                                     will be effected in the ordinary way in
                                     accordance with DTC rules and will be
                                     settled in next-day funds.

Book-Entry;

Delivery and Form..................  Notes sold in reliance on Rule 144A will be represented by one or more permanent
                                     global Notes in definitive, fully
                                     registered form, deposited with the
                                     Trustee as custodian for, and registered in the name of a nominee of, DTC. Notes sold in offshore transactions in reliance on Regulation S initially will be represented by one or more temporary global Notes in definitive, fully registered form, deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. The temporary global Notes will be exchangeable for permanent global Notes 40 days after the Closing Date upon certification that the beneficial interests in such global Notes are owned by non-U.S. persons. Institutional Accredited Investors that are not Qualified Institutional Buyers will receive certificates for the Notes owned by them, which cannot then be traded through the facilities of DTC, except in connection with a transfer to a Qualified Institutional Buyer or a transfer pursuant to Regulation S. See
                                     "Description of the New
                                     Notes--Book-Entry; Delivery and Form."

                                  RISK FACTORS

         An investment in the Notes offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus, should be considered when evaluating an investment in the Notes.


HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE ADJUSTED EBITDA



         The Company has incurred and expects to continue to incur operating losses and negative Adjusted EBITDA while it expands its business and builds its customer base. The Company has incurred significant increases in expenses associated with these activities and there can be no assurance that an adequate customer base with respect to any or all of its services will be achieved or sustained. The Company had a net loss of approximately $154.7 million, an operating loss of approximately $135.2 million and negative Adjusted EBITDA of $60.5 million for Fiscal 1998, a net loss of approximately $39.6 million, an operating loss of approximately $21.9 million and negative Adjusted EBITDA of $12.0 million for the 1997 Three Month Period and a net loss of approximately $113.3 million, an operating loss of approximately $86.5 million and negative Adjusted EBITDA of $51.9 million for Fiscal 1997. There can be no assurance that the Company will achieve or sustain profitability or generate positive Adjusted EBITDA. In February 1998, the Company consummated the sale of NACT Telecommunications Inc. ("NACT" and "NACT Sale"), yielding net proceeds of approximately $85.0 million. Without NACT, the Company would have had a net loss of $40.4 million and negative Adjusted EBITDA of $14.4 million for the 1997 Three Month Period and a net loss of $117.8 million and negative Adjusted EBITDA of $59.0 million for Fiscal 1997. Adjusted EBITDA consists of loss before interest, income taxes, depreciation and amortization, minority interest, gains and losses on the disposition of assets and noncash charges. Management believes that Adjusted EBITDA provides a meaningful measure of operating cash flow (without the effects of working capital changes) for the continuing operations of the Company by excluding the effects of noncash expenses and non-operating activities. However, Adjusted EBITDA should not be used as an alternative to operating loss and net loss as determined in accordance with GAAP. See footnote
(h) to the Company's "Selected Financial Data" included herein. See "Selected Financial Data."



         At December 31, 1998, the Company had a U.S. net operating loss carryforward of approximately $208.9 million available to offset future taxable income of GST USA and the other U.S. operating subsidiaries. Substantially all of the Company's operations are conducted in the United States. In addition, at that date, the Company had a net operating loss carryforward of approximately Cdn. $49.6 million (U.S. $35.5 million) available to offset future taxable income of the parent holding company in Canada. While such loss carryforwards are available to offset future taxable income of the Company in each respective tax jurisdiction, the Company does not expect to generate sufficient taxable income so as to utilize all or a substantial portion of such loss carryforwards prior to their expiration. Further, the utilization of net operating loss carryforwards against future taxable income is subject to limitation if the Company experiences an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and the analogous provision of the Income Tax Act (Canada) (the "Canada Act").



DEVELOPMENT AND EXPANSION RISK AND POSSIBLE INABILITY TO MANAGE GROWTH



         The Company is in the early stages of its operations. Certain of its networks have only recently become commercially operational and the Company has only recently begun to deploy switches in its networks. The success of the Company will depend, among other things, upon the Company's ability to "smart build" and assess potential markets, design fiber backbone routes that provide ready access to a substantial customer base, secure financing, obtain required rights-of-way, building access and governmental permits, implement expanded interconnection and collocation with facilities owned by ILECs, achieve a sufficient customer base, service customers it has targeted using its "smart build" approach, and upon subsequent developments in state and federal regulations. The Company has begun to target Tier 1 cities and competition in such markets is expected to be significantly greater than in the Tier 2 and Tier 3 cities in which the Company is currently operating. There can be no assurance that any networks to be developed or further developed will be completed on schedule, at a commercially reasonable cost or within the Company's specifications. In addition, the expansion of the Company's business has involved and is expected to continue to involve acquisitions, which could divert the resources and management time of the Company and require integration with the Company's existing operations. There can be no assurance that any acquired business will be successfully integrated into the Company's operations or that any such business will meet the Company's expectations. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require it to continue to implement and improve its operating, financial and accounting systems, to expand, train and manage its employee base and to effectively manage the integration of acquired businesses. These factors and others could adversely affect the expansion of the Company's customer base and service offerings. The Company's inability either to expand in accordance with its plans or to manage its growth could have a material adverse effect on its business, financial condition and results of operations.



SIGNIFICANT CAPITAL REQUIREMENTS



         The Company estimates that its capital expenditures will be approximately $250 million in Fiscal 1999 and $150 million in Fiscal 2000. The Company believes that the cash on hand will provide sufficient funds for the Company to expand its business as presently planned and to fund its operating expenses through the end of Fiscal 1999. Divestitures and other management actions may prolong capital availability into Fiscal 2000 and beyond. Thereafter, the Company expects to require additional financing. In the event that the Company's plans or assumptions change or prove to be inaccurate, or the foregoing sources of funds prove to be insufficient to fund the Company's growth and operations, or if the Company consummates acquisitions, the Company may be required to seek additional capital (or seek additional capital sooner than currently anticipated). Sources of financing may include public or private debt or equity financing by the Company or its subsidiaries, sales of assets or other financing arrangements. There can be no assurance that additional financing would be available to the Company, or, if available, that it could be obtained on acceptable terms or within the limitations contained in the Company's existing note indentures or other financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures and could have a material adverse effect on the Company. Such failure could also limit the ability of the Company to make principal and interest payments on its outstanding indebtedness. The Company has no material working capital or other credit facility under which it may borrow for working capital and other general corporate purposes. There can be no assurance that such a facility will be available to the Company in the future or that if such a facility were available, that it would be available on terms and conditions acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



SUBSTANTIAL INDEBTEDNESS



         At December 31, 1998, the Company had outstanding on a consolidated basis approximately $1,131.8 million of indebtedness and $61.7 million of mandatorily redeemable preferred stock. In addition, the accretion of original issue discount is expected to cause a $81.1 million increase in liabilities by December 15, 2000 relating to the 1995 Notes sold in December 1995, a $101.5 million increase in liabilities relating to the Accrual Notes by November 15, 2002 and a $179.0 million increase in liabilities by May 1, 2003 relating to the 1998 Notes. The indentures relating to the 1995 Notes (the "1995 Indentures"), the indenture relating to the Secured Notes (the "Secured Notes Indenture"), the indenture relating to the Accrual Notes (the "Accrual Notes Indenture") and the indenture relating to the 1998 Notes (the "Indenture" and together with the 1995 Indentures, the Secured Notes Indenture and the Accrual Notes Indenture, the "Indentures") limit, but do not prohibit, the incurrence of additional indebtedness by the Company. The Company expects to incur substantial additional indebtedness in the future. The Company has entered into an agreement with Siemens (the "Siemens Loan Agreement") that provides for up to an aggregate of $226.0 million in equipment financing, of which $116.0 million is currently available to the Company, and of which $9.5 million had been provided at December 31, 1998. The Company also entered into an agreement (the "NTFC Loan Agreement") with NTFC Capital Corp. for up to $50.0 million of additional equipment financing (all of which had been provided at December 31, 1998). There can be no assurance that any additional financing will be available to the Company on acceptable terms or at all.



         The level of the Company's indebtedness could have important consequences to its future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) requiring that a substantial portion of the Company's cash flow from operations, if any, be dedicated to the payment of principal of and interest on its indebtedness and other obligations; (iii) limiting its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) increasing its vulnerability in the event of a downturn in its business.



POSSIBLE INABILITY TO SERVICE DEBT; REFINANCING RISKS



         In connection with the buildout of its networks and expansion of ICP services, the Company has been experiencing increasing negative Adjusted EBITDA. The Company's earnings before fixed charges were insufficient to cover fixed charges for Fiscal 1998, the 1997 Three Month Period, Fiscal 1997 and Fiscal 1996 by $187.6 million, $45.1 million, $130.0 million and $62.9 million, respectively, and the Company's Adjusted EBITDA minus capital expenditures and interest expense for Fiscal 1998, the 1997 Three Month Period, Fiscal 1997 and Fiscal 1996 were negative $409.9 million, negative $77.6 million, negative $315.3 million and negative $152.7 million, respectively. There can be no assurance that the Company will be able to improve its earnings before fixed charges or Adjusted EBITDA or that it will be able to meet its debt service obligations. As the Company does not currently have a revolving credit facility, if a shortfall occurs, alternative financing would be necessary in order for the Company to meet its liquidity requirements and there can be no assurance that such financing would be available. In such event, the Company could face substantial liquidity problems. In addition, the Company anticipates that cash flow from operations will be insufficient to pay interest in cash on both the 1995 Notes when such interest becomes payable in June 2001 and on the Secured Notes starting in November 2000 once the amount pledged to fund the first six interest payments on the Secured Notes is paid and to repay the 1995 Notes, the Secured Notes, the Accrual Notes and the 1998 Notes at maturity and that such indebtedness will need to be refinanced. There can be no assurance that the Company will be able to effect such refinancings. The ability of the Company to meet its obligations and to effect such refinancings will be dependent upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. Failure by the Company to meet its obligations could result in a default on its indebtedness, including the 1995 Notes, the Secured Notes, the Accrual Notes and the 1998 Notes, which would permit the holders of substantially all of the Company's indebtedness to accelerate the maturity thereof.



FINANCIAL AND OPERATING RESTRICTIONS IMPOSED BY EXISTING INDEBTEDNESS



         The Company's financing arrangements impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or to create liens on its assets, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such covenant could result in a default thereunder, which could result in an acceleration of such indebtedness.



POSSIBLE INABILITY TO REMEDY CURRENT NON-COMPLIANCES UNDER THE INDENTURES



         The Company, GST Network, GST USA, and GST Funding are parties to certain indentures and have issued or guaranteed notes governed by those indentures. In November 1998, the Company notified United States Trust Company of New York, as trustee under the indentures, that certain actions by the Company and its subsidiaries may not have been in compliance with the technical requirements of the restrictive covenants contained in the indentures. In particular, the Company disclosed that a series of transactions with Global may have resulted in technical non-compliances with the indentures. See "Business--Global Light Telecommunications." The Company is currently conducting a review of the relevant transactions and intends to vigorously pursue any necessary action to cure the potential non-compliances. The Company has already initiated litigation against Global and others in an effort to cure any technical covenant violations that may have resulted from the transactions with Global. See "Legal Proceedings."



         In February 1999, the trustee informed the note holders of the potential violations. Pursuant to the definitions contained within the indentures of each of the notes described above, no default has been declared and no event of default has occurred. The Company has not classified the related debt obligations as current in its consolidated financial statements because management believes it is probable that, in the event that the holders declared a default, the Company would be able to take corrective actions to cure any objectively-determinable violations within the prescribed grace period.



         While the Company believes that any non-compliances can be cured, the Company cannot offer any assurance that the litigation will be successful or that any other potential cures will be effected in a timely manner or be sufficient. In the event that the Company has violated its indentures and does not cure the violations, the holders of the notes issued under the indentures could demand repayment of the notes, discontinue disbursements of cash proceeds of the most recent notes and assert other remedies against the Company. If any of these events occurred, the Company would not have sufficient liquid assets to repay the notes.



DIFFICULTIES IN IMPLEMENTING LOCAL AND ENHANCED SERVICES



         The Company has deployed and plans to continue to deploy high capacity digital switches in the cities in which it operates or plans to operate networks, as well as in certain cities where the Company will rely on ILEC facilities for transmission. This enables the Company to offer a variety of switched access services, enhanced services and local dial tone. The Company expects negative Adjusted EBITDA from its switched services during the 24 to 36 month period after a switch is deployed. For switches operating in conjunction with the Company's networks, the Company expects operating margins to improve as the network is expanded and larger volumes of traffic are carried on the Company's network. For switches operating in cities where the Company relies on ILEC facilities for transmission, the Company will experience lower or negative operating margins. The ILECs will be required to unbundle local tariffs and permit the Company to purchase only the origination and termination services it needs, thereby decreasing operating expenses. There can be no assurance that such unbundling will be effected in a timely manner or result in prices favorable to the Company. In addition, the Company's ability to successfully implement its switched and enhanced services will require the negotiation of resale agreements with ILECs and other CLECs and the negotiation of interconnection agreements with ILECs, which can take considerable time, effort and expense.



         In August 1996, the FCC released its Interconnection Decision implementing the interconnection portions of the Telecommunications Act of 1996 ("Telecommunications Act"). The Interconnection Decision establishes rules for negotiating interconnection agreements and guidelines for review of such agreements by state public utilities commissions. On July 18, 1997, the Eighth Circuit vacated certain portions of the Interconnection Decision, including provisions establishing a pricing methodology for unbundled elements and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On January 25, 1999, the Supreme Court reversed the Eighth Circuit. The Supreme Court and the Eighth Circuit decisions create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements. There can be no assurance that the Company will be able to obtain interconnection agreements on terms acceptable to the Company. See "Business -- Regulation."



         The Company will generally be dependent on ILECs for provision of local telephone service through access to local loops, termination service and, in some markets, central office switches of such carriers. In addition, in certain markets the Company intends to obtain the local telephone services of the ILEC on a wholesale basis and resell that service to end users. Any successful effort by the ILEC to deny or substantially limit the Company's access to the ILEC's network elements or wholesale services could have a material adverse effect on the Company's ability to provide local telephone services in those markets where the Company relies on such network elements to provision local dial tone service. Although the Telecommunications Act imposes interconnection obligations on ILECs, there can be no assurance that the Company will be able to obtain access to such network elements or services at rates, and on terms and conditions, that permit the Company to offer local services at rates that are both profitable and competitive. As discussed above, the Eighth Circuit recently struck down certain FCC rules intended to govern such rates, terms and conditions.



         Many new carriers, including the Company, have experienced certain difficulties with respect to provisioning, interconnection and the operational support systems used by new carriers to order and receive network elements and wholesale services from the ILECs. These systems are necessary for new carriers such as the Company to provide local service to customers on a timely and competitive basis. In addition, the Telecommunications Act creates incentives for RBOCs to permit access to their facilities by denying such carriers the ability to provide long distance services in their regions until they have met specified conditions opening the market to competition at the local level. The RBOCs in the Company's markets have indicated their intent to seek authority to provide in-region long distance services but are not yet permitted to do so. There can be no assurance that the RBOCs will be accommodating to the Company once they are permitted to offer in-region long distance service. Should the Company be unable to obtain the cooperation of an ILEC in a region, whether or not such ILEC has been authorized to offer in-region long distance service, the Company's ability to offer local services in such region on a timely and cost-effective basis would be adversely affected.



         The Company is a recent entrant into the newly created competitive local telecommunications services industry. The local dial tone services market was opened to competition due to the passage of the Telecommunications Act and related state and federal regulatory rulings. There are numerous operating complexities associated with providing these services. The Company is required to develop new products, services and systems and to develop new marketing initiatives to sell these services.



         The Company's switched services may not be profitable due to, among other factors, lack of customer demand, inability to secure access to facilities of ILECs at acceptable rates, competition from other CLECs and pricing pressure from the ILECs. The Company has very limited experience providing switched access and local dial tone services and there can be no assurance that the Company will be able to successfully implement its switched and enhanced services strategy. See "Business--Telecommunications Services Strategy."



RECENT COMMENCEMENT OF INTEGRATED MARKETING EFFORT



         The Company has only recently begun an integrated marketing effort of its telecommunication service offerings. Historically, the Company has marketed its access services primarily to long distance carriers and significant end-users of telecommunications services, and its long distance services to small businesses and consumers. Although the Company expects to market a variety of telecommunications services to all of its customers, there can be no assurance that the Company will be able to attract and retain new customers or retain and sell additional services to existing customers.



RISKS RELATING TO LONG DISTANCE BUSINESS



         For Fiscal 1998, the 1997 Three Month Period, Fiscal 1997 and Fiscal 1996, long distance represented 41.4%, 45.8%, 54.5% and 54.2% of the Company's consolidated telecommunications services revenues, respectively. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company has resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per minute basis with minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of the Company's future customers. In the event the Company fails to meet its minimum volume commitments, it may be obligated to pay underutilization charges and in the event it underestimates its need for transmission capacity, the Company may be required to obtain capacity through more expensive means.



         Charges for access service for the origination and termination of long distance traffic have made up a significant portion of the Company's overall cost of providing long distance service. In May 1997, the FCC adopted changes to its interstate access rules that among other things reduce per-minute access charges and substitute new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. The impact on these changes on the Company or its competitors is not yet clear. The Company could be adversely affected if it does not experience access cost reductions proportionally equivalent to those of its competitors. Insofar as Internet-based competitors continue to be exempt from these charges, they could enjoy a significant cost advantage in this area. See "Business--Regulation."



PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY



         The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T Corp. ("AT&T") divestiture in 1984. The Company believes that, in the last several years, increasing demand has ameliorated the over-capacity and that pricing pressure has been reduced. However, the Company anticipates that prices for its wholesale longhaul services will continue to decline over the next several years. While demand continues to increase, the Company is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are constructing new fiber optic and other long distance transmission networks in the United States. Since the cost of the actual fiber (as opposed to construction costs) is a relatively small portion of the cost of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances may greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable the Company to increase its capacity, an increase in the capacity of the Company's competitors could adversely affect the Company's business. If industry expansion results in capacity that exceeds overall demand along any of the Company's routes, severe additional pricing pressure could develop. In addition, strategic alliances or similar transactions, such as the long distance capacity purchasing alliance among certain RBOCs announced in the spring of 1996, could result in additional pricing pressure on long distance carriers. Furthermore, the marginal cost of carrying an additional call over existing fiber optic cable is extremely low. As a result, within a few years, there may be dramatic and substantial price reductions. See "Competition."



DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS



         Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and information systems for the Company's historical lines of business have been produced largely in-house with partial reliance on third-party vendors. These systems have generally met the Company's needs due in part to the low volume of customer billing. As the Company transitions to the provisioning of local services and as its long distance and Internet operations continue to expand, the need for sophisticated billing and information systems will continue to increase. The Company's plans for the development and implementation of its billing systems rely, for the most part, on the delivery of products and services by third party vendors. Similarly, the Company is developing customer call centers to provision service orders. Information systems are vital to the success of the call centers, and the information systems for these call centers are largely being developed by third party vendors. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify all of its information and processing needs, failure of the Company's related processing or information systems, or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the ability of the Company to reach its objectives, its financial condition and its results of operations.



YEAR 2000 ISSUES



         The dates on which the Company believes the year 2000 project will be completed are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with, the implementation of the year 2000 project. Specific factors that might cause differences between the estimates and actual results include, but are not limited to, the availability and cost of personnel trained in these areas, the ability to locate and correct all relevant computer code, timely responses to and corrections by third-parties and suppliers, the ability to implement interfaces between the new systems and the systems not being replaced, and similar uncertainties. Due to the general uncertainty inherent in the year 2000 problem resulting in part from the uncertainty of the year 2000 readiness of third parties, the Company cannot ensure its ability to timely and cost-effectively resolve problems associated with the year 2000 issue that may affect its operations and business, or expose it to third-party liability. See "Management's Discussion and Analysis - Year 2000 Program."



COMPETITION



         The telecommunications industry is highly competitive. In most markets, the Company's principal competitor for local exchange services is the RBOC or the GTE Companies. Other competitors may include other ICPs, CLECs, microwave and satellite carriers, wireless telecommunications providers and private networks built by large end-users. Potential competitors (using similar or different technologies) include cable television companies, utilities and RBOCs outside their current local service areas. In addition, the Company anticipates future competition from large long distance carriers, such as AT&T, MCI Worldcom, Inc. ("MCI WorldCom") and Sprint Communications Company, L.P. ("Sprint"), which have begun to offer integrated local and long distance telecommunications services. AT&T also has announced its intention to offer local services using a new wireless technology. Several companies have begun to offer telecommunications services over the Internet at rates substantially below current long distance rates. Companies offering telecommunications services over the Internet could enjoy a significant cost advantage because at this time they do not pay carrier access charges or universal service fees. The influx of competitors into the Company's markets and into markets that the Company may subsequently enter may result in more participants than can ultimately be successful in a given market. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. In addition, a continuing trend toward business combinations and strategic alliances in the telecommunications industry may further enhance competition. For example, WorldCom Inc. ("WorldCom") acquired MFS
Communications Company, Inc. ("MFS"), Brooks Fiber Properties Inc. ("Brooks") and MCI Communications Corp. ("MCI"), each of which compete with the Company in several of the markets in which the Company operates. AT&T has acquired
Teleport Communications Group, Inc., a CLEC that also competes with the Company in several markets. The Company cannot determine what effect such acquisitions will have on the Company's business, financial condition and results of operations.



         As a recent entrant in the integrated telecommunications services industry, the Company may not achieve a significant market share for any of its services. In particular, the RBOCs, the GTE Companies and other local telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the ILECs over the Company in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities, provide increased business opportunities for the Company, such interconnection opportunities have been accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILECs. For example, the FCC granted ILECs additional flexibility in pricing their interstate special and switched access services on a central office specific basis. Under this pricing scheme, ILECs may establish pricing zones based on access traffic density and charge different prices for central offices in each zone. On February 8, 1997, new FCC rules became effective allowing ILECs to file streamlined tariffs on 15 days' notice for rate increases and seven days' notice for rate decreases. Unless the FCC acts during the notice period, such tariffs become effective at its end. The Company has begun to target Tier 1 cities and competition in such markets is expected to be significantly greater than in Tier 2 and Tier 3 cities in which the Company is currently operating.



         To the extent the Company interconnects with and uses ILEC networks to service its customers, the Company will be dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The Company will become increasingly dependent on interconnection with ILECs as switched services become a greater percentage of the Company's business. The Telecommunications Act imposes interconnection obligations on ILECs, but there can be no assurance that the Company will be able to obtain the interconnection it requires at rates, and on terms and conditions, that permit the Company to offer switched services at rates that are simultaneously competitive and profitable. See "--Difficulties in Implementing Local and Enhanced Services." In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced service from the ILECs, the attractiveness of the Company's services to its customers could be impaired.



         The long distance telecommunications industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes with major carriers such as AT&T, Sprint and MCI WorldCom, as well as other national and regional long distance carriers and resellers, many of whom are able to provide services at costs that are lower than the Company's current costs. Many of these competitors have greater financial, technological and marketing resources than the Company. In addition, as a result of the Telecommunications Act, the RBOCs are expected to become competitors in the long distance telecommunications industry both outside of their service territory and upon the satisfaction of certain conditions, within their service territory.

         The Company believes that the principal competitive factors affecting its long distance operations are pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company.




         The Company's longhaul business is subject to intense competition. See "Pricing Pressures and Risks of Industry Over-Capacity."



         The Internet services market is highly competitive. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company's competitors in this market include Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to the Company.



         On February 25, 1998, U S WEST petitioned the FCC to allow it to build and operate packet- and cell-switched data networks across LATA boundaries, to permit it to carry interLATA data traffic incident to its provision of digital subscriber line services, to not require it to make those data services available on a discounted resale basis and to not require it to make the non-bottleneck elements of such services available on an unbundled basis. On June 9, 1998, SBC Communications, Inc. ("SBC") filed a similar petition with the FCC. The Company provides certain services with which U S WEST and SBC's proposed services would compete if the petitions were granted by the FCC. While the FCC denied these requests, it initiated a rulemaking which, if adopted, would permit ILECs to provide advanced services through a structurally separated, and largely deregulated subsidiary. The proposed rulemaking would not permit the RBOC provision of such services across LATA boundaries.



         The World Trade Organization ("WTO") agreement on basic telecommunications services could increase the Company's competition for telecommunication services both domestically and internationally. Under this agreement, the United States and other members of the WTO committed themselves to opening their telecommunications markets to competition and foreign ownership and to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telephone companies, effective in some cases as early as January 1, 1998.



GOVERNMENT REGULATION



         The Company's networks and the provision of switched and private line services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company. The FCC exercises jurisdiction over the Company with respect to interstate and international services. Additionally, the Company files tariffs with the FCC. State regulatory commissions exercise jurisdiction over the Company to the extent it provides intrastate services. As such a provider, the Company is required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which it operates. Certificates of authority to provide services can generally be conditioned, modified, canceled, terminated or revoked for failure to comply with rules and regulations. Fines and other penalties may also be imposed. Local authorities regulate the Company's access to municipal rights-of-way. The networks are also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. See "Business--Regulation." There can be no assurance that the FCC or state commissions will grant required authority or refrain from taking action against the Company if it is found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause the Company to incur substantial legal and administrative expenses.



         The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC and state rulemakings, and thus it is difficult to predict what effect the legislation will have on the Company and its operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. There can be no assurance that these changes will not have a material adverse effect upon the Company.



         The FCC released a Report to Congress on April 10, 1998 concerning its implementation of the telecommunications subsidy provisions of the Telecommunications Act. The FCC clarified that entities that provide transmission capacity to Internet service providers are providing telecommunications services subject to contribution requirements. The FCC indicated that it would address the issue of whether Internet Service Providers ("ISPs") would contribute to a universal service fund based on the utilization of their own transmission facilities at a later date and whether certain ISP services such as phone-to-phone IP telephony are telecommunications services subject to universal service fund contribution and access charge payments.



         Beginning in June 1997, every RBOC advised CLEC's that they did not consider calls in the same local calling area from their customers to CLEC customers, who are ISPs, to be local calls under the interconnection agreements between the RBOCs and the CLECs. The RBOCs claim that these calls are exchange access calls for which exchange access charges would be owed. The RBOCs claimed, however, that the FCC exempted these calls from access charges so that no compensation is owed to the CLECs for transporting and terminating such calls. As a result, the RBOCs threatened to withhold and in many cases did withhold, reciprocal compensation for the transport and termination of such calls. To date, twenty-nine state commissions have ruled on this issue in the context of state commission arbitration proceedings or enforcement proceedings. In every state, to date, the state commission has determined that reciprocal compensation is owed for such calls. Several of these cases are presently on appeal. Reviewing courts have upheld the state commissions in the four decisions rendered to date on appeal. Appeals from these decisions are pending in the Fifth, Seventh and Ninth U.S. Circuit Courts of Appeal. On February 25, 1999, the FCC issued a Declaratory Ruling on the issue of inter-carrier compensation for calls bound to ISPs. The FCC ruled that the calls are jurisdictionally interstate calls, not local calls. The FCC, however, determined that this issue was not dispositive of whether inter-carrier compensation is owed. The FCC noted a number of factors which would allow the state commissions to leave their decisions requiring the payment of compensation undisturbed. The Company cannot predict the impact of the FCC's ruling on existing state decisions, or the outcome of pending appeals or of additional pending cases.



         In a combined Report and Order and Notice of Proposed Rulemaking released on December 24, 1996, the FCC made changes and proposed further changes in the interstate access charge structure. In the Report and Order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to compete in providing interstate access services. On May 16, 1997, the FCC released an order revising its access charge rate structure. The new rules substantially increase the costs that ILECs subject to the FCC's price cap rules ("price cap LECs") recover through monthly, non-traffic sensitive access charges and substantially decrease the costs that price cap LECs recover through traffic sensitive access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that grant price cap LECs increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets.



         Under the Communications Act of 1934 ("Communications Act") and other federal regulations, foreign nationals may not own more than 20% of a company, or have more than a 20% voting interest in a company, that directly holds a common carrier radio license. The Communications Act also prohibits foreign nationals from owning 25% or more of a company which, in turn, controls a company holding a radio license, if the FCC finds that such alien participation would not serve the public interest. Under the WTO agreement, the United States agreed to permit foreign nationals to own up to 100% of a company that directly holds a common carrier radio license. On November 25, 1997, the FCC adopted rules implementing the WTO policies for WTO member states to acquire up to a 100% indirect interest in a U.S. radio license. Prior approval will still be required. The operations of GST Telecom Hawaii, Inc. use among other facilities, microwave radio facilities operating pursuant to FCC licenses granted to Pacwest Network, Inc. ("PNI"), an entity controlled by John Warta, the Company's former Chairman of the Board and Chief Executive Officer. As a result of changes in federal policies, there is no regulatory impediment to preclude PNI from transferring such microwave facilities and associated licenses to the Company, subject to FCC approval. The FCC also has the authority, which it is not presently exercising, to impose restrictions on foreign ownership of communications service providers not utilizing radio frequencies, which if exercised could have a material adverse effect on the Company's business. In addition, the Company may subsequently need to obtain radio licenses to "fill in" certain customers in the networks that are not practical to reach by wire.



NEED TO ADAPT TO TECHNOLOGICAL CHANGE



         The telecommunications industry is subject to rapid and significant changes in technology, with the Company relying on third parties for the development of and access to new technology. The effect of technological changes on the business of the Company cannot be predicted although, historically, telecommunications companies have been required to adopt new technologies to enhance the services provided to customers, thereby requiring continuing investment in capital equipment. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands, which may require significant continued capital expenditures to provide enhanced services to the Company's customers.



LITIGATION RISKS



         The Company is involved in various legal proceedings. An unfavorable decision in one or more of such actions could have a material adverse effect on the Company. See "Business--Legal Proceedings."



POSSIBLE INABILITY TO RECOVER PAYMENTS MADE TO MAGNACOM



         See "Business - Magnacom" for a discussion of the risks relating to the Company's prior payments made to Magnacom.



DEPENDENCE ON KEY PERSONNEL



         The efforts of a small number of key management and operating personnel will largely determine the Company's success and the loss of any of such persons could adversely affect the Company. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.



DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS



         The Company must obtain easements, rights-of-way, entry to premises, franchises and licenses from various private parties, actual and potential competitors and state and local governments in order to construct and operate its networks. There can be no assurance that the Company will obtain rights-of-way and franchise agreements on acceptable terms or that current or potential competitors will not obtain similar rights-of-way and franchise agreements that will allow them to compete against the Company. If any of the existing franchise or license agreements were terminated or not renewed and the Company were forced to remove its fiber optic cables or abandon its networks in place, such termination could have a material adverse effect on the Company. See "Business--Legal Proceedings" and "--Regulation."



RISKS OF INVESTMENT IN A CANADIAN CORPORATION



         GST is a corporation incorporated under the Canada Business Corporations Act. Certain of the directors and the Company's professional advisors are residents of Canada or otherwise reside outside of the U.S. All or a substantial portion of the assets of such persons are or may be located outside of the U.S. It may be difficult for U.S. security holders to effect service of process within the United States upon such directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liability of GST or such persons under U.S. federal securities laws. GST has been advised that there is doubt as to whether Canadian courts would (i) enforce judgments of U.S. courts obtained against GST or such directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liabilities in original actions against GST or such directors and professional advisors predicated solely upon such U.S. laws. However, a judgment against GST predicated solely upon civil liabilities provisions of such U.S. federal securities laws may be enforceable in Canada if the U.S. court in which such judgment was obtained has a basis for jurisdiction in that matter that would be recognized by a Canadian court. In addition, GST's status as a Canadian company could, under certain circumstances, limit the ability of GST to hold or control radio frequency licenses in the United States.





INSUFFICIENCY OF ACQUIRED EQUIPMENT TO SATISFY THE NOTES UPON LIQUIDATION



         In the event that GST Network (or upon the assumption of the Notes by GST USA, GST USA) were to be unable to pay amounts due under the Notes and (following the assumption of the Notes by GST USA) GST were to default under the Note Guarantee, Holders would be entitled to foreclose on the Pledged Securities, Acquired Equipment, Fee Notes and the Intercompany Notes (collectively, the "Collateral") to satisfy indebtedness under the Notes. A substantial portion of the value of the Acquired Equipment will consist of the cost of designing, constructing, acquiring, installing and integrating such equipment. In addition, because the telecommunications industry is subject to rapidly changing technologies and frequent new product introductions, the value of the Acquired Equipment may decline over time. The value of the Acquired Equipment may also decline due to the availability and price of competing products and technologies, evolving industry standards and regulatory requirements and depreciation. Further, a foreclosure will not result in the realization of the full fair market value of the Acquired Equipment because such value may be affected by the removal from an integrated network of the Acquired Equipment and because of costs associated with such foreclosure. Therefore, in the event of foreclosure, the value of the Acquired Equipment will not satisfy the Notes in full.


         Further, the right of the Trustee to repossess and dispose of the Collateral upon the occurrence of a default under the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against GST Network or, after the sale of any Acquired Equipment to GST USA, GST USA, prior to the Trustee's having disposed of the Collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of security repossessed from a debtor in a bankruptcy case without bankruptcy court approval. Moreover, the Bankruptcy Code prohibits a secured creditor from disposing of collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution of the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payment under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the Collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

         In addition, notwithstanding anything to the contrary described above, unless an event of default under the Indenture shall have occurred and be continuing, GST Network or GST USA, as the case may be, will have the right to remain in possession and retain exclusive control of the Acquired Equipment, will have the right to freely utilize the Acquired Equipment and will have the right to collect, invest and dispose of any income thereon.

MAINTENANCE OF SECURITY INTEREST IN COLLATERAL


         Under the terms of a Collateral Pledge and Security Agreement made by GST Network to the Trustee for the benefit of the Holders, GST Network and, upon the sale of the Acquired Equipment to GST USA, GST USA are required to secure the Notes and the Intercompany Notes, respectively, by granting liens on the Acquired Equipment. GST Network and GST USA are required to file UCC-1 Financing Statements in each state in which Acquired Equipment will be located and to maintain such security filings in effect under the relevant provisions of the Uniform Commercial Code as in effect in each such state. Although failure to do so may result in an event of default under the

Notes, such failure may allow other creditors of GST Network or, after the sale of the Acquired Equipment to GST USA, GST USA, or owners or mortgagees of property on which Acquired Equipment is installed, to obtain rights in such Acquired Equipment that are equal or superior to those of the Holders. This could result in some or all of the value of the Acquired Equipment not being available to the Holders to satisfy the Notes in the event of a default. Such failure could arise, among other reasons, because of the failure to file continuation statements prior to the expiration of each five-year period after the initial filing.


POSSIBLE INABILITY OF GST USA TO ASSUME, GST TO GUARANTEE AND GST NETWORK TO REDEEM THE NOTES

         The Indenture provides that GST USA will assume and become a direct obligor on the Notes and GST will guarantee the Notes on May 1, 2003, or earlier if permitted under the 1995 Indentures, the Secured Notes Indenture and the Accrual Notes Indenture. The Indenture provisions requiring GST USA to assume, and GST to guarantee, the Notes, unless consents are obtained, require GST to repay all indebtedness then outstanding that by its terms would prohibit such assumption or guarantee. The failure of GST USA to assume the Notes, or of GST to guarantee the Notes, would result in a default under the Notes and the Intercompany Notes. See "Description of the New Notes--Events of Default." A default under the Notes and the Intercompany Notes could result in a default under other indebtedness of the Company, including the 1995 Notes, the Secured Notes and the Accrual Notes, which would permit the holders of substantially all of the Company's indebtedness to accelerate the maturity thereof.


         In the event of a default on the Notes prior to the time GST USA becomes a direct obligor on the Notes, and in the event the Holders or the Trustee foreclose on the collateral securing the Notes and such collateral is insufficient to pay all amounts due on the Notes, the Holders will not have a claim against GST USA or GST under the Notes or the Notes Guarantee, other than under the Fee Notes and the Intercompany Notes pledged to secure the Notes and to the extent GST Network is otherwise a creditor of GST USA or GST. However, the obligations of GST USA under the Fee Notes and the Intercompany Notes, and of GST under the guarantee thereof, may be less than the principal of and accrued interest on the Notes. To the extent there is a shortfall, GST USA and GST will not be liable to Holders for amounts due on the Notes prior to the time that GST USA becomes a direct obligor. GST Network will have no assets other than the collateral securing the Notes, which, upon foreclosure after a default upon the Notes, may not be sufficient to repay all amounts due on the Notes.
See "--Insufficiency of Acquired Equipment to Satisfy the Notes upon
Liquidation."





STRUCTURE OF GST NETWORK, GST USA AND GST; SECURED INDEBTEDNESS; RANKING OF
NOTES

         GST and GST USA are each holding companies and none of GST, GST USA or GST Network conducts any operations. The principal assets of GST consist of the common stock of GST USA, and the principal asset of GST USA consists of the common stock of its subsidiaries. Neither GST USA nor GST will be liable on the Notes until they are assumed by GST USA. GST USA must rely upon payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Fee Notes and the Intercompany Notes and, after its assumption thereof, the Notes. GST must rely upon dividends and other payments from GST USA's subsidiaries should it be required to make any payments under the Note Guarantee. The subsidiaries, however, are legally distinct from GST and GST USA and such subsidiaries will have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or the Note Guarantee or to make funds available for such payment, although GST USA will be obligated to make payments on the Fee Notes and any Intercompany Notes. See "--Possible Inability of GST USA to Assume, GST to Guarantee and GST Network to Redeem the Notes." GST USA's subsidiaries will not guarantee the Notes. The ability of GST USA's subsidiaries to make such payments to GST USA will be subject to, among other things, the availability of funds, the terms of such subsidiaries' indebtedness and applicable state laws. Pursuant to credit agreements under the Tomen Facility, GST USA's subsidiaries that own and operate the Southern California and Hawaii networks may not pay any dividends or make any distributions on their capital stock. Subsequent network financings, if any, under the Tomen Facility are expected to include similar prohibitions.


         As of December 31, 1998, the Company and its subsidiaries had $690.7 million of secured indebtedness outstanding, including the Notes, the Secured Notes and indebtedness under the Tomen Facility, the Siemens Loan Agreement and the NTFC Loan Agreement. The Secured Notes are secured by all of the equipment purchased with the proceeds thereof as well as certain intercompany notes issued by GST USA. The indebtedness under the Tomen

Facility is secured by the stock, and substantially all of the assets, of the Company's subsidiaries that own the Southern California and Hawaii networks and subsequent financings, if any, under the Tomen Facility are expected to be secured in a similar manner. The indebtedness under the Siemens Loan Agreement and the NTFC Loan Agreement are each secured by the equipment purchased with the proceeds thereof. In addition, the Indentures permit the Company and its subsidiaries to incur additional secured indebtedness. See "Description of Certain Indebtedness and Redeemable Preferred Shares." In the event that a default were to occur with respect to any secured indebtedness incurred by the Company or its subsidiaries and the holders thereof were to foreclose on the collateral, the holders of such indebtedness would be entitled to payment out of the proceeds of their collateral prior to any holders of any other indebtedness, including the Notes. In the event of any bankruptcy, liquidation or reorganization of GST, holders of secured indebtedness would have a claim, prior to the claim of the holder of the Notes, on the assets of GST and its subsidiaries securing such indebtedness. In addition, to the extent that the value of such collateral is insufficient to satisfy such secured indebtedness, holders of amounts of such secured indebtedness remaining outstanding would be entitled to share pari passu with Holders with respect to any other assets of GST and its subsidiaries (other than Acquired Equipment and any Intercompany Notes or other assets securing the Notes). Assets remaining after satisfaction of the claims of the holders of secured indebtedness may not be sufficient to pay amounts due on any or all of the Notes then outstanding.



         Claims of creditors of GST USA's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of GST Network, GST USA and the holders of GST Network's and GST USA's indebtedness, including the Notes, the Fee Notes, the Intercompany Notes and the Note Guarantee. Accordingly, after GST USA becomes the obligor on the Notes, the Notes and the Note Guarantee will be effectively subordinated to the liabilities (including trade payables) of the subsidiaries of GST USA, except with respect to any Acquired Equipment. At December 31, 1998, the subsidiaries of GST USA other than GST Network had approximately $419.7 million of liabilities (excluding intercompany payables), including $387.2 million of indebtedness, all of which was secured. After GST USA becomes the obligor on the Notes, to the extent the Acquired Equipment is foreclosed upon and is insufficient to repay all amounts due with respect to the Notes, the Holders would have a general, unsecured, unsubordinated claim against GST USA for the shortfall. See "--Insufficiency of Acquired Equipment to Satisfy the Notes upon Liquidation" and "--Possible Inability of GST to Assume, GST to Guarantee and GST Network to Redeem the Notes."



FRAUDULENT TRANSFER AND PREFERENCE CONSIDERATIONS



         The incurrence by GST Network of indebtedness, such as the Notes, and the incurrence by the Guarantors of indebtedness, such as the Guarantees, may be subject to review under U.S. Federal bankruptcy law or insolvency or relevant state fraudulent conveyance laws if the Company or any Guarantor should become subject to bankruptcy or insolvency proceedings or if an action is commenced by or on behalf of the Company's or any Guarantor's unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time the Company, or the applicable Guarantors, incurred indebtedness (including indebtedness under the Notes and the Guarantees),



         (1) the Company or the applicable Guarantors incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or



         (2)      (a)     the Company or the applicable Guarantors received less
than reasonably equivalent value or fair consideration for incurring such indebtedness; and



                  (b)      the Company was, or the applicable Guarantors were,



                           (i) insolvent or rendered insolvent by reason of any of the transactions;



                           (ii) engaged, or about to engage, in a business or transaction for which the assets remaining with the Company or the applicable Guarantors, as the case may be, constituted an unreasonably small capital to carry on its business; or



                           (iii) intending to incur, or believing that it would incur, debts beyond its ability to pay as such debts matured and became due and payable (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes)



then such court could avoid the Company's obligations to repay the Notes or the applicable Guarantors' obligations to pay under the applicable Guarantees, subordinate the amounts owing under the Notes or the applicable Guarantee to presently existing and future liabilities (including any subordinated debt and trade payables), require the holders to return amounts the holders have already received in payment of interest and principal on the Notes and take other actions detrimental to the holders.



         The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, however, a company would be considered insolvent if, at the time it incurred indebtedness, either (1) the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or (2) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether the Company was, or any applicable Guarantor was, solvent at the relevant time, or whether, whatever standard was used, the Notes or the applicable Guarantees would not be avoided or further subordinated, or payments the holders had received would not have to be returned, on another of the grounds set forth above.



         The Company believes that at the time the Company and the Guarantors initially issued the Notes and the Guarantees, respectively, each of the Company and the Guarantors:



         (1)      (a)      were neither insolvent nor rendered insolvent
                           thereby,



                  (b) were in possession of sufficient capital to run their respective businesses effectively; and



                  (c) were not incurring debts exceeding its ability to pay them as the same mature or become due; and



         (2) had sufficient assets to satisfy any probable money judgment against it in any action that was pending at that time.



         In reaching the foregoing conclusions, the Company has relied upon its analyses of internal cash flow projections and estimated values of the assets and liabilities of the Company and each Guarantor. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.



         Additionally, under U.S. Federal bankruptcy law or relevant state preference laws, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Guarantor within 90 days after any payment by the Company or any Guarantor with respect to the Notes or the Guarantees or after the delivery of any future Guarantee or if the Company or any Guarantor anticipated becoming insolvent at the time of such payment or incurrence, all or a portion of such payment or such future Guarantee could be avoided or be required to be returned by its recipient.



         The incurrence by GST of indebtedness under the Note Guarantee may also be subject to review under Canadian Federal bankruptcy and insolvency laws or corporate laws or relevant Canadian Provincial fraudulent conveyance or fraudulent preference laws if GST should become subject to Canadian bankruptcy or insolvency proceedings, or if an action is commenced in Canada by or on behalf of any of GST's unpaid creditors. The Note Guarantee purports to be governed by the laws of the State of New York. However, if a Canadian Court finds that Canadian corporate law related to issuance of the Note Guarantee applies, or that the Note Guarantee is governed by Canadian laws, the applicable law may differ from that set out above. The granting of a guarantee by a corporation incorporated under the CBCA is prohibited unless the corporation satisfies certain solvency and net worth tests. However, a parent corporation is permitted to give a guarantee of the debts of its wholly owned subsidiary. If, in connection with a bankruptcy proceeding or other action in Canada, a court were to hold that the Note Guarantee was not so permitted and the other tests were not met, this may effect the enforceability of such guarantee. Under Canadian Federal or Provincial laws dealing with fraudulent conveyances or fraudulent preferences the enforceability of the Note Guarantee may also be affected if a holder of the Note Guarantee was a creditor of GST through circumstances unrelated to the Note Guarantee and the giving of the guarantee was considered a preference.





ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF THE NOTES AND THE COMPANY

         The Notes were issued at a substantial discount from their principal amount and there will be no periodic payments in cash of interest on the Notes prior to November 1, 2003. Consequently, purchasers of the Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

         If a bankruptcy case under the U.S. Bankruptcy Code were to be commenced by or against GST Network after the issuance of the Notes, the claim of a holder of Notes might be limited to an amount equal to the sum of (i) the initial offering price for the Notes and (ii) that portion of the original issue discount that would not be deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of the time of any such bankruptcy filing would constitute "unmatured interest."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This Prospectus contains forward-looking statements, including statements regarding the Company's expected financial position, business and financing plans. These forward-looking statements reflect the Company's views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations (the "Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company, its subsidiaries or persons acting on the Company's behalf are expressly qualified in their entirety by the Cautionary Statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EXCHANGE OF NOTES

         Under current United States tax laws, no gain or loss will be recognized by an exchanging Holder upon an exchange of the Old Notes for the New Notes. A Holder's basis in the New Notes will be the same as the Holder's basis in the Old Notes, and the Holder's holding period in the New Notes will include the period during which the Old Notes had been held by the Holder. If the exchange of the Old Notes for the New Notes were deemed by the Internal Revenue Service (the "Service") to constitute the exchange of a debt instrument for a modified instrument that differed materially either in kind or in extent, additional original issue discount could arise. However, under the relevant regulations issued by the Service, the New Notes should not be deemed to constitute a modification of the Old Notes, inasmuch as the New Notes reflect all of the terms and conditions of the Old Notes in registered form, which registration results from the original terms of the Old Notes. See "Certain United States Federal Income Tax Considerations."

LACK OF A PUBLIC MARKET

         The New Notes will constitute a new issue of securities with no established trading market. GST Network does not intend to list the New Notes on any United States securities exchange or to seek approval for quotation through any automated quotation system. GST Network has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the New Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, Holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial condition of the Company.

CONSEQUENCES OF THE EXCHANGE OFFER TO NON-TENDERING HOLDERS OF THE OLD NOTES

         In the event the Exchange Offer is consummated, GST Network will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, Holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the Securities Act. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Registration Rights Agreement.

POSSIBLE TREATMENT OF THE NOTES AS EQUITY

         Although the Company believes that the Notes should be treated as indebtedness for United States income tax purposes, it is possible that the Notes may be treated as equity. In the unlikely event the Notes are treated as equity, the amount of any actual or constructive distributions on any such Note would first be taxable to the holder as dividend income to the extent of the issuer's current and accumulated earnings and profits, and next would be treated as a return of capital to the extent of the holder's tax basis in the Note, with any remaining amount treated as gain from the sale of a Note. As a result, until such time as the issuer has earnings and profits as determined for United States federal income tax purposes, distributions on any Note treated as equity will be a nontaxable return of capital and will be applied against and in the case of actual distributions reduce the adjusted tax basis of such Note in the hands of its holder (but not below zero). Further, payments on the Notes treated as equity to Non-U.S. Holders (as hereinafter defined) would not be eligible for the portfolio interest exception from United States withholding tax, and dividends thereon would be subject to United States withholding tax at a flat rate of 30% (or lower applicable treaty rate) and gain from their sale or other taxable disposition might also be subject to United States tax. In addition, in the event of equity treatment, neither GST Network nor GST USA, as the case may be, would ever be entitled to deduct interest on the Notes for United States federal income tax purposes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Old Notes were sold by GST Network on May 4, 1998 to the Placement Agents, which placed the Old Notes with certain institutional investors in reliance on Section 4(2) of, and Rule 144A under, the Securities Act. In connection with the sale of the Old Notes, GST Network entered into the Registration Rights Agreement, pursuant to which GST Network, GST USA and GST agreed to use their best efforts to consummate an offer to exchange the Old Notes for the New Notes pursuant to an effective registration statement on or before November 4, 1998. Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of GST Network or any other person who has obtained a properly completed bond power from the registered Holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.


         GST Network has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based upon interpretations by the staff of the Commission set forth in no-action letters issued to third parties, GST Network believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder that is an Affiliate of GST Network, GST USA or GST) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes or who is an Affiliate of GST Network, GST USA or GST may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."



         By tendering in the Exchange Offer, each Holder of Old Notes will represent to GST Network, GST USA and GST that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of Old Notes, nor any such other person, has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder, nor any such other person, is engaged in or intends to participate in the distribution of such New Notes and
(iv) neither the Holder nor any such other person is an Affiliate of GST Network, GST USA or GST or, if such Holder is an Affiliate, that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.



         Following the consummation of the Exchange Offer, Holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors Consequences of the Exchange Offer to Non-Tendering Holders of the Old Notes."


TERMS OF THE EXCHANGE OFFER


         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, GST Network will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, GST Network will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old

Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount at maturity.


         The forms and terms of the New Notes will be identical in all material respects to the forms and terms of the corresponding Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Old Notes being tendered for exchange. As of December 31, 1998, $321.0 million aggregate Accreted Value of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all Holders as of ________, 1999. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. GST Network intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.


         GST Network shall be deemed to have accepted validly tendered Old Notes when, as and if GST Network has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from GST Network. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. GST Network will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _____________, 1999 [20 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER], unless GST Network in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although GST Network has no current intention to extend the Exchange Offer, GST Network reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first Nasdaq National Market trading day following the Expiration Date.


         GST Network expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by GST Network and (ii) amend the terms of the Exchange Offer in any manner that, in its good faith judgment, is advantageous to the Holders of the Old Notes, whether before or after any tender of the Old Notes.

PROCEDURES FOR TENDERING


         The tender to GST Network of Old Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and GST Network in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal signed by such Holder. A Holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date, (ii) by complying with the procedure for book-entry transfer described below and in "Description of the Old Notes - Book-Entry; Delivery and Form",or (iii) complying with the guaranteed delivery procedures described below.


         If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to GST Network and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or the Old Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.


         THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO GST NETWORK.

         GST Network understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other revised documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

         If the Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq National Market trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), GST Network may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, are available from the Exchange Agent.

         A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by GST Network, whose determination will be final and binding. GST Network reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of GST Network's counsel, be unlawful. GST Network also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of GST Network, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in an aggregate principal amount at maturity greater than the aggregate principal amount at maturity of Old Notes being tendered by such tendering Holder, will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, GST Network reserves the right in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to GST Network and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, GST Network will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by GST Network to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

         By executing a Letter of Transmittal, each Holder will make to GST Network, GST USA and GST the representations set forth above under the heading " -- Purpose and Effect of the Exchange Offer."

WITHDRAWAL OF TENDERS

         Tenders of Old Notes pursuant to the Exchange Offer are irrevocable, except that Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers and designation of Old Notes to be withdrawn, the principal amount of Old Notes delivered for exchange, a statement that such Holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered Holder of such Old

Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to GST Network that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by GST Network, and such determination will be final and binding on all parties.

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, GST Network will not be required to issue New Notes in exchange for any properly tendered Old Notes not theretofore accepted and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

         (i) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of GST Network, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer, or

         (ii) there shall occur a change in the current interpretation by the staff of the Commission which, in GST Network's reasonable judgment, might materially impair GST Network's ability to proceed with the Exchange Offer.

         GST Network expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by GST Network of properly tendered Old Notes).

         The foregoing conditions are for the sole benefit of GST Network and may be waived by GST Network, in whole or in part, in its reasonable discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by GST Network concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

         United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Mail (registered or certified mail recommended):         By Overnight Courier:
         United States Trust Company of New York            United States Trust Company of New York
         P.O. Box 844                                       770 Broadway, 13th Floor
         Cooper Station                                            Corporate Trust Operations Department
         New York, New York 10276-0844

                                                            New York, New York 10003


By Hand Delivery:

         United States Trust Company of New York
         111 Broadway, Lower Level
         New York, New York 10006
         Attn: Corporate Trust Services

By Facsimile:     (212) 780-0592 Confirm by Telephone: (800) 548-6565

                  (For Eligible Institutions Only)

FEES AND EXPENSES

         The expense of soliciting tenders will be borne by GST Network. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or other means of electronic communication or in person by officers and regular employees of GST Network and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

         GST Network has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. GST Network, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. GST Network may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees of GST Network, will be paid by GST Network.

         GST Network will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

         The New Notes will be recorded at the same carrying value as the Old Notes as reflected in GST Network's accounting records on the date of the exchange because the exchange of the Old Notes for the New Notes is the completion of the selling process contemplated in the issuance of the Old Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

OTHER

         Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by GST Network, GST USA or GST. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, shall create any implication that there has been no change in the affairs of GST Network, GST USA or GST since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, GST Network may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Notes in such jurisdiction.

         As a result of the making of the Exchange Offer, GST Network, GST USA and GST will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture except for any such rights under the Registration Rights Agreement and except that the Old Notes will not be entitled to the contingent increase in interest rate provided for in the Old Notes. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Notes could be adversely affected.


USE OF PROCEEDS


         GST Network will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, GST Network will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes, except that the offer and sale of such New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in the indebtedness of GST Network.

         The net proceeds received by GST Network from the May Offering were approximately $288.9 million. GST Network intends to use the net proceeds of the May Offering to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation or integration) of Acquired Equipment for the continued expansion of the Company's infrastructure, including the development and construction of additional networks and longhaul fiber optic facilities; provided that the cost of design, development, construction, installation and integration of the Acquired Equipment shall not exceed 50% of the aggregate Acquired Equipment Cost. GST Network will thereafter sell such Acquired Equipment to GST USA for Intercompany Notes equal to the Acquired Equipment Cost.

SELECTED FINANCIAL DATA

GST NETWORK


         The selected financial data set forth below for the period from April 16, 1998 (date of inception) to December 31, 1998 is derived from the audited financial statements of GST Network. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.




                                                                               Period from April 16, 1998 (date of
                                                                                 inception) to December 31, 1998
                                                                                         (in thousands)
STATEMENT OF OPERATIONS DATA:

Interest income ........................................                                                    $10,661

Commitment fee income ..................................                                                     14,256

Interest expense .......................................                                                     22,132

Income tax expense .....................................                                                      8,472
                                                                                                            -------
Net loss ...............................................                                                    (5,687)
                                                                                                            =======



                                                                                        December 31, 1998

BALANCE SHEET DATA (AT END OF PERIOD):

Restricted cash and investments ........................                                                   $230,014

Total assets ...........................................                                                    326,749

Long term debt .........................................                                                    320,997

Common shares and additional paid-in-capital ...........                                                      2,000

Accumulated deficit ....................................                                                      5,687

Shareholder's deficit ..................................                                                    (3,687)

GST USA


         The selected consolidated financial data set forth below for Fiscal 1994, Fiscal 1995, Fiscal 1996, Fiscal 1997, the 1997 Three Month Period and Fiscal 1998 are derived from the audited consolidated financial statements of the GST USA. The selected consolidated financial data for the three months ended December 31, 1996 and the twelve months ended December 31, 1997 is unaudited, but in the opinion of the management of GST USA, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto incorporated by reference in this Prospectus.



                                                                       (In thousands, except per share amounts)
                                                              THIRTEEN MONTHS                           YEAR ENDED
                                                             ENDED SEPTEMBER 30,                       SEPTEMBER 30,
                                                                   1994(a)              1995             1996(b)         1997(b)
STATEMENT OF OPERATIONS DATA:
Revenues:
         Telecommunications and other services ...........         $   112           $ 11,118          $  31,726       $  80,234
         Telecommunication  products .....................           5,889              7,563              9,573          21,982
                                                                   -------           --------          ---------       ---------

                  Total revenues .........................           6,001             18,681             41,299         102,216
Operating loss ...........................................            (975)           (10,261)           (40,116)        (76,424)

Other expenses (income):
         Interest income .................................             (89)              (241)            (4,927)         (6,315)
         Interest expense(c) .............................              27                805             18,334          34,168
         Other, net ......................................           1,877                820              2,289          (7,237)
Income tax expense .......................................             502(e)             166(e)             157             903
                                                                   -------           --------          ---------       ---------
Net income (loss)(f) .....................................         $(3,492)          $ (9,447)         $ (55,558)      $ (98,555)
                                                                   ========          ========          =========       =========

OTHER DATA:
Capital expenditures .....................................         $ 1,429           $ 33,905          $  97,561       $ 225,743
Ratio of earnings to fixed charges(g) ....................              --                 --                 --              --
Adjusted EBITDA(h) .......................................         $  (591)          $ (7,532)         $ (31,462)      $ (50,257)
Cash flow provided by (used in):
  Operating activities ...................................            (149)           (11,276)           (31,796)        (51,625)
  Investing activities ...................................          (6,452)           (29,069)          (105,440)       (260,618)
  Financing activities ...................................           7,911             42,929            174,882         325,399

BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents ...................................         $ 1,310           $  3,894          $  41,540       $  54,696
Investments ..............................................             843                871              5,177           3,247
Restricted cash and investments ..........................              --                 --             16,000         171,750
Property and equipment ...................................           4,593             39,556            134,274         384,549
Accumulated depreciation .................................            (222)            (1,545)            (6,777)        (20,620)
Investment in joint ventures(i) ..........................           3,552              2,859              1,364               0
Total assets .............................................          18,887             71,421            277,673         710,875
Current portion of long-term debt
  and capital lease obligations ..........................             134                745              5,346           9,284





                                                                 THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                     DECEMBER 31,                     DECEMBER 31,
                                                                1996(b)         1997(b)         1997(b)            1998
                                                                    (UNAUDITED)                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
         Telecommunications and other services ...........     $ 18,437       $  25,940       $   87,737       $ 152,168
         Telecommunication  products .....................        4,780           7,300           24,502               0
                                                               --------       ---------       ----------       ---------
                  Total revenues .........................       23,217          33,240          112,239         152,168
Operating loss ...........................................      (17,432)        (20,930)         (79,922)       (128,407)
Other expenses (income):
         Interest income .................................         (693)         (4,077)          (9,699)        (24,047)
         Interest expense(c) .............................        4,646          15,853           45,375          77,809
         Other, net ......................................           81             139           (7,179)(d)     (58,979)
Income tax expense .......................................            0             850            1,753               0
                                                               --------       ---------       ----------       ---------
Net income (loss)(f) .....................................     $(21,413)      $ (34,167)      $ (111,309)      $(123,190)
                                                               ========       =========       ==========       ==========
Ratio of earnings to fixed charges(g) ....................           --              --               --              --
OTHER DATA:
Capital expenditures .....................................     $ 58,047       $  46,663       $  214,359       $ 247,683
Adjusted EBITDA(h) .......................................     $(12,661)      $ (11,809)      $  (49,405)      $ (56,735)
Cash flow provided by (used in):
  Operating activities ...................................      (15,172)        (42,083)         (78,536)        (81,593)
  Investing activities ...................................      (63,755)        (42,231)        (239,094)       (343,364)
  Financing activities ...................................       40,503         226,991          511,887         313,066

BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents ...................................                    $ 197,373                        $   85,482
Investments ..............................................                        7,554                                --
Restricted cash and investments ..........................                      144,450                           281,364
Property and equipment ...................................                      433,110                           678,802
Accumulated depreciation .................................                      (26,670)                          (62,116)
Investment in joint ventures(i) ..........................                            0                                 0
Total assets .............................................                      879,016                         1,120,692
Current portion of long-term debt
  and capital lease obligations ..........................                        9,498                            17,740


                                                                       THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                           DECEMBER 31,                     DECEMBER 31,
                                                                      1996(b)         1997(b)         1997(b)            1998
                                                                           (UNAUDITED)                      (UNAUDITED)
Long term debt and capital lease obligations
  (excluding current portion) ............................              --             19,495            211,907         601,280
Common Shares ............................................          16,340             47,909             69,957          78,373
Accumulated deficit ......................................          (3,678)           (13,125)           (68,683)       (167,238)
Shareholder's equity (deficit) ...........................          12,662             34,784              1,274         (88,865)





                                                                       THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                           DECEMBER 31,                     DECEMBER 31,
                                                                      1996(b)         1997(b)         1997(b)            1998
                                                                           (UNAUDITED)                      (UNAUDITED)
Long term debt and capital lease obligations
  (excluding current portion) ............................                            605,807                         938,816
Common Shares ............................................                             78,462                          78,462
Accumulated deficit ......................................                           (201,405)                       (324,595)
Shareholder's equity (deficit) ...........................                           (122,943)                       (246,133)


(a) GST USA was formed in August 1994 at which time the Company transferred all operating subsidiaries to GST USA. The consolidated financial statements as of and for the thirteen months ended September 30, 1994 reflect the results of operations, financial position and cash flows of the operating subsidiaries using the "as if" pooling of interests basis of accounting, as the entities were under common control during the period.

(b) Effective January 1, 1998, the Company transferred GST Call America, Inc. ("GST Call America") and TotalNet Communications, Inc. ("TotalNet"), previously direct wholly-owned subsidiaries of the Company, to GST USA. The financial results have been restated to reflect the operations of GST Call America and TotalNet from the dates such subsidiaries were acquired by the Company. The financial results have been restated in order to conform with the Company's presentation as the entities are under common control.


(c) Excludes capitalized interest of $291 for Fiscal 1995, $2,316 for Fiscal 1996, $15,170 for Fiscal 1997, $2,549 for the 1996 Three Month Period, $3,726 for the 1997 Three Month Period, $16,347 for the twelve months ended December 31, 1997 and $25,920 for Fiscal 1998. During the construction of GST USA's networks, the interest costs related to construction expenditures are considered to be assets qualifying for interest capitalization under FASB Statement No. 34 "Capitalization of Interest Cost."


(d)      Includes a $61,266 gain on the sale of NACT.

(e) During Fiscal 1994 and the first eight months of Fiscal 1995, GST USA owned less than 80% of GST Telecom and was therefore unable to deduct for tax purposes the losses incurred by GST Telecom.


(f) Includes minority interest in (income) loss of subsidiaries of ($2) for Fiscal 1994, $2,364 for Fiscal 1995, $411 for Fiscal 1996, $(612) for
         Fiscal 1997, $53 for the 1996 Three Month Period, $(472) for the 1997 Three Month Period, $(1,137) for the twelve months ended December 31, 1997 and $0 for Fiscal 1998.



(g) The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For Fiscal 1994, Fiscal 1995, Fiscal 1996, Fiscal 1997, the 1996 Three Month Period, the 1997 Three Month Period, the twelve months ended December 31, 1997 and Fiscal 1998, earnings were insufficient to cover fixed charges by $3.0 million, $11.9 million, $58.1 million, $112.2 million, $24.0 million, $36.6 million, $124.8 million and $149.1 million, respectively.


(h) Adjusted EBITDA consists of loss before interest, income taxes, depreciation and amortization, minority interest, gains and losses on the disposition of assets, and noncash charges. Adjusted EBITDA should not be considered in isolation from, and is not presented as an alternative measure of operating loss, cash flow from operations or net loss as determined in accordance with GAAP. Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is not a measure of liquidity, or of amounts available to the Company for debt service requirements or for discretionary purposes. Management believes that Adjusted EBITDA provides a meaningful measure of operating cash flow (without the effects of working capital changes) for the continuing operations of the Company by excluding the effects of noncash expenses and non-operating activities. However, Adjusted EBITDA does not capture the following financial trends, which pertain to the periods from Fiscal 1994 through the six months ended June 30, 1998: (i) an increase in depreciation expense resulting from continuing network construction activities, (ii) an increase in amortization expense resulting from acquisition activities, and (iii) an increase in net interest expense from borrowing activities. Such trends are captured through an analysis of the Company's net losses throughout these periods.

(i) Represents principally GST USA's then 50% ownership interest in Phoenix Fiber, the owner and operator of the Phoenix network. GST USA acquired the remaining 50% interest in Phoenix Fiber effective as of October 1, 1996.

THE COMPANY


         The selected consolidated financial data set forth below for Fiscal 1994, Fiscal 1995, Fiscal 1996, Fiscal 1997 and the 1997 Three Month Period and Fiscal 1998 are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data for the 1996 Three Month Period and the twelve months ended December 31, 1997 is unaudited, but in the opinion of the management of the Company, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto incorporated by reference in this Prospectus. The selected consolidated financial data includes information with respect to NACT. In February 1998, the Company sold its remaining 63% interest in NACT in the NACT Sale.



                                                                         (In thousands, except per share amounts)
                                                                 THIRTEEN
                                                               MONTHS ENDED                         YEAR ENDED
                                                               SEPTEMBER 30,                       SEPTEMBER 30,
                                                                  1994(a)            1995               1996           1997

STATEMENT OF OPERATIONS DATA:
Revenues:
         Telecommunications and other services ........          $    112          $ 11,118          $  31,726       $  82,593
         Telecommunications products ..................             5,889             7,563              9,573          23,374
                                                                 --------          --------          ---------       ---------

                  Total revenues ......................             6,001            18,681             41,299         105,967
Operating loss ........................................            (1,337)          (11,631)           (42,597)        (86,543)
                                                                 --------          --------          ---------       ---------
Other expenses (income):
         Interest income ..............................              (254)             (303)            (5,549)         (7,026)
         Interest expense(b) ..........................                27               838             21,224          37,665
         Other, net ...................................             1,877             1,347              2,360          (5,359)
Income tax expense ....................................               502(d)            166(d)             157             903
                                                                                                     ---------       ---------
Net loss(e) ...........................................          $ (3,491)         $(11,315)         $ (60,378)      $(113,338)
                                                                 ========          ========          =========       =========
Net loss per share, basic and  diluted(f) .............          $   (.35)         $   (.82)         $   (3.18)      $   (4.71)
                                                                 ========          ========          =========       =========
Weighted average number of common shares outstanding,
  basic and diluted ...................................             9,879            13,781             18,988          24,703

OTHER DATA:
Capital expenditures ..................................          $  1,486          $ 33,922          $  97,561       $ 225,743
Ratio of earnings to fixed charges (g) ................                --                --                 --              --
Adjusted EBITDA(h) ....................................              (779)           (8,807)           (33,936)        (51,881)
CASH FLOW PROVIDED BY (USED IN):
 Operating income .....................................               294           (11,056)           (33,306)        (57,002)
 Investing activities .................................           (11,706)          (24,522)          (105,674)       (261,570)
 Financing activities .................................            10,885            37,383            194,299         313,091
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents .............................          $  4,219          $  6,204          $  61,343       $  55,862
Investments ...........................................               843               871              5,176           3,322
Restricted cash and investments .......................                --                --             16,000         171,750
Property and equipment ................................             4,805            39,583            134,714         385,252
Accumulated depreciation ..............................              (221)           (1,550)            (7,139)        (20,738)
Investment in joint ventures(i) .......................             3,552             2,859              1,364              --
Total assets ..........................................            26,769            73,125            301,701         728,405
Current portion of long-term debt and capital lease
  obligations .........................................                --               959              5,554          10,656
Long-term debt and capital lease obligations (excluding
  current portion) ....................................                --            19,746            234,127         628,043
Redeemable Preferred Shares ...........................                --                --                 --          51,756






                                                                      THREE MONTHS                 TWELVE MONTHS ENDED
                                                                    ENDED DECEMBER 31,                  DECEMBER 31,
                                                                   1996            1997           1997             1998
                                                                (UNAUDITED)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
         Telecommunications and other services ........          $ 18,437       $  27,552       $  91,708       $  158,609
         Telecommunications products ..................             4,780           8,706          27,300            4,708
                                                                 --------       ---------       ---------       ----------

                  Total revenues ......................            23,217          36,258         119,008          163,317
Operating loss ........................................           (17,988)        (21,855)        (90,410)        (135,172)
                                                                 --------       ---------       ---------       ----------
Other expenses (income):
         Interest income ..............................              (839)         (4,101)        (10,288)         (24,145)
         Interest expense(b) ..........................             5,434          18,948          51,179          101,648
         Other, net ...................................               104           1,569          (3,894)         (57,985)(c)
Income tax expense ....................................                --             850           1,753               --
                                                                 --------       ---------       ---------       ----------
Net loss(e) ...........................................          $(22,634)      $ (39,593)      $(130,297)      $ (154,690)
                                                                 ========       =========       =========       ==========
Net loss per share, basic and  diluted(f) .............          $  (1.02)      $   (1.39)      $   (5.11)      $    (4.52)
                                                                 ========       =========       =========       ==========
Weighted average number of common shares outstanding,
  basic and diluted ...................................            22,237          30,804          26,707           35,834

OTHER DATA:
Capital expenditures ..................................          $ 58,047       $  46,663       $ 214,359          247,683
Ratio of earnings to fixed charges (g) ................                --              --              --               --
Adjusted EBITDA(h) ....................................           (13,208)        (12,032)        (50,705)         (60,538)
CASH FLOW PROVIDED BY (USED IN):
 Operating income .....................................           (15,479)        (40,580)        (82,103)         (83,923)
 Investing activities .................................           (67,221)        (42,954)       (237,303)        (344,190)
 Financing activities .................................            34,720         226,725         505,096          315,130
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents .............................                         $ 199,053                       $   86,070
Investments ...........................................                             7,619                           16,246
Restricted cash and investments .......................                           144,450                          281,364
Property and equipment ................................                           433,680                          678,374
Accumulated depreciation ..............................                           (26,785)                         (62,522)
Investment in joint ventures(i) .......................                                --                               --
Total assets ..........................................                           898,174                        1,151,283
Current portion of long-term debt and capital lease
  obligations .........................................                            10,865                           19,066
Long-term debt and capital lease obligations (excluding
  current portion) ....................................                           777,286                        1,112,700
Redeemable Preferred Shares ...........................                            54,635                           61,741


                                                                       THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                           DECEMBER 31,                     DECEMBER 31,
                                                                      1996(b)         1997(b)         1997(b)            1998
                                                                           (UNAUDITED)                      (UNAUDITED)
Common Shares and commitment to issue Common Shares ...            25,075            51,660             98,101         149,880
Accumulated deficit ...................................            (4,640)          (15,955)           (76,333)       (189,671)
Accumulated other comprehensive
   income .............................................                --                --                 --              --
Shareholders' equity (deficit) ........................            20,435            35,705             21,768         (39,791)






                                                                       THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                           DECEMBER 31,                     DECEMBER 31,
                                                                      1996(b)         1997(b)         1997(b)            1998
                                                                           (UNAUDITED)                      (UNAUDITED)
Common Shares and commitment to issue Common Shares ...                              221,709                          234,267
Accumulated deficit ...................................                             (229,264)                        (383,954)
Accumulated other comprehensive                                                           --                               --
   income .............................................                                                                16,200
Shareholders' equity (deficit) ........................                               (7,555)                        (133,487)




 (a) The Company changed its fiscal year end to September 30, effective in 1994. As a result, amounts reported for Fiscal 1994 are for the 13 months ended September 30, 1994. Results for Fiscal 1994 include the acquisition of 60% of GST Telecom, the Company's subsidiary that owned and operated each of the Company's networks, and, at various times during Fiscal 1994, an aggregate of 80% of NACT Telecommunications, Inc. ("NACT").



(b) Excludes capitalized interest of $.3 million for Fiscal 1995, $2.3 million for Fiscal 1996, $15.2 million for Fiscal 1997, $2.5 million for the three months ended December 31, 1996 (the "1996 Three Month Period") and $3.7 million for the three months ended December 31, 1997 (the "1997 Three Month Period"), $16.4 million for the twelve month period ended December 31, 1997, and $25.9 million for Fiscal 1998). During the construction of the Company's networks, the interest costs related to construction expenditures are considered to be assets qualifying for interest capitalization under FASB Statement No. 34 "Capitalization of Interest Cost."



(c)      Includes a $61,266 gain on the sale of NACT.



(d) During Fiscal 1994 and the first eight months of Fiscal 1995, the Company owned less than 80% of GST Telecom and was therefore unable to deduct for tax purposes the losses incurred by GST Telecom.



(e) Includes minority interest in (income) loss of subsidiaries of $0 for Fiscal 1994, $2.4 million for Fiscal 1995, $.4 million for Fiscal 1996, $(.6) million Fiscal 1997, $.1 million for the 1996 Three Month Period, $(.5) million for the 1997 Three Month Period, ($1.0) million for Fiscal 1997 and $0 for Fiscal 1998.



(f) Net loss per share also reflects the accretion of the liquidation and redemption prices of the outstanding Series A Preference Shares of GST (the "Redeemable Preferred Shares") totaling $3.0 million for Fiscal 1997, $3.1 million for the 1997 Three Month Period, $6.1 million for the twelve months ended December 31, 1997 and $7.1 million for Fiscal 1998.



(g) The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges (other than capitalized interest and preferred stock accretion) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, that portion of rental expense the Company believes to be representative of interest and preferred stock accretion. For Fiscal 1994, Fiscal 1995, Fiscal 1996, Fiscal 1997, the 1996 Three Month Period, the 1997 Three Month Period, the twelve months ended December 31, 1997 and Fiscal 1998, earnings were insufficient to cover fixed charges by $3.0 million, $13.8 million, $62.9 million, $130.0 million, $25.2 million, $45.1 million, $149.9 million and $187.6 million, respectively.



(h) Adjusted EBITDA consists of loss before interest, income taxes, depreciation and amortization, minority interest, gains and losses on the disposition of assets, and noncash charges. Adjusted EBITDA should not be considered in isolation from, and is not presented as an alternative measure of operating loss, cash flow from operations or net loss as determined in accordance with GAAP. Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is not a measure of liquidity, or of amounts available to the Company for debt service requirements or for discretionary purposes. Management believes that Adjusted EBITDA provides a meaningful measure of operating cash flow (without the effects of working capital changes) for the continuing operations of the Company by excluding the effects of noncash expenses and non-operating activities. However, Adjusted EBITDA does not capture the following financial trends, which pertain to the periods from Fiscal 1994 through Fiscal 1998: (i) an increase in depreciation expense resulting from continuing network construction activities, (ii) an increase in amortization expense resulting from acquisition activities, and (iii) an increase in net interest expense from borrowing activities. Such trends are captured through an analysis of the Company's net losses throughout these periods.



(i) Represents principally the Company's then 50% ownership interest in Phoenix Fiber Access, Inc. ("Phoenix Fiber"), the owner and operator of the Phoenix network. The Company acquired the remaining 50% interest in Phoenix Fiber effective as of October 1, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GST NETWORK

OVERVIEW

         GST Network was formed on April 16, 1998 for the purpose of issuing the Old Notes and financing the purchase of Acquired Equipment. GST Network acts as purchasing agent for GST USA and sells to GST USA the equipment it purchases with the proceeds from the May Offering. GST Network has only a limited operating history.


         As of December 31, 1998, GST Network holds restricted cash and investments of approximately $230.0 million restricted for the acquisition of telecommunications equipment. All of such equipment will be sold to GST USA in exchange for Intercompany Notes. Ultimately, such telecommunications equipment is leased by GST USA to the various operating subsidiaries of the Company.


OPERATIONS

         The operations of GST Network are limited to (i) purchasing equipment,
(ii) selling equipment, (iii) receiving payments under Intercompany Notes, (iv) making payments of interest and principal on the Notes, and (v) fulfilling its obligations under the Indenture, the Pledge Agreement and the Registration Rights Agreement.


NET LOSS



         Net loss of $5.7 million for the period from April 16, 1998 (date of inception) to December 31, 1998 includes the following components: (i) interest income of $10.7 million relating to interest earned on proceeds from the May Offering and from interest earned on Intercompany Notes, (ii) commitment fee income of $14.2 million earned from GST USA, (iii) interest expense of $22.1 million relating to the Notes and (iv) income tax expense of $8.5 million.


LIQUIDITY AND CAPITAL RESOURCES


         On May 4, 1998, GST Network completed the May Offering, consisting of $500.0 million aggregate principal amount at maturity of Old Notes. As of December 31, 1998, the net proceeds from the issuance of the Notes of approximately $288.9 million had been used to purchase government securities. The Indenture governing the Notes includes restrictive covenants which, among other items, limit or restrict additional indebtedness incurred by the Company, investment in certain subsidiaries and the payment of dividends.



GST USA

OVERVIEW

         GST USA was formed to hold the capital stock of the consolidated operating subsidiaries of GST. In December 1995, GST USA issued in a private placement its Senior Notes, which are unconditionally guaranteed by GST, and GST issued its Convertible Notes, which are unconditionally guaranteed by GST USA. The net proceeds from the sale of the 1995 Notes were used to fund capital expenditures and for working capital.


         GST USA also purchases equipment from its wholly-owned subsidiary, GST Equipment Funding, Inc. ("GST Funding") and leases such equipment to the operating subsidiaries of GST and GST USA. GST USA is obligated to assume GST Funding's Secured Notes as soon as GST USA is permitted to do so pursuant to the terms of the indenture relating to the Senior Notes. At such time GST is obligated to guarantee the Secured Notes. GST Funding issued the Secured Notes in the Secured Notes Offering in May 1997. Of the $255.8 million of net proceeds from the Secured Notes Offering, as of December 31, 1998 approximately $93.8 million had been used to purchase securities pledged to fund the first six interest payments on the Secured Notes ($43.8 million of which was used to make the first three interest payments in November 1997, May 1998 and November
1998) and approximately $194.2 million had been used to purchase telecommunications equipment ($41.5 million of which was used to refinance intercompany indebtedness).


         Effective January 1, 1998, the Company transferred GST Call America and TotalNet, previously direct wholly-owned subsidiaries of the Company, to GST USA. The financial results have been restated to reflect the operations of GST Call America and TotalNet from the dates such subsidiaries were acquired by the Company. The financial results have been restated in order to conform with the Company's presentation as the entities are under common control.

RESULTS OF OPERATIONS


FISCAL 1998 COMPARED TO THE UNAUDITED YEAR ENDED DECEMBER 31, 1997



         Revenues. Total revenue for Fiscal 1998 increased $40.0 million, or 35.6%, to $152.2 million from $112.2 million for the comparable twelve months ended December 31, 1997. Telecommunications and other services revenues for Fiscal 1998 increased $64.5 million, or 73.4%, to $152.2 million from $87.7 million for the twelve months ended December 31, 1997. The increase in telecommunications and other services revenues resulted primarily from strategic acquisitions, including the acquisitions of ICON Communications Corp. ("ICON") in April 1998, and from increased local service revenue generated by GST USA's networks. To a lesser extent, the increase in telecommunications and other services revenues resulted from increased long distance, Internet, and data services. The increase was also attributable to a $2.0 million increase in revenue from the construction of network and fiber systems. Due to the NACT Sale, product revenue for Fiscal 1998 was $0 compared to $24.5 million for the twelve months ended December 31, 1997.



         Operating Expenses. Total operating expenses for Fiscal 1998 increased $88.4 million, or 46.0%, to $280.6 million from $192.2 million for the twelve months ended December 31, 1997. Network expenses, which include direct local and long distance circuit costs, increased $33.1 million, or 48.4%, to $101.4 million, or 66.6% of telecommunications and other services revenues for Fiscal 1998 compared to $68.3 million, or 77.8% for the comparable period in the previous year. The decrease in network expenses as a percentage of revenue resulted from the inclusion of strategic acquisitions and an increase in revenues for traffic carried on GST USA's network as a percentage of total telecommunications and other services revenues. Facilities administration and maintenance expenses for Fiscal 1998 increased $2.5 million, or 21.7%, to $13.9 million, or 9.1% of telecommunications and other services revenues compared to $11.4 million, or 13.0% for the comparable period ended December 31, 1997. The primary reason for the decrease in these expenses as a percentage of telecommunications and other services revenues is the inclusion of revenues from strategic acquisitions, substantially all of which are not generated on GST USA's networks.



         Cost of product revenues and research and development costs were both $0 for Fiscal 1998 due to the NACT Sale.



         Selling, general and administrative expenses for Fiscal 1998 increased $15.4 million, or 20.7%, to $90.1 million from $74.7 million for the twelve months ended December 31, 1997. The increase is due to the expansion of GST USA's local and enhanced services operations, which resulted in additional marketing, management information and sales staff, and to selling, general and administrative expenses related to strategic acquisitions. As a percentage of total revenue, selling, general and administrative expenses for Fiscal 1998 were 59.2%, compared to 66.5% for the twelve months ended December 31, 1997.



         Depreciation and amortization for Fiscal 1998 increased $17.1 million, or 62.1%, to $44.6 million from $27.5 million for the twelve months ended December 31, 1997. The increase is attributable to newly-constructed networks and related equipment being placed into service and to the amortization of intangible assets related to GST USA's acquisitions. GST USA expects that depreciation will continue to increase as it expands its networks and longhaul fiber optic facilities and installs additional switches. Depreciation and amortization expense was 29.3% of total revenue for Fiscal 1998 compared to 24.5% for the comparable period ended December 31, 1997.



         Special charges for Fiscal 1998 consist of (i) a $15.7 million write-off of amounts paid to Magnacom, (ii) $9.9 million in abandoned assets related to non-core projects and services, including the write off of submarine cable projects, equipment rendered obsolete by GST USA's VITA network and fiber projects outside of GST USA's main service areas,
(iii) a $3.9 million impairment reserve for GST USA's shared tenant services asset and (iv) $1.1 million in costs related to the severance of certain members of former management.



         Other Expenses/Income. For Fiscal 1998, GST USA recorded net other income of $5.2 million, compared to net other expense of $31.4 million for the comparable period ended December 31, 1997. For Fiscal 1998, net other income includes a $61.3 million gain resulting from the NACT Sale. Excluding such gain, net other expense would have increased $24.7 million for Fiscal 1998 as compared to the same period in the previous year. The increase in net other expense related primarily to increased interest expense resulting from the issuance in May 1998 of the 1998 Notes.



         Net Loss. Net loss for Fiscal 1998 increased $11.9 million, or 10.7%, to $123.2 million from $111.3 million for the twelve months ended December 31, 1997. Excluding the $61.3 million gain on the NACT Sale, net loss would have been $184.5 million for Fiscal 1998, an increase of $73.2 million as compared to the twelve months ended December 31, 1997. Such increase in net loss resulted primarily from a $32.4 million increase in interest expense and a $48.5 million increase in operating loss.



THE THREE MONTHS ENDED DECEMBER 31, 1997 ("1997 THREE MONTH PERIOD") COMPARED TO THE UNAUDITED THREE MONTHS ENDED DECEMBER 31, 1996 ("1996 THREE MONTH PERIOD")



         Revenues. Total revenue for the 1997 Three Month Period increased $10.0 million, or 43.2%, to $33.2 million from $23.2 million for 1996 Three Month Period. Telecommunications services revenue for the 1997 Three Month Period increased $7.5 million, or 40.7%, to $25.9 million from $18.4 million for the 1996 Three Month Period. The increase in telecommunications services revenue resulted primarily from increased local service revenue generated by GST USA's networks and from increased long distance service revenue. Additionally, during the 1997 Three Month Period, GST USA completed a $1.5 million longhaul conduit sale. To a lesser extent, the increase in revenue resulted from the acquisition of the Guam operations of Sprint in October 1997. Product revenue for the 1997 Three Month Period increased $2.5 million, or 52.7%, to $7.3 million from $4.8 million for the 1996 Three Month Period. The increase in product revenue resulted primarily from increased unit sales of NACT's STX switch.



         Operating Expenses. Total operating expenses for the 1997 Three Month Period increased $13.5 million, or 33.3%, to $54.2 million from $40.7 million for the 1996 Three Month Period. Network expenses, which include direct local and long distance circuit costs, increased $3.6 million, or 23.8%, to $18.4 million, or 70.8% of telecommunications services revenue for the 1997 Three Month Period compared to $14.8 million, or 80.4% of telecommunications services revenue for the 1996 Three Month Period. The primary reason for the decrease in network expenses as a percent of revenue is the increase in on-net revenues generated at GST USA's network as a percent of total revenues. Facilities administration and maintenance expenses (consisting primarily of costs related to personnel providing maintenance, monitoring and technical assistance for GST USA's networks) for the 1997 Three Month Period decreased $.2 million, or 6.7%, to $2.9 million, or 11.2% of telecommunications services revenue, compared to $3.1 million, or 16.9% of telecommunications services revenue, for the 1996 Three Month Period.



         Cost of product revenue, which represents the costs associated with product revenue of NACT, increased $.5 million, or 27.8%, to $2.3 million for the 1997 Three Month Period from $1.8 million for the 1996 Three Month Period. Cost of product revenue was 31.9% of product revenue for the 1997 Three Month Period compared to 38.1% for the 1996 Three Month Period. The decrease in cost of product revenue as a percentage of product revenue resulted primarily from economies of scale related to increased unit sales of NACT's STX switch. Research and development costs for the 1997 Three Month Period increased $.3 million, or 82.0%, to $.7 million from $.4 million for the 1996 Three Month Period. The increase was due to the addition of personnel to enhance the current switch product line and to facilitate the development of new switching products and applications.



         Selling, general and administrative expenses for the 1997 Three Month Period increased $5.5 million, or 35.0%, to $21.3 million from $15.8 million for the 1996 Three Month Period. The increase is due to the expansion of GST USA's CLEC and enhanced services operations and the hiring of a significant number of marketing, management information and sales personnel to implement GST USA's integrated services strategy. Selling, general and administrative expenses were 64.1% of total revenue for the 1997 Three Month Period compared to 68.0% of total revenue for the 1996 Three Month Period.



         Depreciation and amortization for the 1997 Three Month Period increased $3.8 million, or 81.8%, to $8.5 million from $4.7 million for the 1996 Three Month Period. The increase was attributable to newly-constructed networks becoming operational and to the amortization of intangible assets related to GST USA's acquisitions. GST USA expects that depreciation will continue to increase as it expands its networks and longhaul fiber optic facilities and installs additional switches. Depreciation and amortization was 25.6% of total revenue for the 1997 Three Month Period compared to 20.2% for the 1996 Three Month Period.



         Other Expenses/Income. For the 1997 Three Month Period, net other expenses increased $9.2 million, or 232.5%, to $13.2 million, or 39.8% of total revenue, from $4.0 million, or 17.1% of total revenue, for the 1996 Three Month Period. The primary reason for the increase was the inclusion of interest expense associated with the 13.25% senior secured notes due 2007 (the "Secured Notes"). The increase in interest expense was partially offset by interest income earned on the investment of a portion of the proceeds of the sale of the Secured Notes. To a lesser extent, net other expenses increased due to NACT's income tax expense as well as minority interest in the income of NACT.



         Net Loss. Net loss for the 1997 Three Month Period increased $12.8 million, or 59.6%, to $34.2 million from $21.4 million for the 1996 Three Month Period. The increase in net loss resulted primarily from a $3.5 million increase in operating loss and a $11.3 million increase in interest expense.



FISCAL 1997 COMPARED TO FISCAL 1996



         Revenues. Total revenue for Fiscal 1997 increased $60.9 million, or 147.5%, to $102.2 million from $41.3 million for the fiscal year ended September 30, 1996 ("Fiscal 1996"). Telecommunications services revenue for Fiscal 1997 increased $48.5 million, or 152.9%, to $80.2 million from $31.7 million for Fiscal 1996. The increase in telecommunications services revenue resulted from the inclusion of a full year of revenue from strategic acquisitions, including GST Call America and TotalNet, as well as increased CLEC service revenue generated by GST USA's networks. To a lesser extent, the increase in telecommunications services revenue resulted from increased Internet, shared tenant and data services. Product revenue for Fiscal 1997 increased $12.4 million, or 129.6%, to $22.0 million from $9.6 million for Fiscal 1996. The increase in product revenue resulted from the introduction in April 1996 of NACT's STX switch and subsequent increased unit sales.



         Operating Expenses. Total operating expenses for Fiscal 1997 increased $97.2 million, or 119.4%, to $178.6 million from $81.4 million for Fiscal 1996. Network expenses, which include direct local and long distance circuit costs, increased $38.1 million, or 143.6%, to $64.7 million for Fiscal 1997 compared to $26.6 million for Fiscal 1996. Facilities administration and maintenance expenses (consisting primarily of costs related to personnel providing maintenance, monitoring and technical assistance for GST USA's networks) for Fiscal 1997 increased $1.3 million, or 12.9%, to $11.6 million, or 14.5% of telecommunications services revenue, compared to $10.3 million, or 32.5% of telecommunications services revenue, for Fiscal 1996. The primary reason for the decrease in facilities administration and maintenance expenses as a percent of telecommunications services revenue was the inclusion of revenue from 1996 strategic acquisitions, a significant portion of which was generated off-net.



         Cost of product revenue, which are costs associated with product revenue of NACT, increased $3.1 million, or 79.7%, to $7.1 million for Fiscal 1997 from $4.0 million for Fiscal 1996. Cost of product revenue was 32.5% of product revenue for Fiscal 1997 compared to 41.5% for Fiscal 1996. The decrease in cost of product revenue as a percentage of product revenue resulted from economies of scale related to increased unit sales of NACT's STX switch. Research and development costs for Fiscal 1997 increased $1.0 million, or 69.3%, to $2.3 million from $1.3 million for Fiscal 1996. The increase was due to the addition of NACT personnel to enhance the current switch product line and to facilitate the development of new switching products and applications.



         Selling, general and administrative expenses for Fiscal 1997 increased $38.3 million, or 123.8%, to $69.2 million from $30.9 million for Fiscal 1996. The increase is due to the expansion of GST USA's CLEC and enhanced services operations and the hiring of a significant number of marketing, management information and sales personnel to implement GST USA's integrated services strategy. Selling, general and administrative expenses were 67.7% of total revenue for Fiscal 1997 compared to 74.8% of total revenue for Fiscal 1996.



         Depreciation and amortization for Fiscal 1997 increased $15.4 million, or 185.5%, to $23.7 million from $8.3 million for Fiscal 1996. The increase was attributable to newly-constructed networks becoming operational and to the amortization of intangible assets related to GST USA's acquisitions. Depreciation and amortization was 23.2% of total revenue for Fiscal 1997 compared to 20.1% for Fiscal 1996.



         Other Expenses/Income. For Fiscal 1997, net other expenses increased $6.7 million, or 43.3%, to $22.1 million, or 21.7% of total revenue, from $15.4 million, or 37.4% of total revenue, for Fiscal 1996. Fiscal 1997 net other expenses included a $7.4 million gain recognized on the sale of one million of GST USA's shares of NACT in February 1997. If the gain had been excluded, other expenses for Fiscal 1997 would have increased $14.1 million over Fiscal 1996. Such increase primarily resulted from increased interest expense due to the issuance of the 13.875% senior discount notes due 2005 (the "1995 Notes") in December 1995 and the issuance of the Secured Notes in May 1997. To a lesser extent, other expenses increased due to income tax expense attributable to income of NACT, which as of March 1, 1997 was no longer consolidated for tax purposes.



         Net Loss. Net loss for Fiscal 1997 increased $43.0 million, or 77.4%, to $98.6 million from $55.6 million for Fiscal 1996. Excluding the $7.4 million gain on the sale of NACT shares, net loss would have been $106.0 million for Fiscal 1998, an increase of $50.4 million as compared to the twelve months ended December 31, 1997. The increase in net loss resulted primarily from a $36.3 million increase in operating loss and a $15.9 million increase in interest expense.






THE COMPANY


OVERVIEW



         The Company, through its subsidiaries, provides a broad range of integrated telecommunications products and services, primarily to business customers located in California, Hawaii and other western continental states. As a facilities-based ICP, the Company operates state-of-the-art, digital telecommunications networks that represent an alternative to ILECs. The Company's full line of products, which offer a "one-stop" customer-focused solution to the telecommunications services requirements of its customers, include local dial tone, long distance, Internet, data transmission and private line services. With the turn-up of its VITA network in Fiscal 1998, the Company became one of the first ICPs to develop and deploy a converged network. At the end of Fiscal 1998, the VITA network was operational in 13 of the Company's markets, positioning the Company for deployment of advanced IP services in those markets.



RECENT DEVELOPMENTS



         The Company, GST Network, GST USA, and GST Funding are parties to certain indentures and have issued or guaranteed notes governed by those indentures. In November 1998, the Company notified United States Trust Company of New York, as trustee under the indentures, that certain actions by the Company and its subsidiaries may not have been in compliance with the technical requirements of the restrictive covenants contained in the indentures. In particular, the Company disclosed that a series of transactions involving Global may have resulted in technical non-compliances with the indentures. See "Business--Global Light Telecommunications." The Company is currently conducting a review of the relevant transactions and intends to vigorously pursue any necessary action to cure the potential non-compliances. The Company has initiated litigation against Global and others in an effort to cure any technical covenant violations that may have resulted from the transactions involving Global. See "Legal Proceedings."



         In February 1999, the trustee informed the note holders of the potential violations. Pursuant to the definitions contained within the indentures of each of the notes described above, no default has been declared and no event of default has occurred. The Company has not classified the related debt obligations as current in its consolidated financial statements because management believes it is probable that, in the event that the holders declared a default, the Company would be able to take corrective actions to cure any objectively determinable violations within the prescribed grace period.



         While the Company believes that any non-compliances can be cured, the Company cannot offer any assurance that the litigation will be successful or that any other potential cures will be effected in a timely manner or be sufficient. In the event that the Company has violated its indentures and does not cure the violations, the holders of the notes issued under the indentures could demand repayment of the notes, discontinue disbursements of cash proceeds of the most recent notes and assert other remedies against the Company. If any of these events occurred, the Company would not have sufficient liquid assets to repay the notes.



         For the quarter ended March 31, 1999, the Company reported revenues of $55.7 million, with a net loss of $53.2 million. Total operating expenses for the quarter ended March 31, 1999 were $84.3 million.



RESULTS OF OPERATIONS



FISCAL 1998 COMPARED TO THE UNAUDITED YEAR ENDED DECEMBER 31, 1997



         Revenues. Total revenues for Fiscal 1998 increased $44.3 million, or 37.2%, to $163.3 million from $119.0 million for the comparable twelve months ended December 31, 1997. Telecommunications and other services revenues for Fiscal 1998 increased $66.9 million, or 73.0%, to $158.6 million from $91.7 million for the twelve months ended December 31, 1997. The increase in telecommunications and other services revenues resulted primarily from strategic acquisitions, including the acquisitions of ICON in April 1998, and from increased local service revenue generated by the Company's networks. To a lesser extent, the increase in telecommunications and other services revenues resulted from increased long distance, Internet and data services. The increase was also attributable to a $2.0 million increase in revenue from the construction of network conduit and fiber systems. Telecommunications products revenues for Fiscal 1998 decreased $22.6 million, or 82.8%, to $4.7 million from $27.3 million for the twelve months ended December 31, 1997. The decrease in product revenues resulted from the sale of the Company's 63% interest in NACT.



         Operating Expenses. Total operating expenses for Fiscal 1998 increased $89.1 million, or 42.5%, to $298.5 million from $209.4 million for the 12 months ended December 31, 1997. Network expenses, which include direct local and long distance circuit costs, were 66.7% of telecommunications and other services revenues for Fiscal 1998 compared to 76.3% for the comparable period in the previous year. The decrease in network expenses as a percentage of revenue resulted from the inclusion of strategic acquisitions and an increase in revenues for traffic carried on the Company's network as a percentage of total telecommunications and other services revenues. Facilities administration and maintenance expenses for Fiscal 1998 were 10.5% of telecommunications and other services revenues compared to 13.6% for the comparable period ended December 31, 1997. The primary reason for the decrease in these expenses as a percentage of telecommunications and other services revenues is the inclusion of revenues from strategic acquisitions, substantially all of which are not generated on the Company's networks.



         Cost of product revenues for Fiscal 1998 decreased $6.3 million, or 67.7%, to $3.0 million from $9.3 million for the twelve months ended December 31, 1997. For Fiscal 1998, cost of product revenues were 63.7% of telecommunications products revenues compared to 34.0% for the comparable period ended December 31, 1997. The decrease in the dollar amount of cost of product revenues and the increase in cost of product revenues as a percent of product sales resulted from the sale of NACT. Research and development costs reported in the twelve months ended December 31, 1997 were related to activities at NACT.



         Selling, general and administrative expenses for Fiscal 1998 increased $17.3 million, or 21.8%, to $96.5 million from $79.2 million for the twelve months ended December 31, 1997. The increase is due to the expansion of the Company's local and enhanced services operations, which has resulted in additional marketing, management information and sales staff, and to selling, general and administrative expenses related to strategic acquisitions. As a percentage of total revenue, selling, general and administrative expenses for Fiscal 1998 were 59.1%, compared to 66.6% for the comparable period ended December 31, 1997.



         Depreciation and amortization for Fiscal 1998 increased $17.7 million, or 62.2%, to $46.0 million from $28.3 million for the twelve months ended December 31, 1997. The increase is attributable to newly-constructed networks and related equipment being placed into service and to the amortization of intangible assets related to the Company's acquisitions. The Company expects that depreciation will continue to increase as it expands its networks and longhaul fiber optic facilities and installs additional switches. Depreciation and amortization expense was 28.1% of total revenue for Fiscal 1998 compared to 23.8% for the comparable period ended December 31, 1997.



         Special charges for Fiscal 1998 consist of (i) a $15.7 million write-off of amounts paid to Magnacom, (ii) $9.9 million in abandoned assets related to non-core projects and services, including the write off of submarine cable projects, equipment rendered obsolete by the Company's VITA network and fiber projects outside of the Company's main service areas, (iii) a $3.9 million impairment reserve for the Company's shared tenant services asset and (iv) $1.1 million in costs related primarily to the severance of certain members of former management. Special charges for the twelve months ended December 31, 1997 represent a one-time $7.4 million non-cash charge recorded when 750,000 Common Shares were released from escrow to certain of the Company's former executives, which the Company views as a potential actionable claim. See "Legal Proceedings -- GST v. Sander."



         Other Expenses and Income. For Fiscal 1998, the Company recorded net other expense of $19.5 million, compared to $39.9 million for the comparable period ended December 31, 1997. For Fiscal 1998, net other income includes a $61.3 million gain resulting from the sale of NACT. Excluding such gain, net other expense would have increased $40.9 million for Fiscal 1998 as compared to the same period in the previous year. The increase in net other expense relates primarily to increased interest expense resulting from the issuance in November and December 1997 of the Accrual Notes and the issuance in May 1998 of the 1998 Notes.



         Net Loss. Net loss for Fiscal 1998 increased $24.4 million, or 18.7%, to $154.7 million from $130.3 million for the twelve months ended December 31, 1997. Excluding the $61.3 million gain on the sale of NACT, net loss would have been $216.0 million for Fiscal 1998, an increase of $85.7 million as compared to the twelve months ended December 31, 1997. Such increase in net loss resulted primarily from a $50.5 million increase in interest expense and a $44.8 million increase in operating loss.



1997 THREE MONTH PERIOD COMPARED TO THE UNAUDITED 1996 THREE MONTH PERIOD



         Revenues. Total revenue for the 1997 Three Month Period increased $13.1 million, or 56.2%, to $36.3 million from $23.2 million for the 1996 Three Month Period. Telecommunications services revenue for the 1997 Three Month Period increased $9.1 million, or 49.4%, to $27.6 million from $18.4 million for the 1996 Three Month Period. The increase in telecommunications services revenue resulted primarily from increased local service revenue generated by the Company's networks and from increased long distance service revenue. To a lesser extent, the increase in revenue resulted from the acquisitions of Action Telcom, Inc. ("Action Telcom") in May 1997 and the Guam operations of Sprint in October 1997. Additionally, during the 1997 Three Month Period, the Company completed a $1.5 million longhaul conduit sale. Product revenue for the 1997 Three Month Period increased $3.9 million, or 82.1%, to $8.7 million from $4.8 million for the 1996 Three Month Period. The increase in product revenues resulted from increased unit sales of NACT's STX switch and, to a lesser extent, the inclusion of Action Telcom's sales of NAMS. Excluding NACT, product revenue totalled $1.4 million and $0 for the 1997 Three Month Period and the 1996 Three Month Period, respectively.



         Operating Expenses. Total operating expenses for the 1997 Three Month Period increased $16.9 million, or 41.0%, to $58.1 million from $41.2 million for the 1996 Three Month Period. Network expenses, which include direct local and long distance circuit costs, increased $3.7 million, or 23.5%, to $19.4 million, or 70.5% of telecommunications services revenue for the 1997 Three Month Period compared to $15.7 million, or 85.3% of telecommunications services revenue for the 1996 Three Month Period. The primary reason for the decrease in network expenses as a percent of revenue is the increase in on-net revenues generated for traffic carried on the Company's network as a percent of total revenues. Facilities administration and maintenance expenses (consisting primarily of costs related to personnel providing maintenance, monitoring and technical assistance for the Company's networks) for the 1997 Three Month Period increased $.2 million, or 5.6%, to $3.5 million, or 12.7% of telecommunications services revenue, compared to $3.3 million, or 18.0% of telecommunications services revenue, for the 1996 Three Month Period.



         Cost of product revenue, which includes the costs associated with product revenue of NACT and Action Telcom, increased $1.3 million, or 70.4%, to $3.1 million for the 1997 Three Month Period from $1.8 million for the 1996 Three Month Period. Cost of product revenue was 35.6% of product revenue for the 1997 Three Month Period compared to 38.1% for the 1996 Three Month Period. The decrease in cost of product revenue as a percentage of product revenue resulted primarily from economies of scale related to increased unit sales of NACT's STX switch. Excluding NACT, cost of product revenue totalled $.8 million and $0 for the 1997 Three Month Period and the 1996 Three Month Period, respectively. Research and development costs for the 1997 Three Month Period increased $.4 million, or 90.5%, to $.8 million from $.4 million for the 1996 Three Month Period. The increase was due to the addition of personnel to enhance NACT's switch product line and to facilitate the development of new switching products and applications.



         Selling, general and administrative expenses for the 1997 Three Month Period increased $7.2 million, or 47.2%, to $22.4 million from $15.2 million for the 1996 Three Month Period. The increase is due to the expansion of the Company's CLEC and enhanced services operations, the acquisition of two companies between May and October 1997 and the hiring of a significant number of marketing, management information and sales personnel to implement the Company's integrated services strategy. Selling, general and administrative expenses were 61.9% of total revenue for the 1997 Three Month Period compared to 65.6% of total revenue for the 1996 Three Month Period.



         Depreciation and amortization for the 1997 Three Month Period increased $4.2 million, or 89.0%, to $8.9 million from $4.7 million for the 1996 Three Month Period. The increase was attributable to newly-constructed networks becoming operational and to the amortization of intangible assets related to the Company's acquisitions. The Company expects that depreciation will continue to increase as it expands its networks and longhaul fiber optic facilities and installs additional switches. Depreciation and amortization was 24.4% of total revenue for the 1997 Three Month Period compared to 20.2% for the 1996 Three Month Period.



         Other Expenses/Income. For the 1997 Three Month Period, net other expenses increased $13.1 million, or 281.8%, to $17.7 million, or 48.9% of total revenue, from $4.6 million, or 20.0% of total revenue, for the 1996 Three Month Period. The primary reason for the increase was the inclusion of interest expense associated with the Secured Notes and Accrual Notes. The increase in interest expense was partially offset by interest income earned on the investment of a portion of the proceeds of the sale of such notes. To a lesser extent, net other expenses increased due to the Company's share of Global's losses and to NACT's income tax expense as well as minority interest in the income of NACT.



         Net Loss. Net loss for the 1997 Three Month Period increased $17.0 million, or 74.9%, to $39.6 million from $22.6 million for the 1996 Three Month Period. The increase in net loss resulted primarily from a $3.9 million increase in operating loss and a $13.5 million increase in interest expense.



FISCAL 1997 COMPARED TO FISCAL 1996



         Revenues. Total revenue for Fiscal 1997 increased $64.7 million, or 156.6%, to $106.0 million from $41.3 million for Fiscal 1996. Telecommunications services revenue for Fiscal 1997 increased $50.9 million, or 160.3%, to $82.6 million from $31.7 million for Fiscal 1996. The increase in telecommunications services revenue resulted from the inclusion of a full year of revenue from strategic acquisitions, including GST Call America and TotalNet, as well as increased CLEC service revenue generated by the Company's networks. To a lesser extent, the increase in telecommunications services revenue resulted from increased Internet, shared tenant and data services. Product revenue for Fiscal 1997 increased $13.8 million, or 144.2%, to $23.4 million from $9.6 million for Fiscal 1996. The increase in product revenue resulted primarily from the introduction in April 1996 of NACT's STX switch and subsequent increased unit sales. To a lesser extent, the increase in product revenue is due to the inclusion of sales of network management and fraud protection systems by Action Telcom, which was acquired on May 31, 1997.



         Operating Expenses. Total operating expenses for Fiscal 1997 increased $108.6 million, or 129.5%, to $192.5 million from $83.9 million for Fiscal 1996. Network expenses, which include direct local and long distance circuit costs, increased $39.7 million, or 149.2%, to $66.3 million, or 80.2% of telecommunications services revenue for Fiscal 1997 compared to $26.6 million, or 83.8% of telecommunications services revenue for Fiscal 1996. Facilities administration and maintenance expenses (consisting primarily of costs related to personnel providing maintenance, monitoring and technical assistance for the Company's networks) for Fiscal 1997 increased $2.0 million, or 19.3%, to $12.3 million, or 14.9% of telecommunications services revenue, compared to $10.3 million, or 32.5% of telecommunications services revenue, for Fiscal 1996. The primary reason for the decrease in facilities administration and maintenance expenses as a percent of telecommunications services revenue was the inclusion of revenue from 1996 strategic acquisitions, a significant portion of which was generated off-net.



         Cost of product revenue, which includes the costs associated with product revenue of NACT and Action Telcom, increased $4.0 million, or 101.1%, to $8.0 million for Fiscal 1997 from $4.0 million for Fiscal 1996. Cost of product revenue was 34.2% of product revenue for Fiscal 1997 compared to 41.5% for Fiscal 1996. The decrease in cost of product revenue as a percentage of product revenue resulted primarily from economies of scale related to increased unit sales of NACT's STX switch. Research and development costs for Fiscal 1997 increased $1.0 million, or 71.3%, to $2.3 million from $1.3 million for Fiscal 1996. The increase was due to the addition of NACT personnel to enhance the current switch product line and to facilitate the development of new switching products and applications.



         Selling, general and administrative expenses for Fiscal 1997 increased $38.6 million, or 115.9%, to $72.0 million from $33.4 million for Fiscal 1996. The increase is due to the expansion of the Company's CLEC and enhanced services operations, the acquisition of four companies from September 1996 to May 1997 and the hiring of a significant number of marketing, management information and sales personnel to implement the Company's integrated services strategy. Selling, general and administrative expenses were 68.0% of total revenue for Fiscal 1997 compared to 80.8% of total revenue for Fiscal 1996.



         Depreciation and amortization for Fiscal 1997 increased $15.9 million, or 191.1%, to $24.2 million from $8.3 million for Fiscal 1996. The increase was attributable to newly-constructed networks becoming operational and to the amortization of intangible assets related to the Company's acquisitions. Depreciation and amortization was 22.8% of total revenue for Fiscal 1997 compared to 20.1% for Fiscal 1996.



         Special charges for Fiscal 1997 represents a one-time $7.4 million non-cash charge recorded when 750,000 Common Shares were released from escrow to certain of the Company's former executives, which the Company views as a potential actionable claim. See "Legal Proceedings -- GST v. Sander."



         Other Expenses/Income. For Fiscal 1997, net other expenses increased $9.0 million, or 50.7%, to $26.8 million, or 25.3% of total revenue, from $17.8 million, or 43.1% of total revenue, for Fiscal 1996. Fiscal 1997 net other expenses included a $7.4 million gain recognized on the sale of one million of the Company's shares of NACT in February 1997. If the gain had been excluded, other expenses for Fiscal 1997 would have increased $16.4 million over Fiscal 1996. Such increase primarily resulted from increased interest expense due to the issuance of the 1995 Notes in December 1995 and the issuance of the Secured Notes in May 1997. To a lesser extent, other expenses increased due to income tax expense attributable to income of NACT.



         Net Loss. Net loss for Fiscal 1997 increased $52.9 million, or 87.7%, to $113.3 million from $60.4 million for Fiscal 1996. The increase in net loss resulted primarily from a $43.9 million increase in operating loss and a $16.4 million increase in interest expense.



LIQUIDITY AND CAPITAL RESOURCES



         The Company has incurred significant operating and net losses as a result of the development and operation of its networks. The Company expects that such losses will continue as the Company emphasizes the development, construction and expansion of its networks and builds its customer base. Cash provided by the Company's operations will not be sufficient to fund the expansion of its networks, longhaul fiber optic facilities and services.



         At December 31, 1998, the Company had approximately $1,131.8 million of indebtedness outstanding and $61.7 million of 11.875% mandatorily redeemable preference shares. Although the Company's liquidity was substantially improved as a result of proceeds received from the sale of the 13.875% 1995 Notes, the 13.25% Secured Notes, the 12.75% Accrual Notes and the 10.5% 1998 Notes, the Company will have significant debt service obligations. The Company will be required to make principal and interest payments of approximately $67.5 million (of which $35.1 million will be made from funds securing the Secured Notes), $66.6 million (of which $17.6 million will be made from funds securing the Secured Notes), $113.5 million, $111.9 million and $154.7 million in the remainder in 1999, 2000, 2001, 2002 and 2003, respectively. In addition, the Company anticipates that cash flow from operations will be insufficient to pay interest in cash on the 1995 Notes when such interest becomes payable in September 2001 and on the Secured Notes starting in November 2000 once the amount pledged to fund the first six scheduled interest payments on the Secured Notes is paid and to repay the 1995 Notes, the Secured Notes and the Accrual Notes in full and that such notes will need to be refinanced. The ability of the Company to effect such refinancings will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of the Company. There can be no assurance that the Company will be able to improve its operating results or that the Company will be able to meet its debt service obligations.



         At December 31, 1998, the Company had cash, cash equivalents, and investments, including restricted investments of approximately $383.7 million. The Company believes that such amounts will be sufficient to fund the Company's operations through the end of Fiscal 1999. Divestitures and other management actions may prolong capital availability into the fiscal year 2000 and beyond. Thereafter, the Company expects to require additional financing. The extent of additional financing will depend on, among other things, the rate of the Company's expansion and the success of the Company's businesses. In the event that the Company's plans or assumptions change or prove to be inaccurate, the Company incurs significant unexpected expenses, or the Company's cash resources, together with borrowings under the current financing arrangements prove to be insufficient to fund the Company's growth and operations, or if the Company consummates additional acquisitions, the Company may be required to seek additional sources of capital (or seek additional capital sooner than currently anticipated). The Company may also seek to raise additional capital to take advantage of favorable conditions in the capital markets. There can be no assurance that additional financing will be available to the Company or, if available, that it can be concluded on terms acceptable to the Company or within the limitations contained within the Company's financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development or expansion plans and could have a material adverse effect on the Company's business. Such failure could also limit the ability of the Company to make principal and interest payments on its outstanding indebtedness. The Company has no material working capital or other credit facility under which it may borrow for working capital and other general corporate purposes. There can be no assurance that such a facility will be available to the Company in the future or that if such a facility were available, that it would be available on terms and conditions acceptable to the Company.



         The Company's net cash used in operating and investing activities was $428.1 million and $319.4 million for Fiscal 1998 and the twelve months ended December 31, 1997, respectively. Net cash provided by financing activities from borrowings and equity issuances to fund capital expenditures, acquisitions and operating losses was $315.1 million and $505.1 million for Fiscal 1998 and the twelve months ended December 31, 1997, respectively.



         Capital expenditures for Fiscal 1998 and the twelve months ended December 31, 1997 were $247.7 million and $214.4 million, respectively. The Company estimates capital expenditures of $250 million and $150 million in Fiscal 1999 and Fiscal 2000, respectively. The majority of these expenditures is expected to be made for the construction of network and longhaul fiber optic facilities and the purchase of switches and related equipment to facilitate the offering of the Company's services. Continued significant capital expenditures are expected to be made thereafter. In addition, the Company expects to continue to incur operating losses while it expands its business and builds its customer base. Actual capital expenditures and operating losses will depend on numerous factors, including the extent of future expansion, acquisition opportunities and other factors beyond the Company's control, including economic conditions, competition, regulatory developments and the availability of capital.



         In addition to the Company's capital expenditures, the Company has also used capital expenditures for strategic acquisitions. In March 1998, the Company acquired Call America-Phoenix, a Phoenix-based reseller of long distance, for approximately $3.8 million in cash and the business of Whole Earth Networks, Inc. ("Whole Earth"), a San Francisco-based ISP, for approximately $9.1 million in cash and the assumption of approximately $1.3 million of liabilities. In April 1998, the Company acquired ICON, a switch-based reseller of long distance and local service located in Seattle, for approximately $23.9 million in cash.



         In May 1998, the Company completed the offering of $500.0 million principal amount at maturity of 1998


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Notes. The Notes fully accrete to face value on May 1, 2003. From and after May
1, 2003, the 1998 Notes bear interest, which will be payable in cash, at a rate of 10.5% per annum on each May 1 and November 1, commencing November 1, 2003. The net proceeds from the sale of the Notes of approximately $288.9 million are restricted for the purchase of telecommunications equipment and network infrastructure. The indenture relating to the 1998 Notes includes restrictive covenants which, among other items, limit or restrict additional indebtedness incurred by the Company, investment in certain subsidiaries, the sale of assets and the payment of dividends. The Company is a party to a registration rights agreement relating to the 1998 Notes whereby it has agreed to consummate an exchange offer for the 1998 Notes pursuant to an effective registration statement or cause the 1998 Notes to be registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement by November 4, 1998. Although the Company has filed a registration statement on Form S-4 with respect to an exchange offer for the 1998 Notes, it has not yet been declared effective. Therefore, in accordance with the terms of the registration rights agreement, interest (in addition to the accrual of original issue discount and interest otherwise due on the 1998 Notes after such date) on the 1998 Notes will accrue, at an annual rate of 0.5%, from November 4, 1998 and be payable in cash semiannually in arrears, on each May 1 and November 1, commencing May 1, 1999 until such exchange offer is consummated or a shelf registration statement is declared effective.



         The Company may have committed certain technical indenture covenant violations, and the Company has notified the indenture trustee in this regard. See "Recent Developments."



INCOME TAXES AND ADOPTION OF NEW ACCOUNTING STANDARDS



         At December 31, 1998, the Company had a U.S. net operating loss carryforward of approximately $208.9 million available to offset future taxable income of GST USA and the other U.S. operating subsidiaries. Substantially all of the Company's operations are conducted in the United States. In addition, at that date, the Company had a net operating loss carryforward of approximately Cdn. $49.6 million (U.S. $35.5 million) available to offset future taxable income of the parent holding company in Canada. While such loss carryforwards are available to offset future taxable income of the Company in each respective tax jurisdiction, the Company does not expect to generate sufficient taxable income so as to utilize all or a substantial portion of such loss carryforwards prior to their expiration. Further, the utilization of net operating loss carryforwards against future taxable income is subject to limitation if the Company experiences an "ownership change" as defined in Section 382 of the Code and the analogous provision of the Canada Act.



         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are now required to carry all derivative instruments in the balance sheet at fair value. The accounting for changes in fair value (i.e., gains and losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The Company must adopt SFAS No. 133 by January 1, 2000. The Company has not determined the impact that SFAS No. 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.



         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 requires that costs incurred during start-up activities, including organization costs, be expensed as incurred and that previously capitalized costs related to such activities be expensed as a cumulative effect of a change in accounting principles upon adoption. The Company will adopt the provisions of SOP 98-5 at the beginning of 1999 and does not anticipate that this new standard will have a material impact on future results of operations.



YEAR 2000 PROGRAM



         The year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         The Company is currently verifying system readiness for the processing of date-sensitive information by its information technology ("IT") systems (applications, hardware, system software and interfaces) and its network operations. The review of IT systems and network operations is centrally managed through a year 2000 Program Management Office (PMO).



         The Company's State of Readiness. In general, the Company's year 2000 project is divided into three phases: (1) inventory and assessment ("Phase One"), (2) strategy and contingency planning ("Phase Two"), and (3) conversion and remediation ("Phase Three").



         The Company completed its Phase One assessment for IT systems in October 1998. Phase One for network operations is expected to be concluded by the end of first quarter 1999. The Company has focused its independent testing activities principally on those systems whose failure would pose the greatest risk to the Company. The Company may not independently test all of its equipment and will rely upon vendor representations, if received by the Company, where tests are not conducted. There can be no assurance of the accuracy or completeness of such representations. The Company is continuing to contact all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own year 2000 issues.



         With respect to IT systems, the Company completed Phase Two, wherein remedial actions were planned and a contingency plan was formulated, in December 1998. The Company expects to complete Phase Three for IT systems, wherein remedial actions will be implemented and tested, by third quarter 1999. The Company anticipates conclusion of Phase Two and Phase Three activities for network operations by third quarter 1999.



         Costs. The total amount expended on the project through December 31, 1998 was approximately $.5 million. The total cost of the year 2000 project is estimated to be $3.3 million, including $.3 million in internal staffing costs, $1.8 million in external staffing costs and $1.2 million in hardware and software upgrade costs. This cost may be reduced if software and hardware are replaced with compliant systems as a result of other currently scheduled capital projects. The Company does not expect remediation costs to have a material adverse effect on its financial position, results of operation or cash flows. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of changes as the program progresses, and failure to implement such changes could have an adverse effect on future results of operations.



         Risks. The failure to correct a material year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The year 2000 project is expected to significantly reduce the Company's level of uncertainty about the year 2000 problem. The Company believes that, with the implementation of new business systems and completion of the project as scheduled, the possibility of significant interruptions of normal operations should be reduced.



         Readers are cautioned that forward-looking statements contained in the year 2000 update should be read in conjunction with the Company's Cautionary Statements as supplemented by the following statements regarding the year 2000 project in particular. See Risk Factors -- Year 2000 Issues."

                                    BUSINESS


OVERVIEW



         The Company, through its subsidiaries, provides a broad range of integrated telecommunications products and services, primarily to business customers located in California, Hawaii and other western continental states. As a facilities-based ICP, the Company operates state-of-the-art, digital telecommunications networks that represent an alternative to ILECs. The Company's full line of products, which offer a "one-stop" customer-focused solution to the telecommunications services requirements of its customers, include local dial tone, long distance, Internet, data transmission and private line services. With the turn-up of its VITA network in Fiscal 1998, the Company became one of the first ICPs to develop and deploy a converged network. At the end of Fiscal 1998, the VITA network was operational in 13 of the Company's markets, positioning the Company for deployment of advanced IP services in those markets.



DEVELOPMENT OF THE COMPANY'S BUSINESS



         In June 1994, the Company formed GST Telecom, Inc. ("GST Telecom") to develop, construct and operate telecommunications networks. Since its inception as a facilities-based competitive access provider ("CAP"), the Company has constructed and operated state-of-the-art, digital telecommunications networks that provide an alternative to the ILECs. Through a number of strategic acquisitions and a concentration on the development of its infrastructure, the Company has expanded beyond the scope of traditional CAP operations into ICP services that include long distance, Internet, data transmission, private line services and local dial tone services. The Telecommunications Act of 1996 (the "Telecommunications Act") and several state regulatory initiatives substantially changed the telecommunications regulatory environment in the United States and enabled the Company to provide local dial tone in addition to interstate and intrastate switched access services.



         The Company has recently undertaken a plan to redirect its focus to its core business lines of local, data and backhaul services. In connection with such plan, the Company has determined to disband its subsidiary that was responsible for research and development on international undersea cable systems, implement a series of cost reductions, decentralize business to its regional centers, and form business units in data and backhaul services. Additionally, the Company is pursuing a strategy of divesting assets that fall outside the scope of its core business focus as an ICP. Such assets are expected to include the Company's Guam and Hawaii subsidiaries and its assets relating to shared tenant services.



TELECOMMUNICATIONS SERVICES STRATEGY



         In conjunction with its network expansion, the Company has developed a strategy to leverage its existing facilities, infrastructure, customer base and experience by providing a broad range of integrated telecommunications services to meet the voice and data needs of its end-user customers. The Company focuses on medium to large-sized businesses that have significant telecommunications requirements. The Company, through its established sales channels, offers: (i) bundled telecommunications services; (ii) flexible pricing and customized products and services; and (iii) an enhanced level of customer service. To meet its customers' needs, the Company offers a number of telecommunications services, including:



         Local Services. Where authorized, the Company offers both switched and dedicated local service. Dedicated local services involve a fixed communications link, usually between an end-user and a long distance carrier's Point of Presence ("POP"). With a switch, it is possible for the Company to direct traffic to any end-user or long distance carrier provided that the Company has an interconnection agreement with the connecting carriers. The Company plans to continue to install switching equipment in its targeted markets. Once a switch is operational, where regulatory conditions and interconnection agreements permit, the Company offers local dial tone, in addition to enhanced services such as Integrated Services Digital Network ("ISDN"), Centrex, voice mail and other custom calling features. For Fiscal 1998, local services accounted for 30.8%, or approximately $48.9 million, of the Company's telecommunications services revenues.


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

         Long Distance Services. The Company offers basic and enhanced long distance services, such as toll free, and calling card services, targeting primarily business customers purchasing between $200 and $15,000 of services per month as well as resellers and other carriers. Currently, the Company provides these services over its own network facilities, and by reselling the services of certain major long distance carriers as needed to complement the Company's network. In April 1998, the Company acquired ICON, a switch-based reseller of long distance and local services located in Seattle, Washington for approximately $23.9 million in cash. In March 1998, the Company acquired KLP, Inc. (d/b/a/ Call America-Phoenix), ("Call America-Phoenix"), a reseller of long distance services located in Phoenix, Arizona for approximately $3.8 million in cash. For Fiscal 1998, long distance services accounted for 41.1%, or approximately $65.7 million, of the Company's telecommunications services revenues.



         Data Services. The Company offers national and international frame relay services on its own frame relay network and through interconnection agreements with other data service providers. Under these agreements, the Company and such data service providers have agreed to link their data networks and terminate one another's traffic. The Company has deployed frame relay switches in 24 markets in the western United States. Such switches can provide both frame relay and Internet services. The Company offers data networking services such as asynchronous transfer mode ("ATM"), high speed LAN connectivity service, frame relay and high capacity access to the Internet and plans to offer video conferencing and multi-media networking in the future. As of December 31, 1998, the Company had installed 22 ATM switches throughout its network footprint. For Fiscal 1998, data services accounted for 5.5%, or approximately $8.8 million, of the Company's telecommunications services revenues.



         Internet Services. The Company presently offers Internet-related services in most of its markets, such as dedicated Internet access, Web site development and hosting, provides access and upstream transport for local Internet service providers ("ISPs") and electronic commerce services and is in the process of developing various Internet software applications, including applications that will allow customers to monitor usage statistics and provide for usage-based customer billing. The Company also offers dial-up Internet access to customers in Portland (Oregon), Vancouver (Washington), the State of Hawaii, Houston (Texas) and select markets in California, including San Francisco and Los Angeles. In March 1998, the Company acquired the business of Whole Earth Networks, a San Francisco-based full-service ISP, for approximately $9.1 million in cash and the assumption of approximately $1.3 million of liabilities. For Fiscal 1998, Internet services accounted for 5.3%, or approximately $8.4 million, of the Company's telecommunications services revenues.



         Longhaul Services. The Company offers unswitched telecommunications transmission circuits, including resold circuits of other carriers, to customers who transport their already-switched traffic between LATAs. For the use of such longhaul circuits, the Company typically bills customers a non-usage based monthly rate determined by capacity, location and circuit length. The Company also constructs longhaul facilities for other carriers. For Fiscal 1998, longhaul services accounted for 14.8%, or approximately $23.5 million, of the Company's telecommunications services revenues.



TELECOMMUNICATIONS NETWORKS AND FACILITIES



         The Company's networks comprise fiber optic cables, integrated switching facilities, advanced electronics, data switching equipment, transmission equipment and associated wiring and equipment. The Company typically designs its networks with a ring architecture with connectivity to the ILEC's central offices, POPs of long distance carriers and large concentrations of telecommunication intensive end-users.



         The Company's digital networks currently serve 43 markets in Arizona, California, Hawaii, Idaho, New Mexico, Oregon, Texas and Washington. The Company's 14 high-capacity digital switches enable it to deliver switched local services. The Company installed 15,993 access lines in the first quarter of 1998, 27,426 in the second quarter, 30,439 in the third quarter and 34,187 in the fourth quarter, for a total of 108,045 access lines installed during Fiscal 1998. As of December 31, 1998, the Company's facilities-based network was comprised of 2,320 route miles in service, with 5,748 total route miles owned, including those currently under construction. In addition to construction and operation of its longhaul fiber optic facilities and localized fiber optic rings, the Company is pursuing a strategy of targeted building entry, and, as of December 31, 1998, had 689 buildings on-net.



         The Company plans to continue to develop and expand its local and longhaul network infrastructure to ultimately assemble, through a combination of owned and leased facilities and joint ventures, an integrated regional network for the on-net provision of local services. By building and utilizing its own network, the Company reduces its reliance on the facilities of other providers, such as the ILECs, enhances service to its customers and reduces its cost of providing services. In addition, increasing demand for high bandwidth capacity has created opportunities for the Company to sell or lease capacity on its network to other communications carriers.



         The Company plans to build specific network segments or to lease capacity as economically justified and as the demands of its customers warrant. Management believes that pursuing this "smart-build" approach should permit the Company to provide for ongoing capital expenditures on a "success basis" and allow the Company to build its customer base through an increased focus on sales, marketing and operations support systems. "Smart builds" also provide the Company with the ability to address attractive service areas selectively throughout its targeted markets.



         The Company's networks are monitored by its network control center located at the Company's corporate headquarters in Vancouver, Washington. The control center is staffed by 23 employees and provides network monitoring 24 hours a day, seven days a week. Advanced monitoring systems allow personnel to diagnose and resolve problems, generally before customers detect a meaningful deterioration in service quality.



COMPETITION



         The telecommunications industry is highly competitive. In most markets, the Company's principal competitor for local exchange services is the Regional Bell Operating Company ("RBOC") or GTE Corporation or one of its affiliated companies (collectively, the "GTE Companies"). There are many other competitors and potential competitors that have financial, marketing or other resources significantly greater than the Company, as well as other competitive advantages. See "Risk Factors - Competition."



SALES CHANNELS AND CUSTOMER SUPPORT



         The Company markets its services through five sales channels, including a direct sales force, an inside sales (telemarketing) group, a government systems group, a wholesale carrier group and alternate channels, which includes referral partners, independent agents and resellers. As of December 31, 1998, the Company had 326 sales and marketing employees in 24 cities and utilized 344 agents and independent contractors.



         The Company's direct sales personnel offer the Company's full line of products, including long distance, private line, Internet, local and data transmission services. Sales compensation is incentive-based and designed to facilitate both the acquisition and retention of customers.



         Teams of sales engineers and local service experts are available to support the sales force in complex or more technical applications. The inside sales and telemarketing group and the Company's referral partner programs generate leads for the direct sales force. These groups also focus on smaller customers that may use the full array of products but do not require extensive technical or on-site support.



         Local customer service representatives are assigned to particular customers and are supplemented by local technical sales support personnel and a centralized group of customer service representatives located in call centers who respond to after-hours customer inquiries and perform account maintenance.



         As of December 31, 1998, the Company had approximately 105,850 customers, including approximately 48,200 long distance customers, 9,350 local dial tone customers and 32,450 Internet customers (substantially all of whom are dial-up customers). Approximately 17,700 of such customers purchase more than one of the Company's services.



REGULATION



         The Company's telecommunications services business is subject to varying degrees of federal, state and local regulation.

  Federal Regulation



         The Federal Communications Commission ("FCC") regulates interstate and international telecommunications services. The Company provides service either on a private carrier basis or on a common carrier basis. The primary distinguishing factor between private carriers and common carriers is that the former provide customized services to select customers pursuant to individually negotiated contracts. Common carriers, on the other hand, hold themselves out to serve the public generally. The FCC imposes certain regulations on common carriers such as the RBOCs that have some degree of market power. The FCC imposes less regulation on common carriers without market power, including, to date, CAPs, competitive local exchange carriers ("CLECs") and ICPs.



         The Telecommunications Act is intended to increase competition. The Telecommunications Act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:



         Reciprocal Compensation. Requires all telecommunications carriers to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.



         Resale. Requires all telecommunications carriers to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.



         Interconnection. Requires all telecommunications carriers to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILEC's premises must be offered, except where the ILEC can demonstrate space limitations or other technical impediments to collocation.



         Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including, certain network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). In determining the elements that must be unbundled, the FCC must consider whether access is necessary or the failure to provide access would impair the competing carrier's ability to provide the telecommunications services.



         Number Portability. Requires all telecommunications carriers to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.



         Dialing Parity. Requires all telecommunications carriers to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.



         Access to Rights-of-Way. Requires all local exchange carriers to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.



         ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.



         In August 1996, the FCC released its interconnection decision, In re Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, II FCC Rcd. 15,499 ("Interconnection Decision").


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

The Interconnection Decision establishes rules implementing the Telecommunications Act requirements that ILECs negotiate interconnection agreements, and provides guidelines for review of such agreements by state public utilities commissions. The Court of Appeals for the Eighth Circuit ("Eighth Circuit") vacated certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On January 25, 1999, the Supreme Court reversed the Eighth Circuit, confirming the FCC's jurisdiction to issue regulations governing local interconnection pricing (including regulations governing reciprocal compensation). The Supreme Court also found that the FCC had authority to promulgate a "pick and choose" rule and upheld most of the FCC's rules governing access to unbundled network elements. The Supreme Court remanded to the FCC for further consideration the standard by which the FCC identified the network elements that must be made available on an unbundled basis. The Supreme Court's action may require or trigger the renegotiation of existing agreements. Although state public utilities commissions have continued to conduct arbitrations, and to implement and enforce interconnection agreements during the pendency of the Eighth Circuit proceedings, the Supreme Court's recent ruling and further proceedings on remand (either at the Eighth Circuit or the FCC) may affect the scope of state commissions' authority to conduct such proceedings or to implement or enforce interconnection agreements. They could also result in new or additional rules being promulgated by the FCC.



         On May 8, 1997, the FCC released an order establishing a significantly expanded federal telecommunications subsidy regime. For example, the FCC established new subsidies for services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400 million. The FCC also expanded the federal subsidies to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's share of these federal subsidy funds will be based on its share of certain defined telecommunications end-user revenues. The revenues for the high cost and low income fund are the Company's estimated quarterly interstate and gross end-user telecommunications revenues. The revenues for the schools and libraries and rural health care fund are the Company's estimated quarterly intrastate, interstate and international gross end-user telecommunications revenues. The contribution factors issued by the FCC for 1998 range from 3.14% to 3.19% for the high cost and low income fund and .72% to .76% for the schools, libraries and rural healthcare fund. The amounts contributed may be billed to customers. The Company has been billed for such contributions,which represented less than 1% of total revenues for Fiscal 1998. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. In addition, on July 3, 1997, several ILECs filed a petition for stay of the May 8th order with the FCC. That petition is pending.



         The Telecommunications Act also codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act also contains special provisions that eliminate the AT&T Antitrust Consent Decree (and similar antitrust restrictions on the GTE Companies) restricting the RBOCs from providing long distance services and engaging in telecommunications equipment manufacturing. These provisions permit a RBOC to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that facilities-based competition is present in its market, that the RBOC has entered into interconnection agreements in those states in which it seeks long distance relief, the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and the FCC is satisfied that the RBOC's entry into long distance markets is in the public interest. SBC, the RBOC serving some of the states served by the Company, applied to the FCC for such authority which was denied. On appeal, the FCC decision was upheld. U S WEST, an RBOC serving some states served by the Company, has announced its intention to seek such authority this year. The Telecommunications Act permits the RBOCs to enter the out-of-region long distance market immediately upon its enactment.



         Except in certain designated geographically competitive zones, the current policy of the FCC for most special access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to those customers likely to contract for their services without also lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices. The FCC may, however, alleviate this constraint on the ILECs and permit them to offer special rate packages to very large customers, as it has done in a few cases, or permit other forms of rate flexibility. The FCC has adopted proposals that significantly lessen the regulation of ILECs that are subject to competition in their service areas and has provided such ILECs with additional flexibility in pricing their interstate switched and special access on a central office specific basis.



         With respect to its domestic service offerings, various subsidiaries of the Company have filed tariffs with the FCC stating the rates, terms and conditions for their interstate services. To the extent that such subsidiaries provide intrastate services, they may be required to obtain authority from state regulatory authorities prior to providing such services.



  State Regulation



         State regulatory agencies have regulatory jurisdiction when Company facilities and services are used to provide intrastate services. A portion of the Company's current traffic may be classified as intrastate and therefore subject to state regulation. The Company expects that it will offer more intrastate services (including intrastate switched services) as its business and product lines expand and state regulations are modified to allow increased local services competition. To provide intrastate services, the Company generally must obtain a Certificate of Public Convenience and Necessity ("CPCN") from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. The Company has obtained regulatory authority for its subsidiaries to provide intrastate toll service in 46 states and the District of Columbia and is applying for such authority in the remaining states. There can be no assurance that such state authorizations will be granted. In addition, the Company has obtained authority to provide local exchange services on a resale or facilities-based basis in 10 states and the Northern Marianas Islands.



  Local Regulation



         The networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. The Company needs to obtain rights-of-way over private and publicly owned land to permit the installation of the fiber optic telecommunication equipment.



GLOBAL LIGHT TELECOMMUNICATIONS



         As of February 28, 1999, the Company had invested approximately $3.7 million in Global Light Telecommunications ("Global") to acquire 3.6 million common shares. In legal proceedings initiated against Global and others, the Company asserts that Global is liable to the Company for compensation for, or rescission of, Global's acquisition of its rights held by the Company to acquire an interest in a Mexican telecommunications joint venture opportunity (the "Bestel Project"). Global has asserted in public filings that it has yet to determine what compensation, if any, is owed to the Company with respect to the Bestel Project. To date, Global has not issued any common shares, or provided any other form of compensation, to the Company in respect of its acquisition of the Bestel Project. The Company has filed a complaint against Global and certain current and former directors of the Company in respect of this matter. See "Legal Proceedings."



         In 1996, Global assumed the Company's right to subscribe for 49% of the outstanding shares of Bestel, S.A. de C.V. ("Bestel"). As compensation, Global was to issue shares to the Company. At that time, certain of the directors and officers of the Company were also directors or officers of Global, including Messrs. Gordon Blankstein, John Warta, Stephen Irwin and Peter Legault. At present there are no common directors and officers of the Company and Global. In addition, in connection with the rights to subscribe for shares of Bestel, Global was required to and the Company understands that it has loaned $36.0 million to Bestel. Bestel is in the process of constructing a 2,270 kilometer fiber optic telecommunications network in Mexico, which, when operable, will provide capability for Bestel to become a facilities-based long distance carrier.



MAGNACOM



         Magnacom Wireless, LLC ("Magnacom") is controlled by John Warta, the Company's former Chairman of the Board and Chief Executive Officer. The Company understands that Magnacom holds certain PCS licenses for markets in Arizona, Arkansas, New Mexico, Oregon, Utah, Hawaii, Idaho, and Washington (collectively, the

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"Magnacom FCC Licenses"). Magnacom and the Company entered into a Services
Agreement and a Reseller Agreement (the "Agreements") pursuant to which, among other things, (i) the Company was designated a non-exclusive reseller of PCS telephone services in the markets in which Magnacom had obtained FCC licenses, and (ii) Magnacom granted the Company a right of first refusal to provide switched local and long distance services and other enhanced telecommunications services to all of Magnacom's resellers in markets where the Company has operational networks so long as the Company's rates and other terms of service were competitive. In connection with the Agreements, as of December 31, 1998 the Company had paid Magnacom approximately $14.6 million as prepayments for future PCS services and approximately $1.1 million in advances for certain operating expenses.



         In consideration for the Magnacom FCC Licenses, the Company understands that Magnacom owes the FCC approximately $50.1 million plus accrued interest. Quarterly interest payments of approximately $1.1 million were scheduled to begin July 31, 1998; however, as of the date hereof, Magnacom has not made such first payment. Magnacom had until October 29, 1998 to make the delinquent interest payment, together with a five percent penalty. On October 28, 1998, Magnacom filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The petition for reorganization filed by Magnacom and its payment delinquency to the FCC could result in the forfeiture of the Magnacom FCC Licenses, which would further impair the possible recovery by the Company of any part of the payments made to Magnacom.



EMPLOYEES



         As of December 31, 1998, the Company and its subsidiaries had 1,394 full-time employees. None of such employees is covered by a collective bargaining agreement. The Company considers its relationship with its employees to be satisfactory.



ITEM 2.   PROPERTIES



         The Company owns a building comprising 60,000 square feet in Vancouver, Washington. The Company leases space containing its principal executive offices at 4001 Main Street, Vancouver, Washington 98663.



ITEM 3.  LEGAL PROCEEDINGS



U S WEST V. THE ACC ET AL.



         On or about February 25, 1997, U S WEST filed a declaratory judgment action against members of the Arizona Corporation Commission ("ACC"), the ACC, ACSI, Brooks and the Company in the United States District Court in Arizona. The District Court consolidated a number of similar lawsuits filed by U S WEST against other CLECs, including MFS, Sprint, MCI and AT&T. U S WEST alleges that the ACC has approved an interconnection agreement that unlawfully requires U S WEST to resell services below cost, imposes resale restrictions and denies U S WEST recovery for construction and implementation costs, treats the cost recovery of access revenues for interim number portability, requires U S WEST to obtain additional rights of way or build additional facilities solely to provide access to the Company, and amounts to a taking of U S WEST's property without just compensation. U S WEST seeks a declaratory judgment stating that the ACC has violated the Telecommunications Act and that the ACC has taken U S WEST's property without providing just compensation. U S WEST also seeks an injunction prohibiting all defendants, including the Company, from taking any action to enforce any of the order's allegedly unlawful provisions. On September 12, 1998, the District Court dismissed all counts against the Company. This lawsuit was consolidated with the following two United States District Court of Arizona lawsuits described below. A final order has not been issued.



GST TUCSON LIGHTWAVE, INC. ("GST TUCSON") ET AL. V. THE ACC ET AL.



         On or about February 26, 1998, GST Tucson, GST Net (AZ), Inc. ("GST
Net (AZ)) and WorldCom filed a declaratory judgment action against the ACC, members of the ACC, and U S WEST in the United States District Court in Arizona. The Company alleges that the ACC approved U S WEST unbundled network elements and wholesale discount rates inconsistent with federal law, and failed to set geographically deaveraged unbundled network element rates as required by federal law. The Company seeks a declaratory judgment that the ACC's action violates the

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Telecommunications Act and an injunction requiring the ACC to adopt compliant rates. Should the Company not prevail in its suit, it may be charged unfavorable rates for U S WEST services. The Company cannot quantify at this time the potential effect of an unsuccessful challenge to the ACC's order.



U S WEST V. GST NET (AZ) ET AL.



         On or about April 10, 1998, U S WEST filed a declaratory judgment action against GST Net (AZ), GST Telecom, GST Tucson, the ACC and its members, and other Arizona CLECs in the United States District Court of Arizona. U S WEST asserts that the ACC adopted a U S WEST permanent unbundled network element rate order which denies it full compensation for nonrecurring charges, loop costs, reciprocal compensation for transport and termination of local traffic, customer transfer charges, and the costs of implementing its interconnection obligations with CLECs in violation of the Telecommunications Act and state law. U S WEST seeks a declaratory judgment stating that the ACC's action violates federal and state law and an injunction preventing all defendants from taking action to enforce the ACC's rulings. The Company cannot quantify at this time the potential effects of a successful U S WEST challenge to the ACC's order. If U S WEST prevails in its suit, the Company and other CLECs may pay more for U S WEST interconnection and services, which could have an adverse impact on the Company's operations in Arizona.



U S WEST V. THE ACC ET AL.



         On or about April 8, 1997, U S WEST filed a state court proceeding against the ACC, individual members of the ACC, and GST Net (AZ), which holds a Certificate of Convenience and Necessity ("CCN") to provide local exchange service in Arizona. In its complaint appealing the ACC's February 6, 1997 decision and order granting GST Net (AZ) its CCN, U S WEST alleges that the ACC's action violates certain requirements of the Arizona Constitution relating to rate of return regulation, carrier of last resort obligations, and equal protection. The appeal seeks to subject GST Net (AZ) and U S WEST to identical forms of regulation, treating both carriers as either traditional monopoly carriers or as co-equal competitive companies. The state court consolidated the case with a number of substantially similar lawsuits filed against other CLECs, including MFS, Sprint, MCI and AT&T. On September 21, 1998, the court dismissed the case as against all parties. US WEST has appealed the dismissal to the Arizona Court of Appeals. Should US WEST successfully reverse the lower court ruling, the Company's regulatory status in Arizona may be changed, which could have a material adverse effect on the Company's operations in Arizona.



GST TELECOMMUNICATIONS, INC. AND GST TELECOM, INC. V. GLOBAL LIGHT TELECOMMUNICATIONS, INC., ET AL.



         On October 20, 1998, GST and GST Telecom filed a Complaint in the Superior Court of California, County of Santa Clara, No. CV777408, against GST Global Telecommunications, Inc., now known as Global Light Telecommunications, Inc. ("Global") and six GST officers and directors, two of whom are present directors of the Company. The Complaint includes claims for fraud, negligent misrepresentation, unjust enrichment, and unfair competition primarily related to the alleged misappropriation of a Mexican business opportunity. The complaint seeks an accounting, a constructive trust, and restitution of GST's interest in the opportunity and also seeks unspecified exemplary and punitive damages and reimbursement of attorneys' fees.



         In particular, the Complaint alleges that Global and the individual defendants misappropriated the Company's joint venture interest in Bestel, the owner of a 2,270 kilometer fiber optic telecommunications network in Mexico. The lawsuit alleges that the individual defendants caused the Company's 49% interest in Bestel to be transferred to Global, then a shell corporation in which the individuals, had secretly invested. No written agreement validated the transfer. The Company therefore seeks return of the asset and monetary compensation to remedy the loss arising from the wrongful transfer.



         On December 23, 1998, Defendants filed a motion to stay or dismiss the action on grounds of inconvenient forum, and four of the individual defendants filed a motion to dismiss the action for lack of personal jurisdiction. The Superior Court granted Defendants' motion to stay the proceedings on February 5, 1999, and GST and GST Telecom filed a notice of appeal on February 9, 1999.

WARTA V. GST, GST USA, INC., AND GST TELECOM AND COUNTERCLAIMS



         On January 25, 1999, John Warta filed a Complaint in the Superior Court of Washington, King County, No. 99-2-02287-4SEA, against the Company, GST USA, and GST Telecom. The Complaint, which relates to the circumstances under which Mr. Warta ceased to serve as an officer and director of the Company, includes claims for breach of employment agreement, breach of the covenant of good faith and fair dealing, violation of wage statutes, and indemnity.



         On February 23, 1999, GST answered by denying all liability and filed counterclaims against Mr. Warta, Global and five other current or former officers and directors for liability with respect to the matters leading to the termination of Mr. Warta's employment. In particular, GST seeks recovery under Washington law for matters described in GST and Telecom v. Global, et. al, above, as well as for breaches committed with respect to the wrongful use of Company funds for the purchase of telecommunications licenses by Mr. Warta through companies he owns.



GST, GST USA AND GST TELECOM V. IRWIN AND OLSHAN



         On December 16, 1998, GST, GST USA and Telecom filed a Complaint in the United States District Court, Southern District of New York, No. 98 CIV. 8865, against Stephen Irwin and the law firm of Olshan Grundman Frome & Rosenzweig LLP ("Olshan"). The Complaint, which relates to Mr. Irwin and Olshan's representation of GST, GST USA and GST Telecom in various matters, includes claims for professional negligence, breach of fiduciary duty, and breach of contract, and seeks compensatory damages and reimbursement of attorneys' fees.



         On February 12, 1999, Mr. Irwin filed his Answer to the Complaint. Olshan filed its Answer and Counterclaims to the Complaint on February 17, 1999. Olshan counterclaimed against GST, GST USA and GST Telecom for breach of contract, unjust enrichment, quantum meruit, and "account stated," based on invoices submitted to GST of approximately $250,000. No trial date has been set.



GST V. SANDER



         On February 9, 1999, the Company filed a Complaint in the Superior Court for the State of Washington, Clark County, No. 99-2-00573-6, against Clifford Sander, the former treasurer of the Company. The Complaint, which is based on Mr. Sander's alleged misconduct as an officer of GST, includes claims for fraud, breach of fiduciary duty, unjust enrichment, and unfair business practices, and seeks an accounting, imposition of a constructive trust, compensatory damages, costs of suit, attorneys' fees, and treble damages. In particular, the Complaint seeks relief based on Mr. Sander's misuse of insider information in the purchase of stock, wrongful disbursements to third parties, and involvement in a fraudulent release of stock from escrow to three former directors and/or officers of GST. Mr. Sander has not yet responded to the Complaint.



GLOBAL AND MEXTEL V. GST AND GST TELECOM



         On January 27, 1999, Global and GST Mextel, Inc. ("Mextel") filed a Complaint in the Supreme Court of British Columbia, No. C990449, against GST and GST Telecom. The Complaint, which arises from the same matters for which GST and GST Telecom brought suit against Global et al. in the Superior Court of California, includes claims for declaratory and injunctive relief to confirm the ownership of the Mexican business opportunity by Global, and unspecified general and special damages. In particular, Global seeks a declaration from the court that it is entitled to retain the equity interest in Bestel, or at least a judicial determination of the amount Global owes GST. GST intends to vigorously dispute the allegations in the Complaint.



IRWIN ET AL. V. GST ET AL.



         On January 28, 1999, Messrs. Stephen Irwin, Robert Hanson, Peter Legault, Clifford Sander, and John Warta, all current or former GST officers or directors, filed a Complaint in the Supreme Court of British Columbia, No. C990488, against GST, GST Telecom, and four current GST directors. The Complaint, which arises from the same matters for which GST and GST Telecom brought suit against Global et al. in the Superior Court of California, includes claims for oppression and declaratory relief, and seeks unspecified actual and punitive damages, cost, and attorneys' fees. In particular, the plaintiffs have asked the court to declare that the plaintiffs may retain the Global stock they purchased while fiduciaries of GST and seek to have the Canadian court enjoin GST from pursuing its claims against them. The Company and its directors will vigorously dispute the allegations in the Complaint.



OTHER MATTERS



         The Company is a party to various other claims and legal actions arising in the ordinary course of business. The Company does not anticipate that these items will materially impact its business. The Company is a party to various proceedings before the public utilities commissions of the states in which it provides or proposes to provide telecommunications services. These proceedings typically relate to licensure of the Company or others and to the regulation of the provision of telecommunications service.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         The Company is a party to a credit facility (the "Tomen Facility") with Tomen America, Inc. ("Tomen"), which beneficially owned more than five percent of the Common Shares during part of Fiscal 1998. Pursuant to the Tomen Facility, Tomen has the right to act as procurement agent for each network project it finances. As of December 31, 1998, the Company had purchased approximately $32.2 million of equipment from Tomen. The Company believes that the prices it paid to Tomen for equipment are comparable to what it would have paid in transactions with unrelated third parties. Tomen also has the contractual right to appoint a designee to the Board of Directors of the Company, and Mitsuhiro Naoe is Tomen's current designee. Mr. Naoe does not have a direct or indirect material interest in any amounts received by Tomen from the Company.



         See discussion in "Business - Magnacom" relating to transactions involving the Company and Mr. John Warta, former Chairman and Chief Executive Officer of the Company



         In May 1997, the Company loaned $100,000 to Mr. Joseph A. Basile, Jr. the President, Chief Executive Officer and a director of the Company, to enable him to purchase a new primary residence in the Vancouver, Washington area. The loan matures in March 2000, accrues interest at a rate of 6% per annum and is to be prepaid to the extent of the proceeds from the sale of Mr. Basile's former residence and from the sale of Common Shares acquired upon exercise of options held by Mr. Basile. Such loan was made pursuant to the terms of his employment agreement with the Company, which was approved by the Board of Directors of the Company.



         The Company has loaned $72,000 to Mr. Daniel L. Trampush, Senior Vice President and Chief Financial Officer of the Company, to enable him to purchase a new primary residence in the Vancouver, Washington area. The loan is interest-free and matures in March 2002 and is to be prepaid to the extent of the proceeds from the sale of Common Shares acquired upon exercise of options held by Mr. Trampush. Such loan was made pursuant to the terms of his employment agreement with the Company, which was approved by the Board of Directors of the Company.



In June 1998, the Company loaned $100,000 to Mr. Kevin R. Wright, Chief Technical Officer of the Company, to enable him to purchase a new primary residence in the Vancouver, Washington area. The loan matures in June 2001, accrues interest at a rate of 6% per annum and is to be prepaid to the extent of the proceeds from the sale of Mr. Wright's former residence and from the sale of Common Shares acquired upon exercise of options held by Mr. Wright.

                          DESCRIPTION OF THE NEW NOTES

         The Old Notes were issued under the Indenture among GST Network, as issuer, GST USA, GST and United States Trust Company of New York. The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting transfer thereof. Upon the consummation of the Exchange Offer, Holders of Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding.

         The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary describes the material provisions of the Indenture and the Notes. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

GENERAL


         The Notes are, or will be, secured, unsubordinated obligations of the Issuer, initially limited to $500.0 million aggregate principal amount at maturity, and will mature on May 1, 2008. Although for United States federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the Closing Date, no interest will be payable on the Notes prior to November 1, 2003. From and after May 1, 2003, interest on the Notes will accrue at the rate of 10-1/2% from May 1, 2003 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually (to Holders of record on the close of business on the April 15 or October 15 immediately preceding the interest payment date) on May 1 and November 1 of each year, commencing November 1, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months. See "--Registration Rights" for a description of the circumstances under which the interest rate on the Notes may be increased by
 .5% per annum.


         Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036-1532); provided that, at the option of the Issuer, payment of interest may be made by check mailed to the respective addresses of the Holders as each such address appears in the Security Register.

         The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

         The Issuer may, subject to the covenants described below under "Covenants" and applicable law, issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

STRUCTURE AND SECURITY

         The Indenture provides that on the Closing Date, GST Network must use all of the net proceeds from the May Offering (in addition to any cash on hand) to purchase Pledged Securities and pledge the Pledged Securities to the Trustee for the benefit of the Holders of the Notes pursuant to a Collateral Pledge and Security Agreement dated as of the Closing Date from GST Network to United States Trust Company of New York, as Trustee. The Pledged Securities are pledged pursuant to the Pledge Agreement and are held by the Trustee in the Pledge Account. Interest earned on the Pledged Securities will be added to the Pledge Account. In addition, in consideration for GST Network facilitating the purchase of GST USA's telecommunications equipment, GST USA has agreed to reimburse GST Network for any fees or expenses incurred by GST Network in connection therewith and to pay GST Network a commitment fee. Such commitment fee shall be in an amount equal to 4.5% per annum of the amount by which the aggregate principal amount at maturity of the Notes exceeds the aggregate principal amount of all Intercompany Notes then held as security for the Notes. Such commitment fee shall be paid semiannually, in arrears, on each May 1 and November 1, commencing November 1, 1998 and shall be paid by GST USA issuing to GST Network Fee Notes guaranteed by GST; provided that the aggregate principal amount of the Fee Notes shall be reduced to the extent such principal amount exceeds the aggregate principal amount of the Notes less (x) the aggregate principal amount of Pledged Securities and cash then held in the Pledge Account, together with accrued interest thereon and (y) the aggregate principal amount of all Intercompany Notes then held as security for the Notes plus the amount of interest that will accrue on such Intercompany Notes by May 1, 2003. The Fee Notes will mature on May 1, 2003 and there will not be any payment of interest prior to maturity.

         Upon written request from GST Network to the Trustee, Pledged Securities will be released from the Pledge Account to GST Network in order to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation or integration) (collectively, "Acquired Equipment Cost") of telecommunications inventory or equipment purchased or leased by GST Network ("Acquired Equipment"). The Acquired Equipment primarily will consist of fiber optic cable, digital switches and digital automatic cross connect equipment. The release of amounts to GST Network in order to finance Acquired Equipment Cost will occur concurrently with the expenditure of funds by GST Network with respect to such costs and will be in an amount equal to such costs. Immediately upon the acquisition of Acquired Equipment, GST Network will grant a first priority security interest in such Acquired Equipment to the Trustee for the benefit of the Holders of the Notes. GST USA must purchase all Acquired Equipment from GST Network at a purchase price equal to the Acquired Equipment Cost for such Acquired Equipment and the obligation to pay the purchase price shall be evidenced by an Intercompany Note in a principal amount equal to the Acquired Equipment Cost, issued by GST USA and fully and unconditionally guaranteed by GST. Each Intercompany Note will mature on May 1, 2003. Interest on each Intercompany Note will accrue at 12 1/2% compounded semiannually on each May 1 and November 1, but will not be payable in cash until the maturity of the Intercompany Note. Each Intercompany Note will be secured by a first priority security interest in all Acquired Equipment purchased by GST USA. The Intercompany Notes will be prepaid if the maturity of the Notes is accelerated because an Event of Default has occurred with respect to the Notes or the payment of principal, premium or interest on the Notes is otherwise due and payable. GST Network shall grant a first priority security interest in the Pledged Securities, the Pledge Account, the Fee Notes and all Intercompany Notes to the Trustee for the benefit of the Holders of the Notes to secure repayment of the principal of, premium and interest on the Notes. On May 1, 2003, or earlier if permitted under the Existing Indentures, GST USA will assume and become the direct obligor on the Notes, GST will fully and unconditionally guarantee the Notes on an unsubordinated basis, GST USA will grant a first priority security interest in all Acquired Equipment to the Trustee for the benefit of the Holders of the Notes and GST Network will be liquidated and its assets distributed to GST USA.

MANDATORY REDEMPTION

         If on May 1, 2003 GST USA is prohibited by the Existing Indentures from assuming all of the Notes, GST Network will redeem, upon not less than 10 nor more than 30 days' notice, the portion of the Notes that cannot be assumed at 105.250% of their principal amount plus accrued and unpaid interest to the date of redemption.

OPTIONAL REDEMPTION

         The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time or from time to time, on or after May 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest thereon to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing May 1 of the years set forth below:

YEAR                                                                            REDEMPTION PRICE
----                                                                            ----------------
2003                                                                                    105.250%
2004                                                                                    103.500%
2005                                                                                    101.750%
2006 and thereafter                                                                     100.000%


         In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

         The Notes will also be subject to redemption as a whole, but not in part, at the option of GST, at any time after GST USA has become the obligor on the Notes and GST has guaranteed the Notes, at 100% of their Accreted Value on the Redemption Date, together with accrued interest thereon, to the Redemption Date, in the event GST has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Note Guarantee, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the date of this Prospectus.

GUARANTEE

         GST USA's obligations under the Notes, the Fee Notes and the Intercompany Notes will be fully and unconditionally guaranteed on an unsubordinated basis by GST (collectively, the "Note Guarantee"). The obligations of GST under the Note Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of GST and after giving effect to any collections from or payments made by or on behalf of the Issuer in respect of obligations of the Issuer under the Indenture, will result in the obligations of GST under the Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

REGISTRATION RIGHTS

         GST Network, GST and GST USA have agreed with the Placement Agents, for the benefit of the Holders, that they will use their best efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the Old Notes for New Notes with terms identical to the Notes (except that the New Notes will not bear legends restricting the transfer thereof). Upon such registration statement being declared effective, the Issuer shall offer the Exchange Notes in return for surrender of the Notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each Note duly surrendered to the Issuer under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount at maturity. The accreted value of each Exchange Note shall be identical to, and shall be determined in the same manner as, the Accreted Value of the Notes so surrendered and exchanged therefor. Interest on each Exchange Note shall be calculated and paid in the same manner as interest on the notes so surrendered and exchanged therefor. In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit the Issuer to effect the Exchange Offer, or under certain other circumstances, GST Network, GST and GST USA shall, at their cost, use their best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes and to keep such registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date. The Issuer shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit resales of the Notes. A Holder that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

         In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the Closing Date, interest (in addition to the accrual of original issue discount during the period ending May 1, 2003 and in addition to interest otherwise due on the Notes after such date) will accrue commencing November 4, 1998, at an annual rate of .5% per annum of the Accreted Value on the preceding Semi-Annual Accrual Date, on the Notes and be payable in cash semiannually on May 1 and November 1 of each year, commencing May 1, 1999, until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

         If GST Network, GST and GST USA effect the Exchange Offer, they will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that they have accepted all Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Notes not tendered in the Exchange Offer shall bear interest at the rate of 10-1/2% per annum, subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

         This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from the Issuer upon request.

RANKING


         The Notes are, or will be, secured, unsubordinated indebtedness of the Issuer. The Note Guarantee will be unsecured, unsubordinated indebtedness of GST, will rank pari passu in right of payment with all unsecured, unsubordinated indebtedness, and will be senior in right of payment to all subordinated indebtedness, of GST, including the Convertible Notes and the Accrual Notes. As of December 31, 1998, GST had $1,131.8 million of indebtedness outstanding, GST USA had $956.6 million of indebtedness outstanding and GST Network had no indebtedness other than the Notes. After GST USA becomes a direct obligor on the Notes on May 1, 2003, or earlier if permitted under the Existing Indentures, the Notes and the Note Guarantee will be effectively subordinated to all liabilities (including trade payables) of GST USA's subsidiaries. At December 31, 1998, GST USA's subsidiaries other than GST Network had $419.7 million of liabilities (excluding intercompany payables), including $387.2 million of indebtedness. After GST USA becomes a direct obligor on the Notes in the event the Holders or the Trustee foreclose on the collateral securing the Notes and such collateral is insufficient to pay all amounts due with respect to the Notes, the Holders will have an unsecured unsubordinated claim for the amount still owing with respect to the Notes. See "Risk Factors--Substantial Indebtedness," "-- Possible Inability to Service Debt; Refinancing Risks," "-- Insufficiency of Acquired Equipment to Satisfy the Notes upon Liquidation," "-- Structure of GST Network, GST USA and GST; Secured Indebtedness; Ranking of Notes," "Capitalization" and "Description of Certain Indebtedness and Redeemable Preferred Shares." Prior to the time GST USA becomes a direct obligor on the

Notes, in the event the Holders or the Trustee foreclose on the collateral securing the Notes and such collateral is insufficient to pay all amounts due on the Notes, the Holders will not have a claim against GST USA or GST under the Notes or the Note Guarantee. See "Risk Factors--Possible Inability of GST USA to Assume, GST to Guarantee and GST Network to Redeem the Notes."


CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized terms used herein for which no definition is provided.

         "Accreted Value" is defined to mean, for any Specified Date, the amount calculated pursuant to (i), (ii), (iii) or (iv) below for each $1,000 of principal amount at maturity of the Notes:

                  (i) if the Specified Date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual
         Date:

                  SEMI-ANNUAL                                           ACCRETED
                  ACCRUAL DATE                                          VALUE
                  ------------                                          --------
                  November 1, 1998                                      $ 630.95
                  May 1, 1999                                             664.08
                  November 1, 1999                                        698.94
                  May 1, 2000                                             735.64
                  November 1, 2000                                        774.26
                  May 1, 2001                                             814.91
                  November 1, 2001                                        857.69
                  May 1, 2002                                             902.72
                  November 1, 2002                                        950.11
                  May 1, 2003                                           $1,000.00

                  (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $599.99 and
         (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $599.99 multiplied by (2) a fraction, the numerator of which is the number of days from the Closing Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Closing Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

                  (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

                  (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

         "Accrual Notes" means the 12 3/4% Senior Subordinated Accrual Notes due 2007 of GST issued pursuant to the Accrual Notes Indenture.

         "Accrual Notes Indenture" means the indenture dated as of November 19, 1997 between GST and United States Trust Company of New York.


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
         "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of GST and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than GST or any of its Restricted Subsidiaries) has an interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to GST or any of its Restricted Subsidiaries by such other Person, or such Unrestricted Subsidiary, during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with GST or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by GST or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of GST or any Restricted Subsidiary owned by Persons other than GST and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

         "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of GST and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of GST and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the quarterly or annual consolidated balance sheet of GST and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below.

         "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Acquisition" means (i) an investment by GST or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of GST or shall be merged into or consolidated with GST or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of GST and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by GST or any of its Restricted Subsidiaries of the property and assets of any Person other than GST or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of GST and its Restricted Subsidiaries on the date of such acquisition.

         "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by GST or any of its Restricted Subsidiaries to any Person other than GST or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of GST or any of its Restricted Subsidiaries or (iii) any other property or assets of GST or any of its Restricted Subsidiaries outside the ordinary course of business of GST or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of GST; provided that "Asset Sale" shall not include (A) sales or other dispositions of inventory, receivables and other current assets or (B) sales or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not


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
in excess of $1 million; or (C) sales of Acquired Equipment by GST Network to GST USA in accordance with the terms of the Indenture; or (D) sales or other dispositions of assets to the extent GST or a Restricted Subsidiary receives consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, GST and its Restricted Subsidiaries existing on the date of such sale or other disposition.

         "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

         "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

         "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of Voting Stock representing more than 30% of the total voting power of the Voting Stock of GST on a fully diluted basis; (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by GST's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the Common Stock of GST USA or GST Network is not beneficially owned by GST.

         "Closing Date" means May 4, 1998, the date on which the Old Notes were originally issued under the Indenture.

         "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to either extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for GST and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by GST or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

         "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all


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
commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by GST or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by GST and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

         "Consolidated Net Worth" means, at any date of determination, shareholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of GST and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of GST or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

         "Convertible Notes" means the 13 7/8% Convertible Senior Subordinated Discount Notes due 2005 of GST issued pursuant to the Convertible Notes Indenture.

         "Convertible Notes Indenture" means the convertible notes indenture dated December 19, 1995 among GST, as issuer, GST USA, as guarantor, and United States Trust Company of New York.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Development Company" means a Restricted Subsidiary whose primary business is the development, ownership and operation of alternative access telecommunications networks.

         "Existing Indentures" means, collectively the Convertible Notes Indenture, the Senior Notes Indenture, the Secured Notes Indenture and the Accrual Notes Indenture.

         "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of GST (whose determination shall be conclusive) and evidenced by a Board Resolution.

         "Fee Notes" means the intercompany notes due May 1, 2003 issued to GST Network in payment of the commitment fees by GST USA and guaranteed by GST; provided that the aggregate principal amount of such notes shall be reduced to the extent the aggregate principal amount exceeds the principal amount at maturity of the Notes less (x) the principal amount of Pledged Securities and cash then held in the Pledge Account, together with accrued interest thereon and
(y) the principal amount of all Intercompany Notes then held as security for the Notes plus the amount of interest that will accrue on such Intercompany Notes by May 1, 2003.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and



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
(ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest as such Indebtedness shall be deemed not to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

         "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of GST and its Restricted Subsidiaries on a consolidated basis as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of GST for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Commission Reports and Report to Holders" covenant described below (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), GST or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale as if such Asset Sale had occurred on the first day of such Reference Period or (z) if during such Reference Period GST or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of GST shall be calculated on a pro forma basis as if such Asset Acquisition and


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any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

         "Intercompany Notes" means the promissory notes due May 1, 2003 issued to GST Network by GST USA and guaranteed by GST.

         "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Issuer or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include
(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and
(ii) the fair market value of the Capital Stock (or any other Investment) held by GST and its Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities to GST or any of its Restricted Subsidiaries) of any Restricted Subsidiary of GST at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

         "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to GST or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of GST and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by GST or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Offer to Purchase" means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or original



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issue discount) pursuant to its terms; (iv) that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or original issue discount) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion thereof; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. On the Payment Date, the Issuer shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase.

         "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, GST or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of GST and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business that do not exceed $1 million in the aggregate at any time outstanding; and (v) stock, obligations or securities received in satisfaction of judgments.

         "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of GST or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such



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Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of GST and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of GST or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of GST or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of GST or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against GST or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect GST or any of its Restricted Subsidiaries from fluctuations in interest rates or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by GST or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of GST and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

         "Pledge Account" means the accounts established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by GST Network with the net proceeds from the sale of the Notes.

         "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made by GST Network in favor of the Trustee, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

         "Pledged Securities" means the securities which shall consist of U.S. Government Securities, purchased by GST Network with the proceeds from the sale of the Notes or the proceeds from such securities, to be held in the Pledge Account, all in accordance with the terms of the Pledge Agreement.

         "Redeemable Preferred Shares" means the Series A Convertible Preference Shares of GST outstanding on the Closing Date.

         "Redeemable Stock" means any class or series of Capital Stock of any Person that by its term or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

         "Restricted Subsidiary" means any Subsidiary of GST other than an Unrestricted Subsidiary.


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         "Secured Notes" means the 13 1/4% Senior Secured Discount notes due
2007 of GST Funding issued pursuant to the Secured Notes Indenture.

         "Secured Notes Indenture" means the Indenture dated as of May 13, 1997 among GST, GST USA, GST Funding and United States Trust Company of New York.

         "Senior Notes" means the 13 7/8% Senior Discount Notes due 2005 of GST USA issued pursuant to the Senior Notes Indenture.

         "Senior Notes Indenture" means the senior notes indenture dated December 19, 1995 among GST USA, as issuer, GST, as guarantor, and United States Trust Company of New York.

         "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of GST, accounted for more than 10% of the consolidated revenues of GST and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of GST and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of GST for such fiscal year.

         "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Notes first become due and payable after an Event of Default.

         "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

         "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

         "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Services, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Services or Moody's Investors Service, Inc.

         "Tomen" means Tomen Corporation or its Affiliates.

         "Tomen Facility" means, collectively, the Tomen Master Agreement together with all other agreements (including credit agreements), instruments and documents executed or delivered pursuant thereto or in connection


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therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

         "Transaction Date" means, with respect to the Incurrence of any Indebtedness by GST or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

         "Unrestricted Subsidiary" means (i) any Subsidiary of GST that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary), other than GST USA or a Subsidiary Guarantor, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, GST or any Restricted Subsidiary; provided that (A) any Guarantee by GST or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an Incurrence of such Indebtedness and an Investment by GST or such Restricted Subsidiary at the time of such designation; (B) either
(I) the Subsidiary to be so designated has total assets of $1,000 or less or
(II) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) above would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of GST; provided that immediately after giving effect to such designation (x) the Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation is permitted to be Incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

         "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  Limitation on Indebtedness

         (a) GST will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that GST and GST USA may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1. GST Network may not Incur any Indebtedness other than the Notes.

         Notwithstanding the foregoing, GST and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time (including, but not limited to, Indebtedness under the Tomen Facility) in an aggregate principal amount not to exceed $320 million, less any amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness (A) to GST evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; provided that any subsequent event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to GST or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv), (v), (vii) or (viii) of this paragraph, and any refinancings


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
thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes and Note Guarantee or Indebtedness that is or would be pari passu with, or subordinated in right of payment to, the Notes and Note Guarantee shall only be permitted under this clause (iii) if (A) in case the Notes and Note Guarantee are refinanced in part, or the Indebtedness to be refinanced is or would be pari passu with the Notes or Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or Note Guarantee, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes or Note Guarantee at least to the extent that the Indebtedness to be refinanced is or would be subordinated to the Notes or Note Guarantee and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of GST or GST USA be refinanced by means of any Indebtedness of any Restricted Subsidiary of GST USA pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of GST or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by GST or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of GST not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by GST after the Closing Date from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person other than a Subsidiary of GST to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clauses (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (vi) Indebtedness Incurred to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation or integration) of network assets (including, without limitation, equipment and real property and leasehold improvements that are necessary to install or operate network assets; provided that in no event shall the cost of any such real property and leasehold improvements financed hereby exceed 20% of the total cost of the related network assets) or inventory purchased or leased by GST or any of its Restricted Subsidiaries after the Closing Date; (vii) Indebtedness of GST or GST USA under one or more revolving credit or working capital facilities in an aggregate principal amount outstanding at any time not to exceed the lesser of (A) $50 million and (B) 75% of the consolidated book value of the accounts receivable of GST and its Restricted Subsidiaries; and (viii) Indebtedness of GST or GST USA to the extent the proceeds thereof are promptly (a) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or (b) deposited to defease the Notes as described below under "Defeasance."

         (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Tomen Facility on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant and (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, GST, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments


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
         GST will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than GST or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of GST (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Wholly Owned Restricted Subsidiaries of GST, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of GST USA or GST that is subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing, (B) GST could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by GST or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by GST after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of GST, or from the issuance to a Person who is not a Subsidiary of GST of any options, warrants or other rights to acquire Capital Stock of GST (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (v) of the second paragraph of the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to GST or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by GST and its Restricted Subsidiaries in such Person.

         The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Intercompany Notes or, after GST USA assumes the Notes, the Notes or Note Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of GST in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of GST; (iv) the acquisition of Indebtedness of GST USA or GST which is subordinated in right of payment to the Intercompany Notes or, after GST USA assumes the Notes, the Notes or Note Guarantee, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of GST (other than Redeemable Stock); (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of GST USA or GST; (vi) Investments in any Person or Persons (other than an Affiliate (other than a Subsidiary) of the Company), the primary business of which is related, ancillary or complementary to the business of GST and its Restricted Subsidiaries on the date of such Investments, in an aggregate amount not to exceed $50 million plus, (a) in any fiscal year, an amount not to exceed 10% of GST's Consolidated EBITDA (if positive) for the immediately preceding fiscal year, (b) an


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
amount not to exceed the Net Cash Proceeds received by GST after May 13, 1997 from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of GST, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (v) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph or clause (iii) or (iv) of this paragraph of this "Limitation on Restricted Payments" covenant and (c) the net reduction in Investments in any Person made pursuant to this clause (vi), except to the extent such reduction is included in the calculation of Adjusted Consolidated Net Income; provided that the net reduction in any such Investment shall not exceed the amount of Investments previously made in such Person; (vii) Investments by GST or a Restricted Subsidiary made pursuant to the second paragraph of the "Limitation on Investments" covenant, in an aggregate amount not to exceed $25 million; and
(viii) cash payments in lieu of the issuance of fractional Common Shares upon conversion (including mandatory conversion) of the Convertible Notes provided for in the Convertible Notes Indenture or the Redeemable Preferred Shares; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein.

         Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of GST are used for the redemption, repurchase or other acquisition of the Notes or Indebtedness that is pari passu with the Notes or Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

         GST Network will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment other than Investments in Pledged Securities, cash, the Fee Notes and Intercompany Notes, in each case pledged to secure the Notes.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

         GST will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by GST or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to GST or any other Restricted Subsidiary, (iii) make loans or advances to GST or any other Restricted Subsidiary or (iv) transfer any of its property or assets to GST or any other Restricted Subsidiary.

         The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by GST or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of GST or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of GST or any Restricted Subsidiary in any manner material to GST or


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any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) with respect to any Development Company, imposed pursuant to or in connection with any Indebtedness Incurred by such Development Company to finance at least 50% of the total financing required for the development and construction of all of such Development Company's alternative access networks or any Indebtedness Incurred to refinance or replace such Indebtedness; provided that (a) such Indebtedness (including such refinancing Indebtedness) is permitted to be Incurred under the "Limitation on Indebtedness" covenant described above, (b) such encumbrances and restrictions are no more restrictive in any material respect than those encumbrances and restrictions existing under the Tomen Facility as in effect on the Closing Date and (c) such encumbrances and restrictions shall only apply to such Development Company for so long as such Indebtedness (or such refinancing Indebtedness) remains outstanding; or (vii) with respect to any Development Company (a "Restricted Development Company"), imposed pursuant to or in connection with any Indebtedness Incurred by another Development Company to finance at least 50% of the total financing required for the development and construction of all of such other Development Company's alternative access networks or any Indebtedness Incurred to refinance or replace such Indebtedness; provided that (a) such encumbrances and restrictions shall not apply to such Restricted Development Company prior to the occurrence of an event of default under such Indebtedness (or refinancing Indebtedness), (b) such Indebtedness (including such refinancing Indebtedness) is permitted to be Incurred under the "Limitation on Indebtedness" covenant, (c) such encumbrances and restrictions are no more restrictive in any material respect than those contemplated by the Tomen Facility as in effect on the Closing Date and (d) at least 50% of the total financing required for the development and construction of all of such Restricted Development Company's alternative access networks was provided by the holder of the Indebtedness of such other Development Company.

         GST Network will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any of the matters referred to in the first paragraph of this section.

         Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent GST or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of GST or any of its Restricted Subsidiaries that secure Indebtedness of GST or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

         GST will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to GST or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or
(iv) a sale of Common Stock of Phoenix Fiber, and in connection and concurrently with such sale, a sale of Common Stock of GST Tucson Lightwave, Inc. provided that the proceeds of any such sale under this clause (v) shall be applied in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

         GST Network will not sell, and will not permit any Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock).

Limitation on Issuances of Guarantees by Restricted Subsidiaries

         Under the terms of the Indenture, GST will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of GST or any Indebtedness of GST USA ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against GST Network, GST or GST USA as a result of


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any payment by such Restricted Subsidiary under its Subsidiary Guarantee;
provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Intercompany Notes, the Notes or the Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Intercompany Notes, the Notes or the Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Intercompany Notes, the Notes or Note Guarantee, as the case may be.

         Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of GST of all of GST's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

         Under the terms of the Indenture, GST Network will not permit any Subsidiary to, directly or indirectly, Guarantee any Indebtedness.

Limitation on Transactions with Shareholders and Affiliates

         GST will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of GST or any Restricted Subsidiary or with any Affiliate of GST or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to GST or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

         The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which GST or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to GST or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between GST and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees (including through the issuance of shares of Common Stock of GST or options, warrants or other rights to acquire such shares) to directors of GST who are not employees of GST or any of its subsidiaries; (iv) any payments or other transactions pursuant to any tax-sharing agreement between GST and any other Person with which GST files a consolidated tax return or with which GST is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (vi) of this paragraph, the aggregate amount of which exceeds $500,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

         GST Network will not, and will not permit any Subsidiary to, directly or indirectly, enter into, renew or extend any of the transactions described in the first paragraph of this section other than any transaction between GST Network and GST or any of its Restricted Subsidiaries required or permitted by the Indenture and Pledge Agreement.

Limitation on Liens

         GST will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any


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Restricted Subsidiary (collectively, "Protected Property"), without making effective provision for all of the Notes (or in the case of a Lien on Protected Property of GST, the Note Guarantee) and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes or the Note Guarantee, prior to) the obligation or liability secured by such Lien; provided that neither GST nor any Restricted Subsidiary will create, Incur, assume or suffer to exist any Lien on the Pledged Securities, the Pledge Account or any Acquired Equipment, except Liens securing the Notes and the Intercompany Notes.

         The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of GST or its Restricted Subsidiaries securing the Initial Note, the Intercompany Notes or created in favor of GST Network, the Trustee or the Holders of the Notes; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to GST or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to GST or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of GST or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens upon or Capital Leases with respect to inventory, property or equipment acquired or held by GST or any of its Restricted Subsidiaries to secure all or a part of the purchase price therefor or GST's or such Restricted Subsidiary's obligations under such lease; provided that such Liens do not extend to or cover any property or assets of GST or any Restricted Subsidiary other than the inventory, property or equipment acquired;
(vi) Liens on assets or property of, or the Capital Stock of, a Development Company securing Indebtedness Incurred under clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant to finance at least 50% of the total financing for the development and construction of the alternative access networks owned by such Development Company; provided such Liens do not extend to or cover any other property or assets of GST or any of its Restricted Subsidiaries; (vii) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted to be Incurred under the Indenture; or (viii) Permitted Liens.

         GST Network will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character other than Liens granted in favor of the Trustee or the Holders of the Notes.

  Limitation on Sale-Leaseback Transactions

         GST will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby GST or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which GST or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

         The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between GST and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) GST or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

         GST Network will not, and will not permit any Subsidiary to, enter into any sale-leaseback transaction.


  Limitation on Investments

         GST will not, and will not permit any Restricted Subsidiary to, (i) make any Investment in any Person (including an Unrestricted Subsidiary) that during its most recent



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fiscal year derived or in its current fiscal year is expected by the Board of
Directors of GST to derive more than $250,000 in revenues from, or in its most recent fiscal year spent or in its current fiscal year is expected by the Board of Directors of GST to spend more than $250,000 on, operations or activities located outside the continental United States (other than in the State of Hawaii or between the continental United States and the State of Hawaii) (an "International Business") or (ii) acquire or own (directly or indirectly), other than through an Unrestricted Subsidiary, any entity, business or asset that is primarily located outside the continental United States (other than in the State of Hawaii) or any right with respect to any of the foregoing (an "International Asset").

         Notwithstanding the foregoing, and subject to the "Limitation on Restricted Payments" covenant, GST and its Restricted Subsidiaries may make an Investment in an Unrestricted Subsidiary which owns, intends to acquire or has rights with respect to an International Business or International Asset provided that the aggregate amount of such Investments does not exceed (i) $25 million plus, (A) in any fiscal year, an amount not to exceed 10% of GST's Consolidated EBITDA (if positive) for the immediately preceding fiscal year and (B) an amount not to exceed the Net Cash Proceeds received by GST after May 13, 1997 from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of GST, less (ii) the amount of any Investments made pursuant to the first paragraph, or the amount of any Restricted Payment made pursuant to clause (iii), (iv) or (vi) of the second paragraph, of the "Limitation on Restricted Payments" covenant; provided that the International Business or International Assets are related, ancillary or complementary to the primary business of GST and its Restricted Subsidiaries on the date of such Investment.

  Limitation on Asset Sales

         GST will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by GST or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments; provided, however, that clause (ii) shall not apply to long-term assignments of capacity in a network. In the event and to the extent that the Net Cash Proceeds received by GST or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Issuer and its Subsidiaries has been prepared), then GST shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of GST or GST USA, Indebtedness of any Restricted Subsidiary (other than GST USA), in each case owing to a Person other than GST or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, GST and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5.0 million, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Accreted Value of the Notes on the relevant Payment Date, plus, in each case, accrued interest to the Payment Date.

         GST Network will not, and will not permit any Subsidiary to, consummate any Asset Sale except as permitted under the Pledge Agreement.


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  Impairment of Security Interests or Ability to Assume the Notes

         The Indenture provides that none of GST, GST USA nor GST Network shall, nor shall they permit any Subsidiary to, take or knowingly omit to take any action which (i) might or would have the result of materially impairing the security interest with respect to the Pledged Securities, any Acquired Equipment, the Fee Notes or Intercompany Notes for the benefit of the Trustee and the Holders of the Notes, (ii) grant to any Person other than the Trustee or the Holders of the Notes, any interest whatsoever in the Pledged Securities, other amounts in the Pledge Account, any Acquired Equipment, the Fee Notes or any Intercompany Note, (iii) would prevent, or restrict GST USA from assuming, or GST from guaranteeing, the Notes on May 1, 2003 or earlier if permitted by the Existing Indentures or (iv) would prevent, or restrict GST USA from issuing Fee Notes to GST Network.

  Repurchase of Notes upon a Change of Control

         The Issuer must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, plus accrued interest to the Payment Date. Prior to the mailing of the notice to Holders commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Issuer covenants to (i) repay in full all indebtedness of the Issuer that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Issuer to permit the repurchase of the Notes. The Issuer shall first comply with the covenant in the preceding sentence before it shall repurchase Notes pursuant to this "Repurchase of Notes upon a Change of Control" covenant.

         Under the terms of the Indenture, if the Issuer is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Issuer outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes or otherwise fails to purchase any Notes, then the Issuer will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Issuer to repurchase Notes at the conclusion of an Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.

         There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless the consents referred to above are obtained, require the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

  Commission Reports and Reports to Holders

         At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) six months after the Closing Date, in either case, whether or not GST Network is then required to file reports with the Commission, GST Network shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. In addition, at all times prior to the earlier of the date of the Registration and six months after the Closing Date, GST Network shall, at its cost, deliver to each Holder of the Notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, GST Network shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act. Whether or not GST is required to file reports with the Commission, if any Notes are outstanding, GST shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act. GST Network and GST shall supply the Trustee and each Holder of Notes or shall supply to the Trustee for forwarding to each Holder, without cost to such Holder, copies of such reports or other information.


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EVENTS OF DEFAULT

         The following events are defined as "Events of Default": (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;
(b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) GST, GST USA or GST Network defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes, the Note Guarantee, the Fee Notes or the Intercompany Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of Notes; (d) there occurs with respect to any issue or issues of Indebtedness of GST or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (e) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against GST, GST USA, GST Network or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of GST, GST USA, GST Network or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of GST, GST USA, GST Network or any Significant Subsidiary (other than a liquidation of GST Network into GST USA in connection with the assumption of the Notes) or for all or substantially all of the property and assets of GST, GST USA, GST Network or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; (h) the Trustee or GST Network does not have at all times a first priority perfected security interest in all Pledged Securities, the Pledge Account, all Acquired Equipment, the Fee Notes and Intercompany Notes or GST, GST USA or GST Network asserts in writing that the security arrangements under the Indenture, the Pledge Account, the Fee Notes and the Intercompany Notes are not in full force and effect; or (i) GST USA shall not have become a direct obligor on the Notes (other than Notes to be redeemed as described under "Mandatory Redemption" for which GST Network shall have deposited the redemption price) and GST shall not have become a guarantor of the Notes by May 1, 2003.

         If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to GST USA, GST or GST Network or clause (h) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by GST or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(f) or (g) above occurs with respect to GST USA, GST, or GST Network or an Event of Default specified in clause (h) occurs, the Accreted Value of, premium, if any, and accrued interest, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have


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been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

         The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer and, if requested provide, the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

         The Indenture requires certain officers of the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of GST Network, GST and GST USA under the Indenture and that GST Network, GST and GST USA have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuer will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Under the terms of the Indenture, neither GST nor GST USA shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person, GST or GST USA) shall be issued or distributed to the stockholders of GST or GST USA) or permit any Person to merge with or into GST or GST USA unless: (i) GST or GST USA shall be the continuing Person, or the Person (if other than GST or GST USA) formed by such consolidation or into which GST or GST USA is merged or that acquired or leased such property and assets of GST or GST USA shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of GST or GST USA, on all of the Notes, the Intercompany Notes and the Note Guarantee and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, GST or GST USA or any Person becoming the successor obligor of the Notes or the Note Guarantee, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of GST or GST USA, as the case may be, immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis GST or GST USA, as the case may be, or any Person becoming the successor obligor of the Notes or the Note Guarantee, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (v) GST or GST USA, as the case may be, delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and
(iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of GST or GST USA, as the case may be, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the jurisdiction of incorporation of GST to a state of the United States or of


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
GST USA to another state of the United States; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

         The restrictions and conditions described in the preceding paragraph also apply to GST Network except that clauses (iii) and (iv) do not apply to a merger or consolidation of GST USA and GST Network or the sale, conveyance or other disposition of all or substantially all of the assets of GST Network to GST USA.

DEFEASANCE

         Defeasance and Discharge. The Indenture provides that the Issuer will be deemed to have paid and GST, GST USA and GST Network will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to United States federal income tax on the same amount and in the same manner as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the United States Internal Revenue Service to the same effect unless there has been a change in applicable United States federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the United States Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; (ii) an Opinion of Counsel or a ruling from Revenue Canada, Customs, Excise & Taxation to the effect that Holders will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred (and for purposes of such opinion, such Canadian counsel shall assume that Holders of the Notes include Holders who are not resident in Canada); and (iii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

         Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that its provisions will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such covenants and clauses (iii) and
(iv) under "Consolidation, Merger and Sale of Assets," and clauses (d), (e) and
(h) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses B(iii), (C) and (D) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for United States federal income tax purposes or Canadian federal, provincial or territorial income tax or other tax purposes as a result of such



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
deposit and defeasance of certain covenants and Events of Default and will be subject to United States federal income tax and Canadian federal or provincial income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

         Defeasance and Certain Other Events of Default. In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments.

MODIFICATION AND WAIVER

         Modifications and amendments of the Indenture may be made by GST, GST USA and GST Network and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the Accreted Value or principal of, or premium, if any, or interest on, any Note,
(iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

         None of GST, GST USA or GST Network shall amend, modify, alter or supplement or permit or consent to any amendment, modification or supplement of, the Pledge Agreement, the Fee Notes or any Intercompany Notes in any way that would be adverse to the Holders of the Notes.

ADDITIONAL AMOUNTS

         Any payments made by GST under or with respect to the Notes pursuant to the Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, "Taxes"), unless GST is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If GST is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, GST will pay such additional amounts ("Additional Amounts") as may be necessary, so that the net amount received by each Holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder (an "Excluded Holder") (i) with which GST does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the Holder's activity in connection with purchasing the Notes, by the mere holding of Notes or by reason of the receipt of payments thereunder. GST will, upon written request of any Holder (other than an Excluded Holder), reimburse such Holder, for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes and (ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), but excluding any such Taxes on such Holder's net income so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.


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
         At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if GST will be obligated to pay Additional Amounts with respect to such payment, GST will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever either in the Indenture or in this Prospectus there is mentioned, in any context, the payment of principal (or premium, if any), Redemption Price, interest or any other amount payable under or with respect to the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

         In the event that GST has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, GST may redeem all, but not less than all, of the Notes at any time at 100% of their Accreted Value on the redemption date, together with accrued interest thereon to the redemption date. See "-- Optional Redemption."

CONSENT TO JURISDICTION AND SERVICE

         GST has appointed Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022 as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for the actions brought under federal or state securities laws brought in any federal or state court located in The City of New York and will agree to submit to the jurisdiction of such courts.

ENFORCEABILITY OF JUDGMENTS


         GST is a corporation incorporated under the Canada Business Corporations Act. Certain of the directors and the Company's professional advisors are residents of Canada or otherwise reside outside of the U.S. All or a substantial portion of the assets of such persons are or may be located outside of the U.S. It may be difficult for U.S. noteholders to effect service of process within the United States upon such directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liability of GST or such persons under U.S. federal securities laws. GST has been advised that there is doubt as to whether Canadian courts would (i) enforce judgments of U.S. courts obtained against GST or such directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liabilities in original actions against GST or such directors and professional advisors predicated solely upon such U.S. laws. However, a judgment against GST predicated solely upon civil liabilities provisions of such U.S. federal securities laws may be enforceable in Canada if the U.S. court in which such judgment was obtained has a basis for jurisdiction in that matter that would be recognized by a Canadian court.


BOOK-ENTRY; DELIVERY AND FORM

         The certificates representing the Notes are issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. The Temporary Regulation S Global Note will be exchangeable for one or more permanent global Notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after the 40th day following the Closing Date upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Note may be held only through Euroclear or Cedel Bank and any resale or other transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S and in accordance with the requirements described below.

         Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the


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
Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

         Each Global Note (and any Notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

         Notes originally purchased by or transferred to Institutional Accredited Investors who are not qualified institutional buyers ("Non-Global Purchasers") will be issued Notes in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Notes, see "Transfer Restrictions."

         The Global Notes. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

         Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

         So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

         Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         The Issuer expects that DTC will take any action permitted to be taken by a Holder (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is


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an Event of Default under the Notes, DTC will exchange the applicable Global
Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

         The Issuer understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

         If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

         The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of GST, GST USA or GST Network in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of GST, GST USA or GST Network or of any successor Person thereof. Each Holder by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

         The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

         United States Trust Company of New York is the Trustee under the Existing Indentures.


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DESCRIPTION OF CERTAIN INDEBTEDNESS AND REDEEMABLE PREFERRED SHARES

TOMEN FACILITY

         The following summary of the material provisions of the documents comprising the Tomen Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of such documents, including the definitions of certain terms therein. Terms used and not defined herein have the meanings given to them in the documents described herein.

  General

         The Company, GST Telecom and Pacwest are parties to a Master Agreement dated October 24, 1994 and amended May 24, 1996 (the "Tomen Master Agreement") with Tomen pursuant to which Tomen agreed, in its sole discretion on a project-by-project basis, to make available up to a total of $100.0 million of financing for telecommunications network projects developed and constructed by the Company. Under the terms of the Tomen Master Agreement, Tomen has the exclusive right to review the Company's proposed network projects until Tomen has extended $100.0 million in debt financing or has refused three projects that the Company subsequently finances. If Tomen approves a project it would enter into a credit agreement (in substantially the form of the Credit Agreement hereinafter described) with the subsidiary of the Company developing the project (a "Development Company") to provide financing for 75% of the project's costs (a "Project Loan"). The first 25% of such costs would be contributed as equity by the Company prior to or at the same time as the receipt of the debt financing. In connection with each project it finances, Tomen has the right to act as procurement agent for the network project.


         Prior to its amendment, the Tomen Master Agreement had provided that Tomen could purchase up to 10% (on a fully diluted basis) of the capital stock of a Development Company to which it agreed to provide financing. In October 1994, Tomen purchased 10% of the equity of GST Pacific for the sum of $615,000. In May 1996, the Company entered into a series of transactions pursuant to which GST Telecom purchased the shares of GST Pacific held by Tomen for $1.25 million and the parties amended the Tomen Master Agreement to eliminate Tomen's right to purchase 10% of the shares in Development Companies to which it provides a Project Loan and to grant to Tomen in connection with each Project Loan the right to purchase a number of Common Shares the aggregate value of which based on their market price would equal 10% of the total equity contribution by the Company to the Development Company. In addition, the parties agreed that in connection with certain Project Loans, Tomen's purchase of Common Shares would include, for no additional consideration, a specified number of warrants to purchase additional Common Shares.


         The Tomen Master Agreement provides that each Project Loan will bear interest at LIBOR plus 3% and will amortize in 24 quarterly installments beginning after the project's construction period (which may not exceed three years). An upfront fee of 1.50% of the aggregate principal amount of each Project Loan and a commitment fee of 0.50% per annum on the unused portion of each Project Loan is payable to Tomen. In addition, until October 1997 Pacwest, an entity controlled by Mr. Warta, the Company's former Chairman of the Board and Chief Executive Officer, had been entitled to receive a fee equal to 1% of the total debt and equity financing received by the Company under the Tomen Facility. A Project Loan may be repaid or refinanced at any time; however, Tomen has a right of first refusal on any such refinancing and Tomen would be entitled to receive one-third of the net present value of any interest rate savings that would be realized by the Development Company in connection with any such refinancing.

         Each Project Loan is to be secured by all of the Development Company's assets and a pledge of all capital stock of the Development Company. In addition, the Tomen Master Agreement requires that the net cash flow of each project financed under the Tomen Facility be assigned to secure the repayment of each other Project Loan. Any management fees payable by the Development Company are subordinated in right of payment to the repayment of Project Loans.

         Pursuant to a stock purchase agreement (the "Tomen Stock Purchase Agreement") entered into in connection with the Tomen Master Agreement, Tomen purchased (i) for an aggregate purchase price of $2.3 million, 500,000 Common Shares and warrants to purchase 250,000 Common Shares at an exercise price of $5.52, which


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have been exercised, (ii) for an aggregate of $1.2 million, 250,000 Common
Shares and warrants to purchase 125,000 Common Shares at an exercise price of $4.62, which have been exercised, and (iii) for an aggregate of $2.7 million, 250,000 Common Shares and warrants to purchase 125,000 Common Shares at an exercise price of $12.96 per share, which have been exercised. Pursuant to an amendment to the Tomen Master Agreement and the Tomen Stock Purchase Agreement, Tomen purchased (i) for an aggregate of $800,000, 74,074 Common Shares and warrants to purchase 46,155 Common Shares at an exercise price of $12.96 per share, which have been exercised and (ii) for an aggregate of $1.4 million, 130,828 Common Shares and warrants to purchase 75,000 Common Shares at an exercise price of $12.61 per share. The Company has registered the resale of an aggregate of 1,620,229 Common Shares that have been issued or are issuable to Tomen upon exercise of warrants.

  Financed Projects

         The first two projects financed under the Tomen Master Agreement were the San Bernardino portion of the Southern California network ("Phase I") and the Ontario portion of the Southern California network ("Phase II"). Pursuant to the credit agreement between GST Pacific and Tomen America (the "Credit Agreement"), Tomen agreed to provide $9.0 million of debt financing to develop Phase I and $9.5 million of debt financing to develop Phase II. The terms of the Credit Agreement are substantially the terms contemplated by the Tomen Master Agreement. In addition, the Credit Agreement contains covenants which, among other things, restrict or prohibit GST Pacific's ability to incur debt, create liens, sell assets, make investments, enter into transactions with affiliates, merge or consolidate, transfer GST Pacific's capital stock and pay dividends to the Company. Failure to satisfy any of the covenants constitutes an event of default under the Credit Agreement. The Credit Agreement also contains customary events of default for project financing, including a cross default to other indebtedness of GST Pacific. An event of default under the Credit Agreement would allow Tomen to accelerate the maturity of the Project Loan, foreclose on the collateral or take possession of and complete the project.


         In May 1996, Tomen provided financing with respect to the Tucson and Albuquerque networks, in the amount of up to $8.0 million each. The terms of the respective credit agreements between Tomen and GST Tucson and GST New Mexico are substantially similar to the terms of the Credit Agreement. On September 3, 1998, GST New Mexico and GST Tucson each prepaid in full the outstanding principal balance ($8.0 million and $5.9 million, respectively) and all other amounts due under their credit agreements under the Tomen Facility. The aggregate amount paid at the closing for both entities was $13.9 million, including interest.


         On September 30, 1997, Tomen agreed to provide the Company with up to $40.5 million of debt financing for the Company's Hawaiian inter-island submarine network and various other terrestrial installations. In connection with such financing, the Company entered into a credit agreement with Tomen containing substantially similar terms as those previously entered into under the Tomen Facility, except that the loan will amortize in 22 quarterly installments beginning March 31, 2000.

EQUIPMENT FINANCING

  Siemens Switching Equipment Purchase Agreement and Loan Agreement


         The Company, through its indirect subsidiary, GST SwitchCo, Inc. ("GST SwitchCo"), entered into a Switching Products Sales Agreement (the "Siemens Sales Agreement") pursuant to which GST SwitchCo may purchase switching and related equipment from Siemens. The Siemens Sales Agreement provides price protection for 10 years for several categories of Siemens switching equipment and related software. In addition, on the same date, GST SwitchCo entered into the Siemens Loan Agreement that provides for up to an aggregate of $226.0 million of loans to finance the purchase of Siemens equipment and equipment from other suppliers, of which $116.0 million is presently available to the Company (of which $9.5 million had been provided as of December 31, 1998). Each loan made under the Siemens Loan Agreement initially bears interest at an interim loan rate of LIBOR plus 4.5% on the outstanding balance of the loan until the beginning of the calendar quarter following the original loan advance date, at which time the outstanding balance of the loan converts to a term loan and begins accruing interest at a term loan rate of LIBOR plus 3.5%. Repayment of the outstanding principal amount of each loan is required in quarterly installments commencing on the last day of the fifth quarter following the original loan advance date with the remaining balance of each outstanding loan being payable in full on the last day of the 24th quarter following such original loan advance date. GST SwitchCo's obligations under the Siemens Loan Agreement are secured by the grant to Siemens of a first priority security interest in all products purchased by GST SwitchCo with the proceeds of loans by Siemens and are guaranteed in part by GST USA.


  Nortel Switching Equipment and Related Financing


         The Company, through its wholly-owned subsidiary, GST EquipCo, Inc. ("GST EquipCo"), entered into a Network Products Purchase Agreement (the "Nortel Purchase Agreement") pursuant to which GST EquipCo may purchase switching and related equipment and software from Nortel. The Nortel Purchase Agreement provides price protection for 10 years for several categories of Nortel switching equipment and related products and software. The Company has purchased $50.0 million of equipment pursuant to the Nortel Purchase Agreement.



         The Company has entered into the NTFC Loan Agreement that provides for up to $50.0 million to finance the purchase by GST EquipCo of Nortel equipment and products (all of which had been provided as of December 31, 1998). Loans under the NTFC Loan Agreement will bear interest at a floating interest rate equal to 90 day LIBOR plus 3.5%. GST EquipCo was required to pay interest only until December 31, 1998 under the NTFC Loan Agreement and the principal amounts outstanding thereunder become due and payable in 20 consecutive quarterly installments following such interest only period. GST EquipCo's obligations under the NTFC Loan Agreement are secured by the grant to NTFC of a first priority security interest in all Nortel products purchased by GST EquipCo with the proceeds of such financing and are guaranteed by GST USA.


SENIOR NOTES AND CONVERTIBLE NOTES


         GST USA issued $312.4 million principal amount at maturity of Senior Notes guaranteed by GST, under a senior notes indenture dated December 19, 1995, among GST USA, as issuer, GST, as guarantor, and United States Trust Company of New York, as trustee, and GST issued $38.9 million principal amount at maturity of the Convertible Notes guaranteed by GST USA, under a convertible notes indenture dated December 19, 1995, among GST, as issuer, GST USA, as guarantor, and United States Trust Company of New York, as trustee. The 1995 Notes were issued in units, with each unit consisting of eight Senior Notes and one Convertible Note. Cash interest does not accrue on the 1995 Notes prior to December 15, 2000 at which time the 1995 Notes will have fully accreted to their principal amount at maturity. From and after December 15, 2000, the 1995 Notes will accrue interest, payable semiannually in cash, at a rate of 13 7/8% per annum.


         The Senior Notes and the Senior Notes guarantee are senior, unsecured obligations of GST USA and GST, respectively, ranking pari passu in right of payment with all unsubordinated obligations of GST USA and GST, respectively. The Convertible Notes and the Convertible Notes guarantee are senior subordinated, unsecured obligations of GST and GST USA, respectively, ranking junior in right of payment to all senior obligations of GST and GST USA, respectively, pari passu with all senior subordinated indebtedness of GST and GST USA, respectively.

         The 1995 Notes may be redeemed at any time on or after December 15, 2000, in whole or in part, at 106.938% of their principal amount at maturity plus accrued interest, declining to 100% of their principal amount at maturity plus accrued interest on and after December 15, 2002. In addition, the 1995 Notes are redeemable under certain circumstances in the event of certain changes affecting Canadian withholding taxes.

         The Convertible Notes are convertible, at the option of the holders, into Common Shares. The number of Common Shares issuable upon conversion of Convertible Notes is determined by dividing the accreted value on the date of conversion of the Convertible Notes being converted by the conversion price of $7.563, subject to adjustment. In addition, the Convertible Notes will automatically convert under certain circumstances, if the closing price of the Common Shares during any period described below exceeds the price for such period for at least 30 consecutive trading days:

12 MONTHS BEGINNING                                                            CLOSING PRICE
-------------------                                                            -------------
December 15, 1997                                                                  $19.80
December 15, 1998                                                                  $22.82
December 15, 1999                                                                  $25.84


         The 1995 Indentures contain certain covenants that affect and in some cases significantly restrict or prohibit, among other things, the ability of GST and its restricted subsidiaries (including GST USA) to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, sell assets, create restrictions on the ability of restricted subsidiaries to make certain payments, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates and consolidate, merge or sell all or substantially all of their assets.

         Upon the occurrence of a Change of Control (as hereinafter defined), GST USA will be required to make an offer to purchase the Senior Notes and GST will be required to make an offer to purchase the Convertible Notes, in each case at a purchase price equal to 101% of their accreted value on the date of purchase plus accrued interest, if any. For purposes of the 1995 Indentures, a "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of voting stock representing more than 30% of the total voting power of the voting stock of GST on a fully diluted basis; (ii) individuals who on December 19, 1995 constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by GST's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on December 19, 1995 or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the common stock of GST USA is not beneficially owned by GST.

SECURED NOTES


         GST Funding issued $265.0 million aggregate principal amount of Secured Notes, under the Secured Notes Indenture, dated May 13, 1997, among GST Funding, as issuer, GST USA, GST, and United States Trust Company of New York, as trustee. The Secured Notes will mature on May 13, 2007. Interest on the Secured Notes will be paid in cash at a rate of 13 1/4% per annum on each May 1 and November 1, commencing November 1, 1997. Of the $255.8 million of net proceeds from the issuance of the Secured Notes, as of December 31, 1998 approximately $93.8 million had been used to purchase securities pledged to fund the first six interest payments on the Secured Notes ($43.8 million of which was used to make the first three interest payments in November 1997, May 1998 and

November 1998) and approximately $194.2 million had been used to purchase telecommunications equipment (including $41.5 million used to refinance intercompany indebtedness incurred in connection with the purchase of equipment) which has been sold to GST USA for secured intercompany notes.



         The Secured Notes are senior, secured obligations of GST Funding, and will be unconditionally and irrevocably assumed by GST USA and guaranteed by GST, on May 13, 2000, or earlier if permitted under the terms of GST USA's and GST's outstanding indebtedness. Neither GST USA nor GST will be liable on the Secured Notes until they are assumed by GST USA. There is a substantial risk that GST USA may be unable to assume the Secured Notes on or before May 13, 2000. The Notes are secured by (i) the approximately $93.8 million of U.S. government securities (the "1997 Pledged Securities") pledged to secure and fund the first six scheduled interest payments on the Secured Notes, (ii) a $35.0 million promissory note from GST USA (the "1997 Initial Note"), guaranteed by GST; provided that the amount of the 1997 Initial Note will be reduced to the extent the principal amount thereof exceeds the aggregate principal amount of Secured Notes less (x) the aggregate amount of 1997 Pledged Securities (other than the 1997 Pledged Securities securing the first six scheduled interest payments on the Secured Notes), including accrued interest thereon, and (y) the aggregate principal amount of all intercompany notes issued by GST USA to GST Funding in payment for the purchase of equipment ($194.2 million as of December 31, 1998), including the amount of interest that will accrue on such intercompany notes by May 13, 2000, and (iii) the remaining proceeds from the Secured Notes Offering, until such proceeds are used to purchase equipment to be sold to GST USA for intercompany notes. Once the Secured Notes are assumed by GST USA, they will be senior, secured indebtedness of GST USA and GST USA's obligations under the Secured Notes will be fully and unconditionally guaranteed on an unsubordinated basis by GST (the "Secured Notes Guarantee"). The Secured Notes Guarantee will be senior, unsecured indebtedness of GST.


         The Secured Notes will be redeemable at the option of GST USA, in whole or in part, at any time or from time to time, on or after May 1, 2002, initially at 106.625% of their principal amount, plus accrued and unpaid interest, declining ratably to 100% of their principal amount, plus accrued and unpaid interest on or after May 1, 2004. If on May 13, 2000 GST USA is prohibited by its outstanding indebtedness from assuming all of the Secured Notes, GST Funding will redeem, upon not less than 10 nor more than 30 days' notice, the portion of the Secured Notes that cannot be assumed, at 101% of their principal amount plus accrued and unpaid interest to the date of redemption. In addition, upon a Change of Control (as hereinafter defined), GST Funding or GST USA, as the case may be, will be required to make an offer to purchase the Secured Notes at a purchase price equal to 101% of their principal amount plus accrued interest. For purposes of the Secured Notes Indenture, a "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of voting stock representing more than 30% of the total voting power of the voting stock of GST on a fully diluted basis; (ii) individuals who on May 13, 1997 constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by GST's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on May 13, 1997 or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the common stock of GST USA or GST Funding is not beneficially owned by GST.

         The Secured Notes Indenture contains certain covenants that affect and in some cases significantly restrict or prohibit, among other things, the ability of GST and its restricted subsidiaries (including GST USA) to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, sell assets, create restrictions on the ability of restricted subsidiaries to make certain payments, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates and consolidate, merge or sell all or substantially all of their assets.

ACCRUAL NOTES

         GST issued $144.0 million principal amount of Accrual Notes in November and December 1997. Until November 15, 2002 (the "Final Interest Accrual Date"), interest on the Accrual Notes accrues and is compounded semi-annually on each May 15 and November 15, commencing May 15, 1998 but is not payable in cash. From and after November 15, 2002, interest on the sum of the principal amount of each Accrual Note and the accrued and unpaid interest thereon through the Final Interest Accrual Date (the "Final Accumulated Interest Amount") is payable semiannually (to holders of record at the close of business on May 1 or November 1 immediately preceding the Interest Payment Date) on May 15 and November 15 of each year, commencing May 15, 2003.

         The Accrual Notes are senior subordinated, unsecured obligations of GST, ranking junior in right of payment to all senior obligations of GST and pari passu with all senior subordinated obligations of GST.

         The Accrual Notes may be redeemed at any time on or after November 15, 2002, in whole or in part, at 106.375% of the sum of their principal amount and Final Accumulated Interest Amount, plus accrued interest thereon, declining to 100% of the sum of their principal amount and Final Accumulated Interest Amount, plus accrued interest thereon, on and after November 15, 2004. In addition, the Accrual Notes are redeemable under certain circumstances in the event of certain changes affecting Canadian withholding taxes.

         The Accrual Notes Indenture contains certain covenants that affect and in some cases significantly restrict or prohibit, among other things, the ability of GST and its restricted subsidiaries (including GST USA) to incur additional indebtedness, create liens, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, sell assets, create restrictions on the ability of restricted subsidiaries to make certain payments, issue or sell stock of restricted subsidiaries, enter into transactions with shareholders or affiliates and consolidate, merge or sell all or substantially all of their assets.

         Upon the occurrence of a Change of Control, GST will be required to make an offer to purchase the Accrual Notes at a purchase price equal to 101% of the sum of their principal amount and the Accumulated Interest Amount thereon, plus accrued interest. For purposes of the Accrual Notes Indenture, a "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of voting stock representing more than 30% of the total voting power of the voting stock of GST on a fully diluted basis; (ii) individuals who on November 19, 1997 constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by GST's shareholders approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either are members of the Board of Directors on November 19, 1997 or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the common stock of GST USA is not beneficially owned by GST.


POTENTIAL NON-COMPLIANCES UNDER THE INDENTURES

         GST, GST Network, GST USA, and GST Funding are parties to certain indentures and have issued or guaranteed notes governed by those indentures. In November 1998, GST notified United States Trust Company of New York, as trustee under the indentures, that certain actions by GST and its subsidiaries may not have been in compliance with the technical requirements of the restrictive covenants contained in the indentures. In particular, GST disclosed that a series of transactions involving Global may have resulted in technical non-compliances with the indentures. See "Business--Global Light Telecommunications." GST is currently conducting a review of the relevant transactions and intends to vigorously pursue any necessary action to cure the potential non-compliances. GST has initiated litigation against Global and others in an effort to cure any technical covenant violations that may have resulted from the transactions involving Global. See "Legal Proceedings."



         In February 1999, the trustee informed the note holders of the potential violations. Pursuant to the definitions contained within the indentures of each of the notes described above, no default has been declared and no event of default has occurred. GST has not classified the related debt obligations as current in its consolidated financial statements because management believes it is probable that, in the event that the holders declared a default, GST would be able to take corrective actions to cure any objectively determinable violations within the prescribed grace period.



         While GST believes that any non-compliances can be cured, GST cannot offer any assurance that the litigation will be successful or that any other potential cures will be effected in a timely manner or be sufficient. In the event that GST has violated its indentures and does not cure the violations, the holders of the notes issued under the indentures could demand repayment of the notes, discontinue disbursements of cash proceeds of the most recent notes and assert other remedies against GST. If any of these events occurred, GST would not have sufficient liquid assets to repay the notes.



REDEEMABLE PREFERRED SHARES

         In a private placement in February 1997, GST issued and sold 500 Redeemable Preferred Shares for $100,000 per share to an affiliate of Princes Gate Investors II, L.P. The Redeemable Preferred Shares will not pay dividends, except to the extent that cash dividends are paid on the Common Shares. The liquidation and redemption prices of the Redeemable Preferred Shares will accrete semi-annually at a rate of 11 7/8% per annum.

         GST is required to redeem the Redeemable Preferred Shares on February 28, 2004 (the "Mandatory Redemption Date") in cash at a redemption price of approximately $224,231 per share (the "Mandatory Redemption Price"); provided that to the extent GST is prohibited from paying such redemption price in cash, the holders of Redeemable Preferred Shares have the option to convert each Redeemable Preferred Share into a number of Common Shares equal to the Mandatory Redemption Price divided by 95% of the then market price for Common Shares. In the event GST is prevented from paying the redemption price for Redeemable Preferred Shares in cash and any holder of Redeemable Preferred Shares does not exercise such conversion option, GST has the option of extending the Mandatory Redemption Date to August 28, 2007. GST has the option of redeeming the Redeemable Preferred Shares at any time after February 28, 2000 in cash at a redemption price per Redeemable Preferred Share equal to the number of Common Shares into which such Redeemable Preferred Share is then convertible multiplied by the price at which such Redeemable Preferred Share would become subject to mandatory conversion. Under the terms of the Redeemable Preferred Shares, the holders thereof are entitled to designate for election one person to the Board of Directors of the Company. In June 1997, Joseph G. Fogg III, designee of the holders of the Redeemable Preferred Shares, was appointed to the Board of Directors of the Company.

         Redeemable Preferred Shares are convertible at the option of the holders into Common Shares at any time after February 28, 2000 or earlier upon a change of control of the Company. The holders of Redeemable Preferred Shares have the right to require the Company to repurchase their shares upon a change of control of the Company after February 28, 2002; prior to that time, holders have a right to convert their Redeemable Preferred Shares into Common Shares upon a change of control. Further, the Redeemable Preferred Shares are subject to mandatory conversion into Common Shares if the market price of Common Shares exceeds $15.925 per share (subject to adjustment) for a specified period after February 28, 2000.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS





         The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes by initial investors who acquire the Notes at original issue for cash in an amount equal to the original issue price. This summary is based on current provisions of the Code, applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Service and upon the facts concerning the Company as of the date hereof. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service or opinion of counsel has been or will be sought by the Company. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.



         This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of the Notes in light of their personal investment or tax circumstances, or to certain types of investors (including insurance companies, financial institutions, broker-dealers or tax-exempt organizations) subject to special treatment under the United States federal income tax laws. This discussion does not deal with special tax situations, such as the holding of the Notes as part of a straddle with other investments, or situations in which the functional currency of a holder who is a U.S. Holder (as defined below) is not the United States dollar. In addition, this discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code. In addition, the discussion below does not address the effect of any applicable state, local or foreign tax laws.

         As used in the discussion which follows, the term "U.S. Holder" means an initial beneficial owner of the Notes that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the administration of which is subject to primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions. The term "Non-U.S. Holder" means an initial beneficial owner of Notes that is, for United States federal income tax purposes, not a U.S. Holder.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

GENERAL


         Under applicable authorities, the Notes should be treated as indebtedness for United States federal income tax purposes. In the event the Notes are treated as equity, the amount of any actual or constructive distributions on any such Note would first be taxable to the holder as dividend income to the extent of the issuer's current and accumulated earnings and profits, and next would be treated as a return of capital to the extent of the holder's tax basis in the Note, with any remaining amount treated as gain from the sale of a Note. As a result, until such time as the issuer has earnings and profits as determined for United States federal income tax purposes, distributions on any Note treated as equity will be a nontaxable return of capital and will be applied against and in the case of actual distributions reduce the adjusted tax basis of such Note in the hands of its holder (but not below zero). Further, payments on the Notes treated as equity to Non-U.S. Holders would not be eligible for the portfolio interest exception from United States withholding tax, and dividends thereon would be subject to United States withholding tax at a flat rate of 30% (or lower applicable treaty rate) and gain from their sale or other taxable disposition might also be subject to United States tax. In addition, in the event of equity treatment, neither GST Network nor GST USA, as the case may be, would ever be entitled to deduct interest on the Notes for United States federal income tax purposes. The remainder of this discussion assumes that the Notes will constitute indebtedness of either GST Network or GST USA, as appropriate, for such tax purposes.



EXCHANGE OF NOTES



         A Holder should not recognize gain or loss on the exchange of Old Notes for New Notes pursuant to the Exchange Offer. A Holder's adjusted issue price, adjusted basis and holding period in a New Note should be the same as the Old Note exchanged therefor.


TAX CONSEQUENCES TO U.S. HOLDERS


         Original Issue Discount. The excess of a Note's "stated redemption price at maturity" over its "issue price" will generally constitute original issue discount ("OID") for United States federal income tax purposes. The stated redemption price at maturity of a Note will equal the sum of all cash payments due in respect of the Notes, whether denominated as principal or interest, other than payments of "qualified stated interest", which is defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments. The issue price of a Note is equal to the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) at which a substantial amount of the Notes is sold for money even if part of the issue is subsequently sold at a different price. Because interest on the Notes is not payable until 2003, the stated interest on the Notes will not be treated as qualified stated interest but will be added to the stated redemption price at maturity of the Notes. As a result, the Notes will be treated as having been issued with original issue discount equal to the excess of their stated redemption price at maturity (payments of stated interest and principal) over their issue price. Regardless of their method of accounting, U.S. Holders of the Notes will be required to include an amount equal to the sum of the "daily portions" of such OID attributable to each day during the taxable year on which the U.S. Holder holds the Note in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. Holders of the Notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.



         The Company does not intend to treat the possibility of an optional redemption or repurchase of the Notes as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of a Note. In the event that the interest rate on the Notes is increased, then such increased interest may be treated as increasing the amount of OID on the Notes, which would be includable by a U.S. Holder in income as such OID accrues, in advance of receipt of any cash payment thereof.


         Applicable High Yield Discount Obligations. The Notes will be "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, if the yield to maturity of such Notes exceeds the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. The appropriate AFR depends on the weighted average maturity of the Notes. If the Notes are AHYDOs, a portion of the OID that accrues on the Notes will not be deductible by the Company at any time. The non-deductible portion of the OID will be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Notes over the AFR plus six percentage points bears to
(ii) the yield to maturity of the Notes. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it will be treated as a dividend to holders of the Notes for purposes of the rules relating to the dividends received deduction for corporate holders. Any remaining OID on the Notes will not be deductible by the Company until such OID is paid.

         Sale or Other Disposition. In general, a U.S. Holder of Notes will recognize gain or loss upon the sale, exchange, redemption, or other taxable disposition of such Notes measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the U.S. Holder's adjusted tax basis in the Notes. In general, the adjusted tax basis of a Note will equal the purchase price of the Note, increased by amounts of OID previously included in income by the U.S. Holder, and decreased by payments received by the U.S. Holder in respect of the Note. Any such gain or loss will generally be capital gain or loss, provided the Notes have been held as capital assets. U.S. Holders taxed as individuals will be subject to U.S. federal income tax in respect of capital gains at varying rates depending upon the holding period. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.




TAX CONSEQUENCES TO NON-U.S. HOLDERS

         A Non-U.S. Holder will generally not be subject to United States federal income tax and/or United States federal withholding tax on interest paid on the Notes, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the voting stock of either GST Network or GST USA, (ii) the Non-U.S. Holder is not a bank, or a controlled foreign corporation that is related to either GST Network or GST USA (actually or constructively) through stock ownership, (iii) such interest is not effectively connected with a United States trade or business and (iv) either (a) the beneficial owner of the Notes certifies to the Issuer (GST Network or GST USA, as the case may be) or its agent, under penalties of perjury, that it is not a U.S. Holder and provides a completed IRS Form W-8 or substantially similar substitute form ("Certificate of Foreign Status") or (b) a securities clearing organization, bank or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes, certifies to the Issuer or its agent, under penalties of perjury, that it has received a Certificate of Foreign Status from the beneficial owner or that it has received from another financial institution a Certificate of Foreign Status and furnishes the payor with a copy thereof. A Non-U.S. Holder must inform GST Network, GST USA or any agent thereof of any change in the information provided on the Certificate of Foreign Status within 30 days of the change. A Non-U.S. Holder of a Note who does not meet these certification requirements generally would be subject to U.S. federal withholding at a flat rate of 30% (or a lower applicable treaty rate) on payments of interest on the Notes.

         If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, and, if a tax treaty applies, such interest is attributable to a U.S. permanent establishment maintained by such holder, such Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder delivers a properly completed IRS Form 4224 or applicable successor form), will be subject to U.S. federal income tax on such interest in essentially the same manner as a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. foreign branch profits tax equal to 30% of its effectively connected earnings and profits (subject to adjustment) for that taxable year, unless reduced or eliminated by an applicable income tax treaty.

         Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange, redemption or other disposition of Notes, unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (as evidenced by the delivery of a properly completed IRS Form 4224 or applicable successor form) and, if a treaty applies, the gain is generally attributable to the United States permanent establishment maintained by the Non-U.S. Holder, or
(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

         Notes held by an individual who is neither a citizen nor a resident of the United States for U.S. federal estate tax purposes at the time of such individual's death will not be subject to U.S. federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. federal withholding tax (without regard to the certification requirements) that is described above.

         Non-U.S. Holders should consult with their tax advisers regarding U.S. and foreign tax consequences with respect to the Notes.

EARNING STRIPPING RULES


         Under Section 163(j) of the Code, no deduction is allowed for "disqualified interest" paid or accrued by a corporation during a taxable year if (i) such corporation has "excess interest expense" (as defined by the Code generally to mean the excess, if any, of the corporation's net interest expense over 50% of the "adjusted taxable income" of the corporation) for the taxable year, and (ii) the ratio of debt to equity of such corporation, as of the close of the taxable year, exceeds 1.5 to 1. "Disqualified interest" includes any interest paid or accrued by a corporation with respect to debt that is guaranteed by a foreign person that is related to such corporation to the extent that no gross basis United States tax is imposed with respect to such interest.
Section 163(j) of the Code may apply to limit the deductibility of interest by GST USA or GST Network, as appropriate, with respect to the Notes.


BACKUP WITHHOLDING AND INFORMATION REPORTING

         "Backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. GST Network, GST USA, GST, any agent thereof, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if a U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders are not subject to the backup withholding and reporting requirements.


         Reports must be made annually to the IRS and to each non-U.S. Holder with respect to interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of the information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.


         Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by GST Network, GST USA or GST or any agent thereof (in its capacity as such) to a Holder of a Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in clause (iv) in the first paragraph under "Tax Consequences to Non-U.S. Holders" or has otherwise established an exemption (provided that neither the company nor such agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

         Payment of the proceeds from the sale by a non-U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or, (in the case of payments made after December 31, 1999 a foreign partnership with certain connections to the United States), U.S. information reporting, but not backup withholding, may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the Holder certifies as to its non-U.S. status or otherwise establishes an exemption from U.S.
information reporting and backup withholding.

         Any amounts withheld under the backup withholding rules from a payment to a Holder may be claimed as a credit against such Holder's U.S. federal income tax liability, provided that the required information is provided to the Service.

         THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

CERTAIN CANADIAN TAX CONSIDERATIONS


         No Canadian income tax will be payable by an investor who is a non-resident of Canada who exchanges Old Notes for New Notes pursuant to the Exchange Offer. This opinion does not apply to an investor who holds the Old Notes in the course of carrying on business in Canada.



         The following is a general summary of the principal Canadian federal income tax consequences to investors who acquire New Notes pursuant to the terms of this Exchange Offer.


         This summary is based upon the current provisions of the Income Tax Act (Canada) (the "Act") as in force from the date hereof, the regulations thereunder, any proposals to amend the Act or the Regulations announced by the date hereof by the federal Minister of Finance and counsel's understanding of the current administrative and assessing policies of Revenue Canada, Taxation. This description is not exhaustive of all Canadian federal income tax consequences and does not anticipate any changes in law whether by legislative, governmental or judicial action other than the passing of the proposed amendments in their present form, nor does it take into account provincial tax considerations that may differ significantly from those discussed herein.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE NOR SHOULD IT BE CONSTRUED TO BE LEGAL OR TAX ADVICE TO ANY INVESTOR. ACCORDINGLY, INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE CANADIAN INCOME TAX CONSEQUENCES ASSOCIATED WITH THEIR PARTICIPATION IN THIS OFFERING.

         The New Notes will be issued by GST Network in exchange for Old Notes having substantially identical terms. On May 1, 2003, the date by which the New Notes will accrete to their full principal amount at maturity, they will be unconditionally and irrevocably assumed by GST USA and guaranteed by GST. Neither GST nor GST USA will be liable on the New Notes until they are assumed. From and after May 1, 2003, each New Note will bear interest, payable in cash, at the rate specified in this Prospectus, payable on each May 1 and November 1.

A.       NON-RESIDENT NOTE HOLDERS

         This summary specifically does not apply to an investor who is a non-resident of Canada who holds the New Notes in the course of carrying on business in Canada.

         No Canadian income tax will be payable by an investor who is a non-resident of Canada who exchanges Old Notes for New Notes pursuant to the Exchange Offer.

         Provided that GST USA honors all of its obligations in respect of principal and interest payments due under the New Notes and GST USA does not carry on its business principally in Canada, no Canadian taxes will be payable in respect of such payments made by GST USA to holders of New Notes who are not residents of Canada for purposes of the Act. If, as a result of a default by GST USA, GST, as guarantor, makes payments under the New Notes, GST will be required to withhold and remit, on behalf of the holders of such New Notes, Canadian withholding tax at a rate of 25% of any amounts paid on account, in lieu of or in satisfaction of interest. In such circumstances, withholding tax will be payable in respect of both the interest that has accrued after May 1, 2003 and also the OID.

         The rate of withholding tax to be withheld and remitted by GST on behalf of the holders of New Notes may be reduced from 25% to some lesser rate in accordance with the provisions of any applicable tax treaty.

B.       CANADIAN RESIDENT NOTE HOLDERS

         This summary specifically does not apply to a Canadian resident investor that is a "financial institution" as defined in subsection 142.2(1) of the Act.

(i)  Disposition of Old Notes

         A Canadian resident holder of Old Notes who exchanges Old Notes for New Notes under the terms of the Exchange Offer and who holds the Old Notes as capital property will be deemed to have proceeds of the disposition of the Old Notes and a cost (measured in Canadian dollars) of the New Notes equal to the adjusted cost base (measured in Canadian dollars) of the Old Notes immediately before the exchange. As a result, no gain or loss will arise on the exchange. Some uncertainty attaches to this result as there is no determinative published administrative practice or jurisprudence relating to the exchange of accreting discount debts. If the exchange is not tax deferred, the investor will realize income and/or losses on the Old Notes similar to those described under the heading "Disposition of the New Notes," below and the cost of a New Note will be the Canadian dollar value of an Old Note at the time of the exchange.

(ii)  Interest Income

         A Canadian resident holder of New Notes who is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary is required to include in income for each taxation year the amount of interest accrued, deemed to accrue or paid on the New Note in that year, to the extent such interest was not included in income for a preceding taxation year. For these purposes, interest will be considered to accrue at a rate of 10 1/2% compounded annually with such accrual including the period in which the Old Notes were held by the investor. For taxation years in which an amount of interest not previously included in income is paid on the New Notes, such holders must include in income the amount of interest paid in the taxation year.

         A Canadian resident holder of New Notes who is an individual or a trust (other than one referred to above) that holds New Notes the day before each anniversary of the New Notes' issue is required to include in income each year interest that accrues or is deemed to accrue on the New Notes to that date to the extent such interest was not otherwise included in income for the year or a preceding year. For these purposes, interest will be considered to accrue at a rate of 10 1/2% compounded annually with such accrual including the period in which the Old Notes were held by the investor. For taxation years in which an amount of interest not previously included in income is paid on the New Notes, such holders must include in income the amount of interest paid in the taxation year.
         Any bonus or premium payable on New Notes held by Canadian residents will be deemed to be interest and will be required to be included in the holder's income.

(iii)  Income Denominated in U.S. Currency

         The amount of interest accrued or paid on a New Note that a Canadian resident holder is required to include in income will be the Canadian dollar equivalent of such interest at the time of accrual or payment. The terms of the New Notes require interest to be accrued and paid in U.S. currency. As a result, a Canadian resident holder of New Notes whose income inclusion in respect of accrued interest does not coincide with the stipulated payment dates for interest, may have a foreign exchange gain or loss when interest is paid. Any such gain or loss will be included in the holder's income on income account. Revenue Canada's administrative policy is to accept any method used to determine foreign exchange gains or losses on income transactions provided:

         (a) the method is in accordance with generally accepted accounting principles;

         (b) the same method is used for financial statement purposes and income tax purposes; and,

         (c) no reserve is claimed in respect of known or anticipated foreign exchange gains or losses that have occurred or may occur after the end of a taxation year.

(iv)  Disposition of the New Notes

         A Canadian resident holder of New Notes who assigns or transfers the New Notes or whose New Notes are redeemed or purchased by GST USA will be required to include in income for the year in which the disposition occurs the amount of interest accrued (including increases in Accreted Value) on the New Notes to the date of disposition, to the extent such amount has not been included in income for the year or a preceding year. Amounts received on the disposition in respect of interest that has previously been included in income will not be taxable (except that foreign exchange gains/losses may arise as described above). Where a Canadian resident holder of a New Note disposes of such New Note for proceeds equal to its fair market value and at the time of the disposition the total amount of interest previously included in the holder's income in respect of the New Note exceeds the amount that was received or became receivable by the holder at or prior to that time in respect of such interest, the holder is entitled to deduct from income an amount equal to the excess interest that was previously included in income and not received by the holder or recouped by him on the disposition of the New Note.

         In addition, a Canadian resident holder of New Notes who holds them as capital property may realize a capital gain (or capital loss) on the disposition of the New Notes equal to the amount by which the proceeds of disposition of such New Notes, excluding payments in respect of interest that has previously been included in income, net of any cost of disposition, exceeds (or is less than) the adjusted cost base of the New Notes to that holder. Generally, three-quarters of any capital gain realized on a disposition of the New Notes must be included in computing income for that year as a taxable capital gain. Three-quarters of any capital loss realized by a Canadian holder of New Notes on a disposition of such New Notes in a year may be deducted from the holder's taxable capital gains for that year.

         Any gain or loss to a Canadian resident who does not hold the New Notes as capital property will be on income account and will be fully included or deducted from income, as the case may be.

         The proceeds of disposition of New Notes to a Canadian resident holder thereof will be the Canadian dollar equivalent of the US dollar proceeds received as such amounts are determined at the time of the Notes' acquisition and disposition.

                              PLAN OF DISTRIBUTION


         Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an Affiliate of the Company) in connection with resales of such New Notes. GST Network has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.


         GST Network will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date, GST Network will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. GST Network has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         The Placement Agents have indicated to GST Network that they intend to effect offers and sales of the New Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, but is not obligated to do so and such market-making activities may be discontinued at any time. The Placement Agents may act as principal or agent in such transactions. There can be no assurance that an active market for the New Notes will develop.


                                  LEGAL MATTERS


         Certain legal matters in connection with the Notes are being passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, a Professional Corporation, Palo Alto, California, counsel to the Company. Certain Canadian tax matters are being passed upon for the Company by Thorsteinssons, Vancouver, British Columbia.


                                     EXPERTS


         The consolidated balance sheets of GST Telecommunications, Inc. and its subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1998, the three month period ended December 31, 1997 and each of the years in the two-year period ended September 30, 1997, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants. The consolidated balance sheet of GST USA, Inc. and its subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholder's equity (deficit) and cash flows for the year ended December 31, 1998, the three month period ended December 31, 1998 and 1997 and each of the years in the two-year period ended September 30, 1997, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants. The balance sheets of GST Network Funding, Inc. as of April 16, 1998 (date of inception) and December 31, 1998 and the statements of operations, shareholder's equity and cash flows for the period from April 16, 1998 (date of inception) to December 31, 1998 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

GST Network

         The General Corporation Law of the State of Delaware (the "Delaware Law") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Pursuant to the Delaware Law, GST Network has included in its Certificate of Incorporation and bylaws a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by the Delaware Law and to provide that GST Network shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law.

GST USA

         Pursuant to the Delaware Law, GST USA has included in its Certificate of Incorporation and bylaws a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by the Delaware Law and to provide that GST USA shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law.

GST

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of GST is insured or indemnified in any manner against liability which he may incur in his capacity as such.

              GST's authority to indemnify its directors and officers is governed by the provisions of Section 124 of the Canada Business Corporations Act (the "CBCA"), as follows:

              (1) Indemnification. Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

              (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

              (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

              (2) Indemnification in derivative actions. A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and
(b).

              (3) Indemnity as of right. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

         (a) was substantially successful on the merits in his defense of the action or proceeding, and

         (b)      fulfills the conditions set out in paragraphs (1)(a) and (b).


         (4) Directors' and officers' insurance. A corporation may purchase and maintain insurance for the benefit of any person referred to subsection (1) against any liability incurred by him


         (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

         (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

         (5) Application to court. A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

         (6) Notice to Director. An applicant under subsection (5) shall give the Director appointed under the CBCA notice of the application and the Director is entitled to appear and be heard in person or by counsel.

         (7) Other notice. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

         GST's by-laws provide that, subject to Section 124 of the CBCA, every director and officer of GST and his heirs, executors, administrators and other legal personal representatives shall be indemnified and held harmless from and against (a) any liability and all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office, and (b) all other costs, charges and expenses that he sustains or incurs in respect of the affairs of GST.


         GST maintains directors and officers liability and indemnity insurance policies in the amount of $40.0 million.


         GST also has indemnification agreements in place with certain of its directors and executive officers to indemnify them from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company, subject to Section 124 of the CBCA.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following is a complete list of Exhibits filed as a part of this Registration Statement, which are incorporated herein:

          1       Placement Agreement dated April 29, 1998, by and among GST
                  Network, GST, GST USA, and the Placement Agents (incorporated by reference to Exhibit 10.1 to GST's Current Report on Form
                  8-K dated May 4, 1998 (the "May 8-K").

         *3.1     Certificate of Incorporation of GST Network.

         *3.2     By-laws of GST Network.

         3.3      Certificate of Incorporation of GST USA, as amended
                  (incorporated by reference to Exhibit 3.3 to the Company's
                  Registration Statement on Form S-4 (File No. 333-33601) (the
                  "1997 S-4").

         3.4 By-laws of GST USA (incorporated by reference to Exhibit 3.4 to the 1997 S-4).

         3.5      Certificate of Incorporation of GST Telecommunications, Inc.
                  (incorporated by reference to Exhibit 3(a) to the Company's
                  Annual Report on Form 10-K for the fiscal year ended September
                  30, 1996).

         3.6      Amended and Restated By-laws of GST Telecommunications, Inc.
                  (incorporated by reference to Exhibit 3.1 to the Company's
                  Form S-3 (File No. 333-38091).

         4.1      Indenture dated as of May 4, 1998, by and among GST Network,
                  GST USA, GST and United States Trust Company of New York
                  (incorporated by reference to Exhibit 4.1 to the May 8-K).

         #5.1     Opinion of Wilson, Sonsini, Goodrich & Rosati, a Professional
                  Corporation

         #12.1    Statements re Computations of Ratios of GST

         #12.2    Statements re Computations of Ratios of GST USA

         #21.1    Subsidiaries of the Registrant

         #23.1    Consent of KPMG Peat Marwick LLP.

         #23.2    Consent of KPMG Peat Marwick LLP.

         #23.3    Consent of KPMG Peat Marwick LLP.

         #23.4    Consent of Wilson, Sonsini, Goodrich & Rosati, a Professional
                  Corporation (included in Exhibit 5.1 to this Registration
                  Statement).

         *23.6    Consent of Madson & Metcalf.

         *25      Statement of eligibility of trustee.

         99.1     Registration Rights Agreement dated May 4, 1998, by and among
                  GST Network, GST USA, GST and the Placement Agents
                  (incorporated by reference to Exhibit 10.2 to the May 8-K).

         99.2 Collateral Pledge and Security Agreement dated May 4, 1998, from GST Network to United States Trust Company of New York
                  (incorporated by reference to Exhibit 10.3 to the May 8-K).

         *99.3    Form of Letter of Transmittal for Tender of all outstanding
                  10-1/2% Senior Secured Discount Notes Due 2008 in exchange for
                  10-1/2% Senior Secured Discount Exchange Notes Due 2008 of GST
                  Network Funding, Inc.

         *99.4    Form of Tender for all outstanding 10-1/2% Senior Secured
                  Discount Notes Due 2008 in exchange for 10-1/2% Senior Secured
                  Discount Exchange Notes Due 2008 of GST Network Funding, Inc.

         *99.5 Form of Instruction to Registered Holder from Beneficial Owner of 10-1/2% Senior Secured Discount Notes due 2008 of GST
                  Network Funding, Inc.

         *99.6    Form of Notice of Guaranteed Delivery for outstanding 10-1/2%
                  Senior Secured Discount Notes Due 2008 in exchange for 10-1/2%
                  Senior Secured Discount Exchange Notes Due 2008 of GST Network
                  Funding, Inc.

*        Previously filed.

#        Filed herewith.


ITEM 22. UNDERTAKINGS.

(a)      The undersigned registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, GST Network Funding, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on April 30, 1999.


                            GST NETWORK FUNDING, INC.



                            By:  /s/ Joseph A. Basile, Jr.
                                 -------------------------
                                 Joseph A. Basile, Jr.
                                 Chief Executive Officer




         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities on April 30, 1999.



                 SIGNATURE                                                       TITLE
                 ---------                                                       -----

          /s/ Joseph A. Basile, Jr.
          -------------------------                  Chief Executive Officer, President (Principal Executive
          (Joseph A. Basile, Jr.)                    Officer) and Director


          /s/ Daniel L. Trampush                     Senior Vice President and Chief Financial Officer (Principal
          ----------------------                     Financial Officer)
           (Daniel L. Trampush)


          /s/ Robert A. Ferchat                      Chairman of the Board and Director
          ----------------------
           (Robert A. Ferchat)



          /s/ George B. Cobbe                        Director
          ----------------------
             (George B. Cobbe)







                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, GST USA, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on April 30, 1999.



                                       GST USA, INC.


                                       By:     /s/ Jopesh A. Basile, Jr.
                                                 -------------------------

                                                 Joseph A. Basile, Jr.
                                                 Chief Executive Officer




         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1999.




                 SIGNATURE                                                    TITLE
                 ---------                                                    -----
          /s/ Joseph A. Basile, Jr.                  Chief Executive Officer, President and Director (Principal
          ----------------------                     Executive Officer)
          (Joseph A. Basile, Jr.)


          /s/ Daniel L. Trampush                     Senior Vice President and Chief Financial Officer (Principal
          ----------------------                     Financial Officer)
            (Daniel L. Trampush)

          /s/ Robert A. Ferchat                      Chairman of the Board and Director
          ----------------------
            (Robert A. Ferchat)

          /s/ George B. Cobbe                        Director
          ----------------------
             (George B. Cobbe)




                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, State of Washington, on this 30th day of April, 1999.


                             GST TELECOMMUNICATIONS, INC.
                                               (Registrant)


                             By:    /s/ Robert A. Ferchat
                                  ------------------------------
                                  Robert A. Ferchat, Chairman of the Board



               Signature                                         Title                                Date
               ---------                                         -----                                ----
   /s/ Robert A. Ferchat                  Chairman of the Board and Director                       April 30, 1999
------------------------------
     (Robert A. Ferchat)


  /s/ Joseph A. Basile, Jr.               President, Chief Executive Officer (Principal            April 30, 1999
------------------------------            Executive Officer) and Director
    (Joseph A. Basile, Jr.)


  /s/  Daniel Trampush                    Senior Vice President and Chief Financial Officer        April 30, 1999
------------------------------            (Principal Financial Officer)
       (Daniel Trampush)


  /s/ Michael R. Vestal                   Treasurer (Principal Accounting Officer)                 April 30, 1999
------------------------------
     (Michael R. Vestal)


  /s/ Stanley M.D. Beck                   Director                                                         April 30, 1999
------------------------------
      Stanley M.D. Beck


  /s/ Roy Megarry                         Director                                                 April 30, 1999
------------------------------
       (Roy Megarry)


  /s/ George B. Cobbe                     Director                                                 April 30, 1999
------------------------------
     (George B. Cobbe)


  /s/ David W. Garrison                   Director                                                 April 30, 1999
------------------------------
   (David W. Garrison)

               Signature                                         Title                            Date
               ---------                                         -----                            ----

    /s/ Mitsuhiro Naoe                    Director                                        April 30, 1999
------------------------------
       (Mitsuhiro Naoe)


    /s/ Joseph G. Fogg, III               Director                                        April 30, 1999
------------------------------
       (Joseph G. Fogg, III)


The Company's Authorized Representative
in the United States

   /s/ Daniel L. Trampush
------------------------------
       Daniel L. Trampush


                          INDEX TO FINANCIAL STATEMENTS


GST NETWORK FUNDING, INC.                                                                PAGE
Independent Auditors' Report .....................................................        F-2

Balance Sheets at December 31, 1998 and April 16, 1998 ...........................        F-3

Statement of Operations for the period from April 16, 1998 (date of inception)
         to December 31, 1998 ....................................................        F-4

Statement of Shareholder's Deficit for the period from April 16, 1998 (date of
         inception) to December 31, 1998 .........................................        F-5

Statement of Cash Flows for the period from April 16, 1998 (date of inception)
         to December 31, 1998 ....................................................        F-6

Notes to Financial Statements ....................................................        F-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholder
GST Network Funding, Inc.:

We have audited the accompanying balance sheets of GST Network Funding, Inc. as of April 16, 1998 (date of inception) and December 31, 1998, and the related statements of operations, shareholder's deficit and cash flows for the period from April 16, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GST Network Funding, Inc. as of April 16, 1998 (date of inception) and December 31, 1998, and the results of its operations and its cash flows for the period from April 16, 1998 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                   [KPMG Peat Marwick LLP]


Portland, Oregon
April 12, 1999

                            GST NETWORK FUNDING, INC.

                                 Balance Sheets

                                 (In thousands)



                                                          DECEMBER 31,       APRIL 16,
                         ASSETS                               1998              1998
                                                           ---------         ---------
Current assets:
    Cash ..........................................        $      --         $       1
                                                           ---------         ---------

                                                                  --                 1

Restricted investments ............................          230,014                --
Notes receivable from parent ......................           71,342                --
Commitment fees receivable from parent ............           14,256                --
Interest receivable from parent ...................              852                --
Deferred financing costs, net .....................           10,285                --
                                                           ---------         ---------

                                                           $ 326,749         $       1
                                                           =========         =========

          LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
    Accrued liabilities ...........................               52                --
    Accrued interest payable ......................              396                --
    Accrued income taxes payable to parent ........            8,472                --
    Other payable to parent .......................              519                --
                                                           ---------         ---------

                                                               9,439                --
                                                           ---------         ---------

Long-term debt ....................................          320,997                --

Shareholder's deficit:
    Common stock:
      Authorized - $.01 par  value; authorized
        1,000 shares; 100 shares issued
        and outstanding ...........................               --
    Additional paid-in capital ....................            2,000                 1
    Accumulated deficit ...........................           (5,687)               --
                                                           ---------         ---------

                                                              (3,687)                1
                                                           ---------         ---------

                                                           $ 326,749         $       1
                                                           =========         =========


See accompanying notes to financial statements.

                            GST NETWORK FUNDING, INC.

                             Statement of Operations

                                 (In thousands)



                                                                       PERIOD FROM
                                                                     APRIL 16, 1998
                                                                        (DATE OF
                                                                     INCEPTION) TO
                                                                      DECEMBER 31,
                                                                          1998
                                                                     --------------
Revenues:
    Interest income ...........................................        $ 10,661
    Commitment fee income .....................................          14,256
                                                                       --------

              Total revenues ..................................          24,917

Operating costs and expenses:
    Interest expense ..........................................          22,132
                                                                       --------

              Income before income taxes ......................           2,785
                                                                       --------

Income tax expense:
    Current ...................................................           8,472
    Deferred ..................................................              --
                                                                       --------

              Net loss ........................................        $ (5,687)
                                                                       ========


See accompanying notes to financial statements.

                            GST NETWORK FUNDING, INC.

                       Statement of Shareholder's Deficit

                                 (In thousands)




                                                COMMON STOCK            ADDITIONAL                       TOTAL
                                           ----------------------        PAID-IN      ACCUMULATED    SHAREHOLDER'S
                                           SHARES         AMOUNT         CAPITAL        DEFICIT         DEFICIT
                                           -------        -------       ----------    -----------    -------------
Balance, at April 16, 1998
          (date of inception) .....            100        $    --        $     1        $    --         $     1

Capital investment by parent ......             --             --          1,999             --           1,999
Net loss ..........................             --             --             --         (5,687)         (5,687)
                                           -------        -------        -------        -------         -------

Balance, December 31, 1998 ........            100             --          2,000         (5,687)         (3,687)
                                           =======        =======        =======        =======         =======


See accompanying notes to financial statements.

                            GST NETWORK FUNDING, INC.

                             Statement of Cash Flows

                                 (In thousands)




                                                                       PERIOD FROM
                                                                      APRIL 16, 1998
                                                                         (DATE OF
                                                                      INCEPTION) TO
                                                                       DECEMBER 31,
                                                                           1998
                                                                      --------------
Operations:
    Net loss ...................................................        $  (5,687)
    Items not involving cash:
      Amortization of deferred financing costs .................              735
    Changes in non-cash operating working capital:
      Commitment fee receivable from parent ....................          (14,256)
      Interest receivable from parent ..........................             (852)
      Other accrued liabilities ................................               52
      Accrued interest payable .................................              396
      Accrued income taxes payable to parent ...................            8,472
      Other payable to parent ..................................              519
                                                                        ---------

              Cash used in operations ..........................          (10,621)
                                                                        ---------

Investing:
    Change in investments restricted for
      fixed asset purchases.....................................         (230,014)
    Notes receivable from parent ...............................          (71,342)
                                                                        ---------

              Cash used in investing activities ................         (301,356)
                                                                        ---------

Financing:
    Proceeds from issuance of long-term debt ...................          320,997
    Deferred debt financing costs ..............................          (11,020)
    Proceeds from investment by parent .........................            1,999
                                                                        ---------

              Cash provided by financing activities ............          311,976
                                                                        ---------

              Decrease in cash and
                cash equivalents ...............................               (1)

Cash and cash equivalents, beginning of period .................                1
                                                                        ---------

Cash and cash equivalents, end of period .......................        $      --
                                                                        =========

Supplemental disclosure of cash flow information:
    Cash paid for interest .....................................        $      --



See accompanying notes to financial statements.

                            GST NETWORK FUNDING, INC.

                          Notes to Financial Statements

                       April 16, 1998 to December 31, 1998

                                 (In thousands)




(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       DESCRIPTION OF THE COMPANY

       GST Network Funding, Inc. (the Company) was formed on April 16, 1998. The Company is a wholly-owned subsidiary of GST USA, Inc. (GST USA), which is a wholly-owned subsidiary of GST Telecommunications, Inc. (GST).

       The Company's operations are limited to (i) purchasing equipment, (ii) selling equipment to GST USA, (iii) receiving payments under intercompany notes, and (iv) making payments of interest and principal on senior secured notes.

       RESTRICTED INVESTMENTS

       The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.


       The Company classifies its restricted investments, consisting exclusively of U.S. Treasury securities, as available-for-sale. These investments are restricted for the purchase and installation of network assets. Restricted investments are recorded at amortized cost which approximates the fair value of such securities at December 31, 1998.


       DEFERRED FINANCING COSTS

       Deferred financing costs, consisting of legal, accounting and underwriting fees related to the May 1998 debt offering, have been deferred and are being amortized to interest expense over the life of the notes.

       INCOME TAXES

       The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                            GST NETWORK FUNDING, INC.

                                 (In thousands)



       FINANCIAL INSTRUMENTS

       The carrying amounts reported in the balance sheet for cash and accrued liabilities approximate fair values due to the short maturity of those instruments.

       The carrying value and estimated fair value of the Company's long-term debt were $320,997 and $239,555, respectively, at December 31, 1998. The fair value of the Company's long-term debt was estimated based on quoted market prices.

       Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 (2)     FINANCING ARRANGEMENTS

       LONG-TERM DEBT

       The Company's long-term debt consists of the following at December 31, 1998:

      Senior secured discount notes, interest at 10.5% with semiannual interest
          payments due commencing November 1, 2003, principal due May 1, 2008.............        $320,997
                                                                                                  ========

       ISSUANCE OF SENIOR SECURED NOTES

       The Company completed a private placement (the May Offering) under an indenture (the Indenture) dated May 4, 1998 of $500,000 aggregate principal amount at maturity ($299,995 initial accreted value) of 10.5% senior secured discount notes due 2008 (the Notes). The Notes were sold at a substantial discount, and there will be no accrual of interest prior to May 2003 and no cash payment of interest until November 2003. The net proceeds from the sale of the Notes, approximately $288,900, are restricted for the acquisition of telecommunications equipment and other related costs as defined in the Indenture. The Notes are subject to certain debt covenants.

                            GST NETWORK FUNDING, INC.

                                 (In thousands)



       Pursuant to the Indenture, all purchased equipment will be sold to GST USA for use in its telecommunications operations. In exchange for the purchased equipment , GST USA will issue to the Company intercompany notes due May 1, 2003 (the Intercompany Notes). Additionally, in consideration for the Company making the net proceeds from the Notes available to GST USA and for the Company facilitating the purchase of GST USA's equipment, on each May 1 and November 1, GST USA will pay to the Company a commitment fee equal to 4.5% per annum of the amount by which the $500,000 principal amount at maturity exceeds the amount of the Intercompany Notes then outstanding. The commitment fee will be paid semiannually, commencing November 1, 1998, by GST USA issuing promissory notes due May 1, 2003 (the Fee Notes) to the Company in the amount of such fees. The Fee Notes and Intercompany Notes will bear interest at 12.5% per annum, compounding semiannually, and will be guaranteed by GST. The Notes are secured by the restricted investment securities purchased with the proceeds from the sale of the Notes, and will be secured by any equipment purchased with such proceeds, the Fee Notes and Intercompany Notes.

       The Indenture provides that GST USA will assume and become a direct obligor on the Notes and GST will guarantee the Notes on May 1, 2003, or earlier if permitted by the terms of their existing debt. Once assumed, the Notes will be senior secured indebtedness of GST USA and the note guarantee will be senior unsecured indebtedness of GST.

       The Notes are redeemable at the option of GST USA, in whole or in part, at any time, on or after May 1, 2003 initially at 105.25% of their principal amount at maturity, plus accrued and unpaid interest, declining ratably to 100% on or after May 1, 2006. If on May 1, 2003, GST USA is prohibited from assuming all of the Notes, the Company will redeem the portion of the Notes that cannot be assumed at 105.25% of their principal amount at maturity, plus accrued interest and unpaid interest.

       The Company is a party to a registration rights agreement relating to the Notes whereby it agreed to consummate an exchange offer for the Notes pursuant to an effective registration statement or cause the Notes to be registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement by November 4, 1998. Although the Company has filed a registration statement on Form S-4 with respect to an exchange offer for the Notes, it has not yet been declared effective. Therefore, in accordance with the terms of the registration rights agreement, interest (in addition to the accrual of original issue discount and interest otherwise due on the Notes after such date) on the Notes will accrue at an annual rate of 0.5%, beginning November 4, 1998, and is payable in cash semiannually in arrears, on each May 1 and November 1, commencing May 1, 1999, until such exchange offer is consummated or a shelf registration statement is declared effective. At December 31, 1998, the Company had accrued $396 in additional interest related to the Notes.

                            GST NETWORK FUNDING, INC.

                                 (In thousands)





       DEBT COVENANTS AND CLASSIFICATION OF LONG TERM DEBT

       In November 1998, the Company informed the Trustee who represents the holders of the Notes that it may have violated certain technical covenants contained in the indenture related to such notes. In February 1999, the Trustee informed the note holders of the potential violations. The note holders have not declared a default, as defined within the indentures of the Notes. The Company has classified the related debt obligations as non-current in the accompanying balance sheets as management believes it is probable that, in the event the note holders declare a default, the Company would be able to take corrective actions to cure, within the prescribed grace period, those technical violations deemed objectively-determinable.


(3)      RELATED PARTY TRANSACTIONS

       The Company acts as a purchasing agent for GST USA and sells to GST USA the equipment it purchases with the proceeds from the 1997 Offering. The note receivable from parent of $71,342 at December 31, 1998 represents equipment purchases for GST USA and compounded interest. The note receivable is guaranteed by GST and bears interest at 12.5%, compounded semiannually on May and November 1, and is payable in full on May 1, 2003. Interest income earned on the notes receivable from parent totaled $743 for the period from April 16, 1998 (date of inception) to December 31, 1998.

       As discussed in note 2, GST USA pays a commitment fee to the Company in consideration for the Company facilitating the purchase of equipment for GST USA. Commitment fee income totaled $14,256 and interest income on Fee Notes totaled $230 for the period from April 16, 1998 (date of inception) to December 31, 1998.

       The payable to parent of $519 at December 31, 1998 consists of cash advances from GST USA for the purchase of equipment and the payment of expenses related to the May Offering.


(4)      INCOME TAXES

       Income tax expense for the period from April 16, 1998 (date of inception) to December 31, 1998 consists of:

                                              CURRENT      DEFERRED        TOTAL
         Federal .....................        $8,472        $   --        $8,472
         State .......................            --            --            --
                                              ------        ------        ------

                                              $8,472        $   --        $8,472
                                              ======        ======        ======

                            GST NETWORK FUNDING, INC.

                                 (In thousands)



       The provision for income taxes differs from the "expected" amount computed by applying the U.S. federal corporate rate as follows:

                                                                        PERIOD FROM
                                                                      APRIL 16, 1998
                                                                         (DATE OF
                                                                       INCEPTION) TO
                                                                       DECEMBER 31,
                                                                           1998
                                                                      --------------
    Computed "expected" income
    tax expense ..........................................                $  947
    Effect of change in valuation
    allowance ............................................                 7,525
                                                                          ------

    Actual tax expense ...................................                $8,472
                                                                          ======

       The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1998 are derived primarily from interest expense not currently deductible for tax purposes. Gross deferred tax assets and liabilities amount to $7,525 at December 31, 1998.

       The valuation allowance for deferred tax assets as of December 31, 1998 was $7,525. The net change in the total valuation allowance for the period from April 16, 1998 (date of inception) to December 31, 1998 was an increase of $7,525.

                                  EXHIBIT INDEX


1        Placement Agreement dated April 29, 1998, by and among GST Network,
         GST, GST USA, and the Placement Agents (incorporated by reference to
         Exhibit 10.1 to GST's Current Report on Form 8-K dated May 4, 1998 (the
         "May 8-K").

*3.1     Certificate of Incorporation of GST Network.

*3.2     By-laws of GST Network.

3.3 Certificate of Incorporation of GST USA, as amended (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-4 (File No. 333-33601) (the "1997 S-4").

3.4      By-laws of GST USA (incorporated by reference to Exhibit 3.4 to the
         1997 S-4).

3.5      Certificate of Incorporation of GST Telecommunications, Inc.
         (incorporated by reference to Exhibit 3(a) to the Company's Annual
         Report on Form 10-K for the fiscal year ended September 30, 1996).

3.6      Amended and Restated By-laws of GST Telecommunications, Inc.
         (incorporated by reference to Exhibit 3.1 to the Company's Form S-3
         (File No. 333-38091).

4.1      Indenture dated as of May 4, 1998, by and among GST Network, GST USA,
         GST and United States Trust Company of New York (incorporated by reference to Exhibit 4.1 to the May 8-K).

#5.1    Opinion of Wilson, Sonsini, Goodrich & Rosati, a Professional
         Corporation

#12.1   Statements re Computations of Ratios of GST

#12.2    Statements re Computations of Ratios of GST USA

#21.1    Subsidiaries of the Registrant

#23.1    Consent by KPMG Peat Marwick LLP.

#23.2    Consent of KPMG Peat Marwick LLP.

#23.3    Consent of KPMG Peat Marwick LLP.

#23.4    Consent of Wilson, Sonsini, Goodrich & Rosati, a Professional
         Corporation (included in Exhibit 5.1 to this Registration Statement).

*23.6    Consent of Madson & Metcalf.

*25      Statement of eligibility of trustee.

99.1     Registration Rights Agreement dated May 4, 1998, by and among GST
         Network, GST USA, GST and the Placement Agents (incorporated by reference to Exhibit 10.2 to the May 8-K).

99.2     Collateral Pledge and Security Agreement dated May 4, 1998, from GST
         Network to United States Trust Company of New York (incorporated by reference to Exhibit 10.3 to the May 8-K).


*99.3    Form of Letter of Transmittal for Tender of all outstanding 10-1/2%
         Senior Secured Discount Notes Due 2008 in exchange for 10-1/2% Senior
         Secured Discount Exchange Notes Due 2008 of GST Network Funding, Inc.

*99.4    Form of Tender for all outstanding 10-1/2% Senior Secured Discount
         Notes Due 2008 in exchange for 10-1/2% Senior Secured Discount Exchange
         Notes Due 2008 of GST Network Funding, Inc.

*99.5    Form of Instruction to Registered Holder from Beneficial Owner of
         10-1/2% Senior Secured Discount Notes due 2008 of GST Network Funding,
         Inc.

*99.6    Form of Notice of Guaranteed Delivery for outstanding 10-1/2% Senior
         Secured Discount Notes Due 2008 in exchange for 10-1/2% Senior Secured
         Discount Exchange Notes Due 2008 of GST Network Funding, Inc.


*   Previously filed.
#   Filed herewith.


                                      126